Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

USA RARE EARTH, INC.,

MIDDLEBURY MERGER SUB LTD.,

SVRE HOLDINGS LTD.,

SERRA VERDE RARE EARTHS LTD.,
AS SELLER REPRESENTATIVE

i

Article III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		33
3.1	Organization; Power	33
3.2	Capitalization.	33
3.3	Authorization	34
3.4	No Conflict; Required Filings and Consents	35
3.5	Brokerage	35
3.6	Valid Issuance; Sufficiency of Funds	35
3.7	SEC Reports; Nasdaq Listing.	36
3.8	Internal Controls and Procedures	37
3.9	Absence of Certain Changes of Events	37
3.10	No Undisclosed Liabilities	37
3.11	Compliance with Law; Permits; Sanctions	37
3.12	Legal Proceedings; Orders	38
3.13	Intellectual Property	39
3.14	Environmental Matters	40
3.15	DWAC	41
3.16	Merger Sub Formation	42
3.17	Parent Stock	42
3.18	Information Supplied	42
3.19	Required Vote	42
3.20	Tax Matters.	42
3.21	Data Privacy	43
3.22	Real Property Interests	44
3.23	Employee Matters.	45
3.24	Parent Loan Agreement	46
3.25	Insurance	46
3.26	No Other Representations; No Reliance	46

Article IV. PRE-CLOSING COVENANTS		47
4.1	Conduct of Business by the Company	47
4.2	Access to Information	50
4.3	Governmental Approvals	51
4.4	Consents	52
4.5	Notice of Developments	53
4.6	Termination of Certain Related-Party Arrangements	53
4.7	Efforts; Cooperation	53
4.8	Representations and Warranties Insurance	54
4.9	Preparation of the Proxy Statement; Parent Stockholder Meetings	54
4.10	Audit Information	56
4.11	Data Room Information	56
4.12	Conduct of Business by Parent and Merger Sub	56
4.13	Voting and Support Agreement	57
4.14	Director and Officer Resignations	57
4.15	Real Property Holding Corporation	58
4.16	Shelf Registration Statement	58
4.17	Retained Finance Agreement; Royalty Agreements.	58

Article V. ADDITIONAL AGREEMENTS		59
5.1	Tax Matters	59
5.2	Directors’ and Officers’ Liability	60
5.3	Confidentiality	61
5.4	Confidentiality of Terms of Transaction, Etc	62
5.5	Use of Corporate Name or Trade Name	62
5.6	Book-Entry; Legends.	62
5.7	Further Actions	63
5.8	Employee Matters	63
5.9	280G Shareholder Approval	64
5.10	Parent Board Appointments	65
5.11	BVI Shareholder Consent	65

Article VI. CONDITIONS TO CONSUMMATION OF THE MERGER		65
6.1	Conditions to Obligation of Parent and Merger Sub	65
6.2	Conditions to Obligation of the Company	67

Article VII. TERMINATION		69
7.1	Termination	69
7.2	Effect of Termination	70

Article VIII. DEFINITIONS		71
8.1	Interpretation	71
8.2	Certain Definitions	71
8.3	Additional Definitions	86

Article IX. SURVIVAL AND RELEASE		88
9.1	Survival	88
9.2	“As Is” Acquisition	89
9.3	Waiver and Release	90
9.4	No Recourse	92

Article X. MISCELLANEOUS		93
10.1	No Third-Party Beneficiaries	93
10.2	Special Rule for Fraud	93
10.3	Entire Agreement	93
10.4	Successors and Assigns	93
10.5	Counterparts	93
10.6	Titles	93

10.7	Notices	94
10.8	Governing Law	95
10.9	Consent to Jurisdiction	95
10.10	Waiver of Trial by Jury	96
10.11	Amendment or Modification	96
10.12	Waivers	96
10.13	Specific Performance	96
10.14	Cumulative Remedies	97
10.15	Press Releases	97
10.16	Expenses	97
10.17	Construction	97
10.18	Severability of Provisions	98
10.19	Representation by Counsel	98
10.20	Seller Representative	98
10.21	Agreement Acknowledgment and Joinder	100
10.22	Legal Representation	101

Annexes:

Annex I	Key Employees

Exhibits:
Exhibit A	Form of Lockup Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Map of Mineral Proceedings
Exhibit D	Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company
Exhibit E	Form of Paying Agent Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	Illustrative Funds Flow
Exhibit H	Form of Equity Award Acknowledgment

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of April 19, 2026, by and among (i) USA Rare Earth, Inc., a Delaware corporation (“Parent”), (ii) Middlebury Merger Sub Ltd., a business company limited by shares incorporated under the laws of the British Virgin Islands and an indirect, wholly owned Subsidiary of Parent (“Merger Sub”), (iii) SVRE Holdings Ltd., a business company limited by shares incorporated under the laws of British Virgin Islands (the “Company”), and (iv) Serra Verde Rare Earths Ltd., a company incorporated and existing under the laws of the British Virgin Islands, solely in its capacity as the representative of the Company Shareholders (the “Seller Representative”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article VIII.

RECITALS

A. The parties desire to effect a merger of the Company with and into Merger Sub (the “Merger”) pursuant to which, on the Closing Date and subject to the terms and conditions set forth in this Agreement and in accordance with the BVI Business Companies Act (As Revised) (the “BVI Act”), the Company shall cease to exist and Merger Sub shall be the Surviving Company (as defined below) and remain an indirect, wholly owned Subsidiary of Parent.

B. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, the individuals identified on Annex I (the “Key Employees”) have executed a letter agreement related to their employment (each an “Employment Agreement” and, collectively, the “Employment Agreements”), each to become effective at the Closing.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent are entering into a voting and support agreement (the “Voting and Support Agreement”) pursuant to which such stockholders are agreeing, among other things, on the terms and subject to the conditions of such Voting and Support Agreement, to vote such stockholder’s shares in Parent in favor of the approval of the transactions contemplated by this Agreement.

D. The board of directors of each of the Company and Merger Sub has unanimously (i) determined that it is in the best interests of the Company and Merger Sub, respectively, to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and that, having regard to the benefit to the Company as a whole, the Merger is fair to the Company Shareholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, and (iii) in the case of the Company, resolved to recommend approval and adoption of, by way of resolution of members, this Agreement, the Plan of Merger and the Merger by the Company Shareholders, and in the case of Merger Sub, resolved to recommend approval and adoption of this Agreement, the Plan of Merger and the Merger by the sole shareholder of Merger Sub.

E. The board of directors of Parent has unanimously (i) determined that it is in the best interests of Parent to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, and that, having regard to the benefit to Parent as a whole, the Merger is fair to the stockholders of Parent, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, and (iii) resolved to recommend approval of the issuance of Parent Stock pursuant to this Agreement by the stockholders of Parent.

F. Concurrently with the execution and delivery of this Agreement, the Company has delivered, or caused to be delivered, to Parent a written acknowledgment of payment, in form and substance reasonably satisfactory to Parent (the “Orion Acknowledgment of Payment”), duly executed by Orion, pursuant to which Orion acknowledges and agrees that the Orion Payment constitutes full and final satisfaction of all of Orion’s remaining rights and obligations with respect to the Class A Preferred Stock of the Company, including any and all accrued but unpaid dividends, liquidation preferences, or other entitlements arising therefrom.

G. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Parent written evidence of the approval and adoption of this Agreement by the Requisite Sellers (the “Seller Written Consent”).

H. For U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (by reason of Section 368(a)(2)(D) of the Code), and that this Agreement constitute, and be adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
THE MERGER; CLOSING

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BVI Act, the Company shall be merged with and into Merger Sub at the Effective Time (Merger Sub and the Company sometimes being referred to herein as the “Merger Constituent Companies”). Following the Effective Time, the separate existence of the Company shall cease, the Company shall be struck off the BVI Register of Companies in accordance with the BVI Act and Merger Sub shall continue as the surviving BVI business company of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the BVI Act. The Merger shall have the effects provided in this Agreement and as specified in the BVI Act.

(a) Effects of the Merger. At and after the Effective Time: (i) the Surviving Company shall become liable for all claims, debts, liabilities and obligations of each Merger Constituent Company; (ii) the Surviving Company shall have all rights, privileges, immunities, powers, objects and purposes of each Merger Constituent Company; and (iii) assets of every description, including choses in action and the business of each of the Merger Constituent Companies, immediately vests in the Surviving Company.

(b) Effective Time. Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, at the Closing, Parent, Merger Sub and the Company shall (i) execute a plan of merger in the form required by the BVI Act (the “Plan of Merger”), (ii) cause articles of merger in the form required by the BVI Act (the “Articles of Merger”) (which append the Plan of Merger) to be filed with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”) as provided in the applicable provisions of the BVI Act and (iii) make any and all other filings or recordings required under the BVI Act in connection with the Merger, including the filing of a letter from the Company’s registered agent confirming it has no objections to the Merger. The Merger shall become effective at the time when the Articles of Merger have been duly registered by the Registrar or at such later time as may be agreed by Parent and the Company in writing not being a date exceeding thirty (30) days following registration of the Articles of Merger by the Registrar (subject to the requirements of the BVI Act) and stated in the Articles of Merger (the “Effective Time”).

(c) Organizational Documents of the Surviving Company. At the Effective Time, the memorandum of association and articles of association of Merger Sub shall be amended and restated in their entirety as set forth in Exhibit D attached hereto, and, as so amended and restated, shall be the memorandum of association and articles of association of the Surviving Company until thereafter amended as provided therein and in accordance with applicable Law.

(d) Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company until such director’s successor is duly elected or appointed and qualified or such director’s earlier resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company until such officer’s successor is duly elected or appointed and qualified or such officer’s earlier resignation or removal.

1.2 Treatment of Warrants.

(a) Treatment of DFC Warrants. The parties acknowledge and agree that the DFC Warrants will be automatically exercised and converted into Shares in accordance with their respective terms immediately prior to the Closing.

(b) Treatment of Shareholder Warrants. The parties acknowledge and agree that the Company Shareholder Warrants will be automatically exercised and converted into Shares in accordance with their respective terms immediately prior to the Closing.

1.3 Effect on Shares; Treatment of Company Equity Awards.

(a) Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each Share issued and outstanding as of immediately prior to the Effective Time shall be canceled and extinguished and, after giving effect to the Orion Payment and the exercise of the DFC Warrants and Company Shareholder Warrants contemplated by Section 1.2, each holder of Shares shall be entitled to receive, at the Closing, (A) a payment by wire transfer of immediately available funds to the account(s) designated by the Company in the Closing Payment Certificate, of the portion of the Aggregate Cash Merger Consideration such holder is entitled to receive in accordance with the Funds Flow, which amounts shall be calculated in accordance with the Charter, applicable Law and any Contracts or other agreements governing or otherwise applicable to the preparation of the Funds Flow and (B) the portion of the Aggregate Stock Merger Consideration such holder is entitled to receive in accordance with the Funds Flow, which amounts shall be calculated in accordance with the Charter, applicable Law and any Contracts or other agreements governing or otherwise applicable to the preparation of the Funds Flow, in each case without any deduction, offset or withholding except as expressly required pursuant to Section 1.7.

(b) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly exercised such holder’s right to dissent from the Merger pursuant to Section 179 of the BVI Act and has not effectively withdrawn or lost such right (such Shares, “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration in accordance with Section 1.3(a), but instead the holder thereof shall only be entitled to such rights as are granted by Section 179 of the BVI Act. If any such holder fails to perfect or otherwise loses or withdraws such holder’s right to dissent, then as of the later of (i) the Effective Time and (ii) the occurrence of such event, such holder’s Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.3(a), without interest thereon.

(c) Cancellation of Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each Share held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time (collectively, “Cancelled Shares”) shall be canceled and extinguished without any conversion thereof and no consideration, payment or distribution shall be made with respect thereto.

(d) Conversion of Merger Sub Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each issued share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Company. After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Company.

(e) Treatment of Company Options.

(i) At the Effective Time, each Company Option that is not a Performance-Vesting Option, shall automatically, without any action by Parent, the Company or any holder of such Company Option, become fully-vested and then cancelled and converted on a cashless exercise basis (i.e. net of any applicable exercise price for such Company Options) into the right of such holder of such Company Option to receive (A) the portion of Aggregate Cash Merger Consideration that such holder is entitled to receive in accordance with the Funds Flow, and (B) the portion of Aggregate Stock Merger Consideration that such holder is entitled to receive in respect of such Company Options in accordance with the Funds Flow, in each case, subject to any applicable Tax withholdings and deductions in accordance with Section 1.7. The consideration payable pursuant to clause (A) shall be funded by the Paying Agent but remitted through the payroll system of the Company or a Company Subsidiary, as applicable, with the first payroll payments processed after ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time. The consideration payable pursuant to clause (B) above shall be issued no later than ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time.

(ii) At the Effective Time, each unvested Company Option that is held by a Continuing Service Provider and is subject to performance-vesting conditions as of immediately prior to the Effective Time (i.e. solely those vesting tranches where the applicable performance period has not ended as of the Effective Time) (the “Performance-Vesting Options”) shall automatically, without any action by Parent, the Company or any holder of such Company Option, be cancelled, extinguished, substituted with an award of restricted stock units denominated in shares of Parent Stock (each, a “Substituted RSU Award”), pursuant to Parent’s applicable equity incentive plan (as amended from time to time, the “Parent Equity Plan”). Each Substituted RSU Award shall be subject to the terms and conditions set forth in the Parent Equity Plan and Parent’s standard form of restricted stock unit agreement for similarly situated grantees, as may be adopted, revised and modified from time to time by Parent, except that, upon the involuntary termination of employment of a holder of Substituted RSU Awards on or following the Closing Date by Parent, or by the applicable Subsidiary of Parent that employs the individual, without “Cause” or due to death or “Disability”, the Substituted RSU Awards held by such holder shall automatically vest. “Cause” and “Disability” shall have such meanings as set forth in the Parent Equity Plan, but without regard to the first clause therein referring to such definitions as set forth in an employment or similar agreement. Each Substituted RSU Award shall be comprised of that number of restricted stock units denominated in shares of Parent Stock equal to the quotient (rounded down to the nearest whole number) calculated by dividing (A) the product of (x) the number of unvested shares underlying the Performance-Vesting Option (assuming 100% achievement of the Balanced Performance Index (as defined in the award agreement evidencing such Performance-Vesting Option)) immediately before the Effective Time multiplied by (y)(1) the per share gross value attributed in the Funds Flow to a Company Option in (e)(i) above, less (2) the exercise price per share of such Performance-Vesting Option, by (B) the Parent Specified Stock Price. Such Substituted RSU Award will be subject to time-based vesting and shall vest subject to the holder’s continued service with Parent (or any applicable affiliate thereof, including the Company and Company Subsidiaries) through the same year-end vesting dates (for clarity, December 31, 2026 for the vesting tranche subject to the achievement of the Balanced Performance Index for 2026 and December 31, 2027 for the vesting tranche subject to the achievement of the Balanced Performance Index for 2027). Notwithstanding the foregoing, the method of substituting each Performance-Vesting Option into a Substituted RSU Award shall be determined in a manner consistent with the requirements of applicable Law, and any amounts or shares delivered upon the vesting or settlement of a Substituted RSU Award may be reduced by any applicable Tax withholdings and deductions in accordance with Section 1.7.

(f) Treatment of Company RSUs. At the Effective Time, each Company RSU, whether vested or unvested, shall automatically, without any action by Parent, the Company or any holder of such Company RSU, become fully vested and then cancelled and converted into the right of such holder of such Company RSU to receive (A) the portion of Aggregate Cash Merger Consideration that such holder is entitled to receive in accordance with the Funds Flow, and (B) the portion of Aggregate Stock Merger Consideration that such holder is entitled to receive in respect of such Company RSUs in accordance with the Funds Flow, in each case, subject to any applicable Tax withholdings and deductions in accordance with Section 1.7. The consideration payable pursuant to clauses (A) shall be funded by the Paying Agent but remitted through the payroll system of the Company or a Company Subsidiary, as applicable, with the first payroll payments processed after ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time. The consideration payable pursuant to clause (B) above shall be issued no later than ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time.

(g) Treatment of Company SARs. At the Effective Time, each Company SAR, whether vested or unvested, shall automatically, without any action by Parent, the Company or any holder of such Company SAR, become fully vested and then cancelled and converted on a cashless exercise basis (i.e. net of the applicable reference price for such Company SARs) into the right of such holder of such Company SAR to receive (A) the portion of Aggregate Cash Merger Consideration that such holder is entitled to receive in accordance with the Funds Flow, and (B) the amount of Aggregate Stock Merger Consideration that such holder is entitled to receive in respect of such Company SARs in accordance with the Funds Flow, in each case, subject to any applicable Tax withholdings and deductions in accordance with Section 1.7. The consideration payable pursuant to clause (A) shall be funded by the Paying Agent but remitted through the payroll system of the Company or a Company Subsidiary, as applicable, with the first payroll payments processed after ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time. The consideration payable pursuant to clause (B) above shall be issued no later than ten (10) Business Days following the later of the date the holder delivers an executed Equity Award Acknowledgment to the Company and the Effective Time.

(h) Equity Award Acknowledgments. No later than ten (10) Business Days prior to the anticipated Effective Time, the Company shall deliver, and shall cause each applicable Company Subsidiary to deliver, to each holder of Company Options, Company RSUs and Company SARs an Equity Award Acknowledgment in the form attached hereto as Exhibit H (“Equity Award Acknowledgment”). The Company shall, and shall cause any Company Subsidiary to use commercially reasonable efforts to obtain from each holder of each such Company Options, Company RSUs and Company SARs an executed Equity Award Acknowledgment. Notwithstanding anything to the contrary set forth herein, no holder of Company Options, Company RSUs or Company SARs shall be entitled to receive any Merger Consideration in respect of such Company Options, Company RSUs or Company SARs unless and until such holder has timely delivered an executed Equity Award Acknowledgment to the Company.

(i) Company Equity Plan Termination. The Company shall, prior to the Effective Time, (i) take or cause to be taken all actions, as may be required, including delivering an Equity Award Acknowledgment to each holder of a Company Option, Company RSU and Company SAR, obtaining appropriate resolutions of the Company Board of Directors and providing all notices and obtaining all consents, to give effect to the treatment of the Company Equity Awards as provided herein, and (ii) upon written request from Parent at least ten (10) Business Days prior to the Closing Date, terminate the Company Equity Plan effective as of the Closing.

(j) Fractional Shares. No fractional shares of Parent Stock shall be issued, and any fractional shares of Parent Stock otherwise issuable to a Company Shareholder or Company Equity Award Holder shall be rounded to the nearest whole share (after aggregating all fractional shares of Parent Stock otherwise issuable to such Company Shareholder or Company Equity Award Holder).

(k) Anti-Dilution Adjustments. The number of shares of Parent Stock to be issued pursuant to this Agreement shall be proportionately adjusted to reflect any stock split, combination of shares, stock dividend, reorganization, recapitalization or other similar event affecting Parent Stock occurring after the date of this Agreement and prior to the Effective Time so as to provide the Company Shareholders the same economic effect as contemplated by this Agreement prior to such change.

1.4 Merger Consideration.

(a) Closing Payment Certificate. Not more than ten (10) Business Days (but at least five (5) Business Days) prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent a certificate (the “Closing Payment Certificate”), setting forth (i) the Company’s calculation of (A) the Merger Consideration, (B) the Aggregate Cash Merger Consideration, (C) the Aggregate Stock Merger Consideration, and (D) the Orion Payment; and (ii) a funds flow memorandum setting forth payment instructions and call back information with respect to each payment to be made pursuant to this Agreement or otherwise by or for the benefit of the Company on the Closing Date, together with a signed letter on each payment recipient’s letterhead which references the applicable wire instructions set forth in the Funds Flow and includes a call-back person (other than the signatory of such letter) which letter, in respect of any recipient of transaction expenses, provides that upon payment of such amount, all amounts due to such payee by the Company for services rendered in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (whether rendered prior to or after the Closing) shall be paid in full; (iii) the aggregate amount to be paid to each Company Shareholder and Company Equity Award Holder at Closing in accordance with this Agreement; (iv) with respect to each Company Option, the number of Shares subject thereto, the number of Shares subject thereto that are vested and unvested (including the number of unvested shares underlying the Performance-Vesting Option (assuming 100% achievement of the Balanced Performance Index (as defined in the award agreement evidence such Performance-Vesting Option), the vesting schedule, the exercise price, the Tax status of such Company Option, and whether the holder thereof is an Accredited Investor; (v) with respect to each Company RSU, the number of Shares subject thereto, the number of Shares subject thereto that are vested and unvested, the vesting schedule; (vi) with respect to each Company SAR, the number of stock appreciation rights granted thereto, the number of stock appreciation rights that are vested and unvested, the vesting schedule, the reference price, and the Tax status of such Company SAR; and (vii) each Company Shareholder’s Pro Rata Share. The Company shall deliver supporting calculations and documentation of such calculations concurrently with the delivery of such Closing Payment Certificate (the foregoing clauses (ii) through (vii), the “Funds Flow”). The Funds Flow shall be prepared in accordance with this Agreement, the Charter, the Orion Agreement, applicable Law and any Contracts or other agreements governing or otherwise applicable to the preparation of the Funds Flow, and shall be in form and substance consistent with Exhibit G (as adjusted for any changes to the information therein occurring between the date of this Agreement and the Closing Date permitted by this Agreement). Parent shall have the right to review and comment on the Closing Payment Certificate and Funds Flow, and the Company shall consider in good faith any such comments and shall incorporate any comments that correctly identify any inconsistency between the Closing Payment Certificate or the Funds Flow and this Agreement, the Charter, or the Orion Agreement. The Company shall consult with Parent and its accountants with respect to the preparation of the Closing Payment Certificate. Notwithstanding anything to the contrary set forth herein, in no event shall the aggregate Merger Consideration paid at the Effective Time exceed an amount equal to the Merger Consideration. An illustrative Funds Flow is attached here to as Exhibit G. Not more than ten (10) Business Days (but at least five (5) Business Days) prior to the Closing Date, the Company shall deliver to Parent a written notice setting forth good faith estimates of (1) the amount of Cash held by the Company and its Subsidiaries as of the Closing and (2) the amount of outstanding Indebtedness incurred by the Company and its Subsidiaries as of the Closing.

(b) Merger Consideration. For purposes of this Agreement, the “Merger Consideration” means an amount equal to (i) the Aggregate Cash Merger Consideration; plus (ii) the Aggregate Stock Merger Consideration.

1.5 Paying Agent; Exchange Procedures.

(a) Paying Agent Agreement. As soon as reasonably practicable following the date of this Agreement (and in any event no later than ten (10) Business Days prior to the Closing Date), Parent, the Company and the Seller Representative shall enter into a paying agent agreement with Continental Stock Transfer & Trust Company, as paying agent (the “Paying Agent”), substantially in the form attached hereto as Exhibit E (the “Paying Agent Agreement”). All fees, costs and expenses of the Paying Agent shall be borne equally by Parent and the Company.

(b) Letter of Transmittal; Exchange Procedures. No later than three (3) Business Days prior to the anticipated Closing Date, Parent shall cause the Paying Agent to deliver (including by electronic means where permissible) to each record holder of Shares (other than Dissenting Shares) (i) a letter of transmittal in the form substantially set forth in Exhibit F (the “Letter of Transmittal”) and (ii) instructions for effecting the surrender of such Shares in exchange for the Merger Consideration, and the Company Shareholders shall be entitled to submit executed Letters of Transmittal to the Paying Agent for settlement at the Effective Time, so that each Company Shareholder receives the applicable Merger Consideration at the Closing. Upon surrender of Shares to the Paying Agent in accordance with the terms of the Letter of Transmittal, together with a duly completed and validly executed Letter of Transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of such Shares pursuant to Section 1.3(a), and the Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Shares so surrendered are registered if the Person requesting such payment provides documentation reasonably satisfactory to Parent and the Paying Agent evidencing such transfer.

(c) Closing of the Transfer Books. At the Effective Time, the register of members of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such register of members after the Effective Time.

(d) No Further Ownership Rights. From and after the Effective Time, holders of Shares immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company and shall have no rights with respect to such Shares, except as otherwise provided in this Agreement or by applicable Law, including the right to receive the Merger Consideration into which such Shares shall have been converted as a result of the Merger and any amounts that may become payable pursuant to Section 1.7. The Merger Consideration paid upon the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. No interest shall be paid or accrued for the benefit of holders of Shares on any amounts payable upon surrender or exchange of such Shares.

(e) Lost Certificates. In the event any share certificate evidencing Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent with respect to such certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(f) Termination of Paying Agent Fund. Any portion of the Merger Consideration deposited with the Paying Agent that remains undistributed to the Company Shareholders for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any Company Shareholder who has not theretofore received the Merger Consideration to which such Company Shareholder is entitled shall thereafter look only to Parent (and only as a general creditor thereof) for payment of the Merger Consideration to which such Company Shareholder is entitled. None of Parent, the Surviving Company, the Paying Agent or any employee, officer, director, trustee, agent, representative or Affiliate thereof shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any Shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

1.6 The Closing

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange at 9:00 a.m. New York City time on the date that is two (2) Business Days after the date on which all conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing), or at such other time and place as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Payment of Merger Consideration. At the Closing, Parent shall: (i) deposit an amount equal to the Aggregate Cash Merger Consideration with the Paying Agent, and (ii) deposit the Aggregate Stock Merger Consideration with the Paying Agent, in each case, which Parent shall cause the Paying Agent to pay to the Company Shareholders, Company Equity Award Holders and Orion, in accordance with the Funds Flow, this Agreement and the Paying Agent Agreement.

(c) Payment of Company Transaction Expenses. At or prior to the Closing, Parent shall pay, or cause to be paid (to the extent applicable), in cash by wire transfer of immediately available funds in accordance with the instructions set forth in the Closing Payment Certificate, to the payees thereof, all reasonable and customary transaction expenses in accordance with this Agreement that are unpaid immediately prior to the Effective Time.

(d) Payment of Orion Payment. At the Closing, OMF Fund III (F) Ltd. (“Orion”) will be entitled to receive its portion of the Aggregate Cash Merger Consideration and the Aggregate Stock Merger Consideration (the “Orion Payment”) as set forth in the Funds Flow in accordance with that certain Side Letter Agreement dated as of March 5, 2026 (the “Orion Agreement”), by and between the Company and Orion; provided, however, that the Company shall have delivered to Parent the Orion Acknowledgment of Payment at or prior to the Closing.

(e) Funds Flow. Parent, Merger Sub, Paying Agent and, after the Closing, the Surviving Company and their respective Affiliates shall be entitled to rely solely on the Funds Flow and Closing Payment Certificate with respect to the amounts allocated and payable to the Company Shareholders and other parties as set forth thereon (through delivery of funds to the Paying Agent pursuant to and in accordance with this Agreement and the Paying Agent Agreement), without any obligation to investigate or verify the accuracy or correctness thereof. None of Parent, Merger Sub, Paying Agent and, after the Closing, the Surviving Company shall be liable for any Losses to any Person, including the Seller Representative and any Company Shareholder, for any inaccuracy, error, omission or miscalculation in the Funds Flow and Closing Payment Certificate, or any action taken or payments made in good faith by any Person (including Parent, Merger Sub, Paying Agent and, after the Closing, the Surviving Company and their respective Affiliates) in reliance thereon; provided that the foregoing shall not limit the liability of Parent or the Surviving Company for their own gross negligence, willful misconduct or fraud in connection with the disbursement of Merger Consideration. Notwithstanding anything contained in this Agreement to the contrary, to the extent any payment is to be made by Parent or the Surviving Company to the Paying Agent on behalf of or for the benefit of any Company Shareholder, if such payment is so made to the Paying Agent in the amount set forth on the Funds Flow and Closing Payment Certificate, then neither Parent nor the Surviving Company nor their Affiliates shall have any further responsibility or liability with respect thereto and such parties shall be entitled to rely conclusively and without independent verification on the Paying Agent making further payment to such Company Shareholder, as applicable.

(f) Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver: (i) to the Company and the Seller Representative, a certificate of an authorized officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Sections 6.2(a) and 6.2(b) are satisfied (the “Parent Closing Certificate”); (ii) to the Seller Representative and the Paying Agent, a duly executed counterpart to the Paying Agent Agreement; and (iii) evidence that Parent has deposited or caused to be deposited with the Paying Agent funds sufficient to pay the cash portion of the Merger Consideration.

(g) Closing Deliveries of the Company and Seller Representative. At or prior to the Closing, the Company (with respect to all items below other than clause (i)) or the Seller Representative (with respect to item in clause (i) below) shall deliver (or cause to be delivered): (i) to Parent and the Paying Agent, a counterpart to the Paying Agent Agreement, duly executed by the Seller Representative; (ii) to Parent, a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Sections 6.1(a) and 6.1(b) are satisfied (the “Company Closing Certificate”); (iii) to Parent, a certificate of good standing of the Company, dated as of a recent date before the Closing Date, issued by the Registrar; (iv) to Parent, to the extent received, the resignations contemplated by Section 4.14; and (v) to Parent, a copy of the Articles of Merger and Plan of Merger, duly executed by the Company.

1.7 Withholding. Notwithstanding anything to the contrary in this Agreement, Parent and the Surviving Company (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement, including the Paying Agent) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld under the Code (or any provision of applicable Law with respect to the making of such payment) with respect to such payment; provided, that, other than with respect to required deductions and withholdings in respect of compensatory payments of the Merger Consideration, the withholding party shall (and in the case of the Paying Agent or any other agent acting on behalf of Parent, Parent shall cause such agent to) use commercially reasonable efforts to give notice of its intent to deduct or withhold, at least five (5) Business Days prior to the due date for any relevant payment, to the Seller Representative, and the parties shall take commercially reasonable steps to reduce or eliminate any such deduction or withholding. Such notification shall include reasonable details regarding the provisions of Law relating to Taxes that the applicable withholding agent believes require such deduction or withholding. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction or withholding was made.

Article II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedules shall be deemed disclosure only with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (unless the particular statement speaks expressly as of another date, in which case the Company so represents and warrants as of such other date).

2.1 Organization; Corporate Power. The Company is a BVI business company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so qualified or in good standing in a jurisdiction other than the British Virgin Islands would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company possesses all requisite corporate power and authority necessary to (i) own, operate, lease and license its properties, (ii) carry on its business as now conducted and (iii) execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is or will be a party and to consummate the transactions contemplated hereunder and thereunder, except where such failure to possess such corporate power and authority would not be material to the Company and the Company Subsidiaries, taken as a whole. True, correct and complete copies of the Company’s organizational documents as currently in effect, and the equivalent records of each Company Subsidiary, have been provided to Parent and reflect all amendments made thereto at any time prior to the date of this Agreement. The organizational documents of the Company are in full force and effect, and the Company is not in material violation of its organizational documents.

2.2 Authorization.

(a) All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party, have been duly and validly taken. This Agreement has been, and each other Transaction Document to which the Company is or will be a party has been or will be prior to the Closing, duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is or will be a party constitutes, or will constitute when so duly executed and delivered, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, receivership, reorganization, insolvency, fraudulent transfer, moratorium or similar Laws from time to time in effect affecting creditors or parties’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

(b) The Seller Written Consent, together with the Requisite Shareholder Approval, constitutes the approval and adoption of this Agreement, the Plan of Merger and the Merger by all of the Company Shareholders as of the date of this Agreement and satisfies all requirements under the BVI Act, the Company’s memorandum and articles of association and any shareholders’ agreement or other agreement among the Company Shareholders with respect to the approval of the Merger. For the avoidance of doubt, no Company Shareholder Meeting shall be required to approve the Merger.

2.3 Capitalization and Related Matters.

(a) Section 2.3(a) of the Disclosure Schedules sets forth as of the date hereof (i) the number of issued and outstanding Shares, and (ii) a true, correct and complete list of the record holders of the Shares, listing for each Person: (A) his, her or its name, and if not a natural person, its type of entity and jurisdiction of incorporation or organization and (B) the number of Shares owned by such Person.

(b) As of the date hereof, (i) 20,799,784 Shares are authorized and reserved for issuance under the Company Equity Plan, including 18,373,675 Ordinary Shares and 2,426,109 Class A Ordinary Shares, (ii) Company Equity Awards covering 15,753,474 Ordinary Shares are issued and outstanding, consisting of 12,061,132 Company Options (of which 3,812,569 are vested and 8,248,562 are unvested (of which 4,211,382 are subject to performance-vesting and time-vesting conditions and 4,037,180 are subject to time-vesting conditions)) and 3,692,342 Company SARs (of which 1,934,821 are time-vested), and (iii) Company Equity Awards covering 2,260,789 Class A Ordinary Shares, consisting of 2,260,789 Company RSUs (of which 1,187,386 are time-vested). All Company Equity Awards have been granted under the Company Equity Plan.

(c) All of the issued and outstanding Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Immediately after the Closing, Parent shall own all of the outstanding Shares, free and clear of any Liens or any other restrictions on transfer, other than those imposed by applicable securities Laws and the Call Option Agreement. Except for the Shares, the Company Equity Awards and when issued, the DFC Warrants, there are no issued, reserved for issuance or outstanding (i) shares or other equity or voting interests in, the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of, or other equity or voting interests in, the Company or containing any profit participation features; or (iii) options, warrants, share appreciation rights, phantom shares, calls, subscriptions or other rights to acquire from the Company or any Company Subsidiary or other obligations of the Company or any Company Subsidiary to issue or allot, any capital stock or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, shares in, or other equity or voting interests in the Company or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Shares. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Shares other than those in the Company’s organization documents. There are no agreements with respect to the voting or transfer of the Shares to which the Company or any of the Company Subsidiaries is a party or, to the Knowledge of the Company, to which any Company Shareholder is a party. The Company has not violated any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Shares. The Company has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company, other than those arising under applicable Law and the Retained Finance Agreement.

(d) The Company has provided to Parent a true, correct and complete list of each Company Equity Award, including: (A) the name of the holder of such Company Equity Award, (B) the number of Shares subject to the Company Equity Award (as applicable), (C) the number of Shares under the Company Equity Award that are vested and unvested, (D) the date of grant, (E) the vesting commencement date, (F) the vesting schedule (and the terms of any acceleration thereof), (G) the exercise price or reference price per Share (as applicable), (H) the Tax status, (I) the expiration date, (J) the service provider status of such holder (e.g., current employee, former employee, consultant, etc.), and (K) the country and state of residence of the applicable holder of such Company Equity Award. True, correct and complete copies of the Company Equity Plan, standard forms of agreements evidencing the grant of Company Equity Awards (and any such individual agreements that differ in any material respect from the standard form), and third-party valuations of Shares obtained by the Company have been made available to Parent, and the Company Equity Plan, such agreements and third-party valuations have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement the Company Equity Plan. The Company Equity Plan has been duly authorized, approved and adopted by the Company’s board of directors and the holders of Shares and is in full force and effect. Other than as set forth on Section 2.3(d) of the Disclosure Schedules, no Company Equity Award has been granted to any Person who is subject to taxation in the United States. All Company Equity Awards (including, if applicable, the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized in accordance with applicable Laws and necessary corporation action, including, as applicable, approval by the Company board of directors or an appropriate committee thereof and any required Company shareholder approval by the necessary number of votes or written consents as of the applicable date of grant. No Company Options or Company SARs have been retroactively granted nor has the exercise price of any Company Option or Company SAR been determined retroactively, in any case, in contravention of any applicable Law. The terms of the Company Equity Plan permit the treatment of Company Equity Awards as provided herein.

(e) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

2.4 Subsidiaries; Investments.

(a) Section 2.4(a) of the Disclosure Schedules sets forth as of the date hereof a true, correct and complete list of all Subsidiaries of the Company (each a “Company Subsidiary”), including each Company Subsidiary’s name, type of entity, jurisdiction and date of incorporation or organization, authorized capital stock, partnership or membership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership or membership interests or similar ownership interests, and the current ownership of such shares, partnership or membership interests or similar ownership interests.

(b) Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other ownership, capital, voting or participation interest or any right (contingent or otherwise) to acquire the same in any Person.

(c) Each Company Subsidiary (i) is duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and in all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified, except where the failure to be so organized, existing, qualified or in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (ii) possesses all requisite organizational power and authority to own, operate, lease and license its properties, to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is or will be a party. True, correct and complete copies of each Company Subsidiary’s organizational documents have been provided to Parent and reflect all amendments made thereto at any time prior to the date of this Agreement.

(d) All of the issued and outstanding issued shares, shares of capital stock, partnership or membership interests and/or other similar ownership interests of each Company Subsidiary (“Subsidiary Equity Interests”) have been duly authorized and validly issued, and are fully paid and, to the extent applicable, non-assessable. The Company or one or more Company Subsidiaries owns (beneficially and of record) all of the outstanding Subsidiary Equity Interests, free and clear of any Liens, other than restrictions on transfer arising under this Agreement, applicable securities Laws or the organizational documents of such Company Subsidiary. There are no issued, reserved for issuance or outstanding (i) Subsidiary Equity Interests; (ii) securities convertible into or exchangeable for Subsidiary Equity Interests or containing any profit participation features; or (iii) options, warrants, share appreciation rights, phantom shares, calls, subscriptions or other rights to acquire, or obligations to issue or allot, Subsidiary Equity Interests or any equity appreciation rights or phantom equity plans. There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or retire for value any Subsidiary Equity Interests. There are no statutory or contractual equity holder preemptive or similar rights, rights of first refusal or registration rights with respect to any security of any Company Subsidiary. There are no agreements with respect to the voting or transfer of any security of any Company Subsidiary. No Company Subsidiary has violated any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any security of any Company Subsidiary. No Company Subsidiary has any liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by any Company Subsidiary.

(e) No Company Subsidiary is a participant in any joint venture, partnership or similar arrangement. No Company Subsidiary has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a party does not, and the performance by the Company of this Agreement and such other Transaction Documents will not, (i) conflict with or violate any provision of the organizational documents of the Company or any Company Subsidiary; (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Material Contract or Permit; (iv) result in the creation of any Lien (other than Permitted Liens) on any property or asset of the Company or any Company Subsidiary; or (v) cause the Company or any Company Subsidiary to become subject to, or to become liable for the payment of, any Tax, in each case in any material respect.

(b) Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Article III, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not and will not, and the performance of this Agreement and such other Transaction Documents by the Company will not, require any consent, approval, Order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity, except for (a) filings required under the HSR Act and (b) applicable requirements, if any, under federal or state securities or “blue sky” Laws or the securities laws of any other jurisdiction.

2.6 Financial Statements. Section 2.6 of the Disclosure Schedules includes a true, correct and complete copies of the Company’s unaudited consolidated balance sheets of the Company as of December 31, 2025 (the “Balance Sheet Date”), and audited consolidated balance sheets of the Company as of December 31, 2024, and in each case the related consolidated statements of operations, of comprehensive loss, of changes in stockholders’ equity and of cash flows for the years then ended, including the related notes (the “Financial Statements”). Each of the Financial Statements (including in all cases the notes and schedules thereto, if any) (A) was prepared from, and is consistent with, the books and records of the Company and each Company Subsidiary, (B) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as disclosed in the notes thereto, and (C) presents fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flow of the Company and each Company Subsidiary. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included or reflected in any of the foregoing financial statements. The Company has also delivered to Parent, true, correct and complete copies of any material written communications from the Company’s auditors to the Company’s board of directors or audit committee thereof during the thirty-six (36) months prior to the date of this Agreement, together with true, correct and complete copies of any material written responses thereto.

2.7 Liabilities.

(a) Section 2.7(a) of the Disclosure Schedules includes a list of all outstanding Indebtedness of the Company and each Company Subsidiary (including under the Retained Finance Agreement). All letters of credit, fidelity bonds and surety bonds of the Company and the Company Subsidiaries are in full force and effect and will continue in full force and effect immediately following the consummation of the transactions contemplated by the Transaction Documents. No material default (or, an event which with notice or lapse of time or both would become a default) exists with respect to the obligations of the Company or any Company Subsidiary under any such letters of credit, fidelity bonds or surety bonds and neither the Company nor any Company Subsidiary has received any written notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.

(b) Neither the Company nor any Company Subsidiary has any Liability except for: (i) Liabilities reflected on the face of or reserved against in the Financial Statements; (ii) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Order); (iii) Liabilities expressly contemplated by or incurred in connection with this Agreement and the transactions contemplated hereby, (iv) Liabilities that would not be material to the Company and the Company Subsidiaries, taken as a whole and (v) Liabilities that are future executory Liabilities arising under any Material Contract (other than as a result of a breach thereof). Neither the Company nor any Company Subsidiary maintains any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the Securities and Exchange Commission (the “SEC”).

(c) The aggregate outstanding principal amount of Indebtedness for borrowed money of the Company and the Company Subsidiaries (including all accrued and unpaid interest, fees, premiums and other amounts payable in respect thereof) does not exceed $435,000,000, and all such Indebtedness for borrowed money is Indebtedness outstanding under the Retained Finance Agreement. As of March 31, 2026, the aggregate amount of Cash is $110,204,754.

2.8 Absence of Certain Developments. Since the Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business in all material respects and there has not been any event, state of circumstances, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, neither the Company nor any Company Subsidiary has:

(a) sold, leased, licensed (as licensor), assigned, disposed of or transferred (including transfers to the Company, any Company Subsidiary or any of its respective employees or Affiliates) any of its assets (whether tangible or intangible), except for sales of inventory and other dispositions in the Ordinary Course of Business and sales of other assets not in excess of $1,000,000 in the aggregate;

(b) mortgaged, pledged or subjected to any Lien any portion of its properties or assets, other than Permitted Liens;

(c) made, committed to make or authorized any capital expenditure not contemplated in the approved budget for the Company and Company Subsidiaries for 2026 in excess of $500,000 individually or $1,000,000 in the aggregate;

(d) acquired (including by merger, consolidation, license or sublicense) any interest in any Person or a substantial portion of the assets or business of any Person or any other assets of any Person, other than acquisitions in the Ordinary Course of Business;

(e) incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person, except for Indebtedness incurred in the Ordinary Course of Business with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $1,000,000 for the Company and each Company Subsidiary taken as a whole;

(f) entered into, amended, modified, accelerated or extended, renewed or terminated any Material Contract or waived, released or assigned any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract, except entry into a Material Contract in the Ordinary Course of Business;

(g) issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or any Company Subsidiary, except under the terms of the Company Equity Plan;

(h) declared, set aside, or distributed any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or otherwise paid any cash or cash equivalents to the shareholders of the Company or their Affiliates or entered into any agreement with respect to the voting of its capital stock (or other equity securities);

(i) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock (or other equity securities);

(j) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(k) disclosed any trade secrets or other proprietary and confidential information of the Company or any Company Subsidiary to any Person that is not subject to any confidentiality or non-disclosure agreement;

(l) suffered material theft, damage, destruction or casualty loss to its assets, whether or not covered by insurance;

(m) (i) increased the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or any Company Subsidiary, except (other than for any service provider who is part of senior management or a group head) increases in annual base salaries or wage rates at times and in amounts that were in the Ordinary Course of Business; provided, that such compensation increases did not exceed (A) 5% of the service provider’s annual base salary or wage rate levels in effect on the Balance Sheet Date; or (B) in the aggregate 3% of the cost of annual base salaries or wage rates of the Company and the Company’s Subsidiaries as of the Balance Sheet Date; (ii) granted or increased any rights to change in control, severance or termination payments or benefits to, or entered into any severance agreement with, any director, officer, employee or consultant of the Company or any Company Subsidiary; or (iii) established, adopted, entered into, amended or modified or terminated any Benefit Plan;

(n) made loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $500,000 in the aggregate, except as between the Company and any Company Subsidiary or between any Company Subsidiary and any other Company Subsidiary;

(o) forgave any loans to directors, officers, employees or any of their respective affiliates;

(p) made any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q) (i) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business; (ii)  delayed or accelerated payment of any account payable beyond or in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business; (iii) made any changes to cash management policies; (iv) delayed or postponed the repair or maintenance of its properties; or (v) varied any inventory purchase practices in any material respect from past practices;

(r) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $250,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(s) (i) made, changed or revoked any Tax election, (ii) settled or compromised any claim, notice, audit report or assessment in respect of Taxes, (iii) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (iv) amended any Tax Return, (v) filed any Tax petition, Tax complaint or administrative Tax appeal, (vi) surrendered or forfeited any right to claim a Tax refund, (vii) consented to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (viii) changed any annual Tax accounting period, (ix) adopted or changed any method of Tax accounting or (x) amended, modified, terminated or entered into any intercompany pricing policy, transfer pricing methodology, royalty allocation, or margin calculation;

(t) amended or modified the organizational documents of the Company or any Company Subsidiary; or

(u) agreed or committed to do any of the foregoing.

2.9 Tangible Assets.

(a) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each of the Company Subsidiaries have good and marketable title to, a valid leasehold interest in or a valid license to use, all the tangible properties and assets used by them, located on their premises, or shown on the Financial Statements or acquired thereafter (collectively, the “Tangible Assets”), free and clear of all Liens, other than Permitted Liens. The Tangible Assets are in good operating condition (normal wear and tear excepted), are fit for use in the Ordinary Course of Business and have been maintained consistent with standards generally followed in the industry, in each case, in all material respects. The Tangible Assets are all the material tangible properties and assets necessary for the current operation of the business of the Company and the Company Subsidiaries. The Tangible Assets, including all improvements and modifications thereto, and the use of such assets by the Company and the Company Subsidiaries, conform to applicable zoning and building laws in all material respects. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has suffered theft, damage, destruction or casualty loss in excess of $2,500,000 in the aggregate to its assets, whether or not covered by insurance. For the avoidance of doubt, this Section 2.9 does not relate to real property (such items being the subject of Section 2.12).

(b) There are no developments affecting any Tangible Asset pending or threatened which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any Tangible Asset. All leases by the Company and the Company Subsidiaries of the Tangible Assets are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any material default by the Company or any Company Subsidiary or any event which with notice or lapse of time or both would constitute a default.

2.10 Intellectual Property.

(a) Section 2.10(a) of the Disclosure Schedules includes a complete and accurate list of each item of Registered IP that is Company IP, indicating for each item (i) the recorded (and, if different, beneficial) owner(s), (ii) the jurisdiction in which such item of Registered IP has been registered or filed, (iii) the applicable application, registration, or serial or other similar identification number and (iv) the applicable application or registration date.

(b) All Registered IP that is Company IP is subsisting and is valid and enforceable to the extent registered or issued. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered IP that is Company IP have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws. No application for, or registration with respect to, any Registered IP set forth on, or required to be set forth on Section 2.10(a) of the Disclosure Schedules has been abandoned, allowed to lapse, or rejected.

(c) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole, no interference, opposition, reissue, reexamination, or other Action of any nature is pending, or, to the Knowledge of the Company, has been threatened, in which the scope, validity, registrability or enforceability of any Registered IP that is Company IP is being or has been contested or challenged, and neither the Company nor any Company Subsidiary has received written notice that any such Company IP is invalid or unenforceable.

(d) Except as would not reasonably be expected to be material to the Company or any Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP that is material to the Business to any Person.

(e) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens, other than Permitted Liens, and have valid rights to use all other Intellectual Property Rights used, held for use, or practiced by the Company and the Company Subsidiaries in the conduct of the Business as currently conducted, and (ii) the Company IP and the other Intellectual Property Rights licensed to or otherwise used by the Company and the Company Subsidiaries collectively constitute all Intellectual Property necessary and sufficient to conduct the Business of the Company and the Company Subsidiaries as currently conducted.

(f) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no Person who has licensed Intellectual Property Rights to the Company or any Company Subsidiary has ownership rights or license rights to derivative works or improvements made by or on behalf of the Company or any Company Subsidiary related to such Intellectual Property Rights.

(g) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (A) each Person who is or was an employee, officer, director or contractor of the Company or any Company Subsidiary and who is or was engaged by the Company or any Company Subsidiary or its agent to design, create or otherwise develop any Intellectual Property Rights has signed a valid and enforceable agreement containing a present assignment to the Company or the Company Subsidiary (as applicable) of all such Intellectual Property Rights or such Intellectual Property Rights have vested in the Company or any Company Subsidiary as a matter of Law, (B) no current or former shareholder, officer, director, or employee of the Company or any Company Subsidiary has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property Rights used or held for use by the Company or any Company Subsidiary. To the Knowledge of the Company, no employee of the Company or any Company Subsidiary is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or any Company Subsidiary or (ii) in breach of any Contract with any former employer or other Person, in each case, concerning Intellectual Property Rights or confidentiality.

(h) To the Knowledge of the Company, no Person has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Company IP in any material respect, and there are no pending or threatened claims or similar Actions by the Company or any Company Subsidiary against any Person alleging infringement, misappropriation, dilution or other violation of any Company IP.

(i) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, neither the conduct of the Business, nor the ownership, licensing, use, exploitation or development of the Company IP by the Company and the Company Subsidiaries has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Intellectual Property Right of any other Person. No infringement, misappropriation, dilution, or similar claim or Action is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or, to the Knowledge of the Company, against any Person who may be entitled to be indemnified or reimbursed by the Company or any Company Subsidiary with respect to such claim or Action. Neither the Company nor any Company Subsidiary has received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, dilution, or other violation of any Intellectual Property Right of another Person, including any notice inviting the Company or a Company Subsidiary to take a license under any Intellectual Property Right.

(j) Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions or agreements contemplated by this Agreement, will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien (other than a Permitted Lien) on, any Company IP, (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Section 2.13(a)(viii) of the Disclosure Schedules, (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Intellectual Property Right, including any such grant, assignment or transfer by Parent or its Affiliates.

(k) Neither the Company nor any Company Subsidiary is, nor ever has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that would require or obligate the Company or any Company Subsidiary to grant or offer to any other Person any license or right to any Company IP or to refrain from enforcing any Company IP.

(l) No funding, facilities, or personnel of any Governmental Entity or academic institution were used to develop or create, in whole or in part, any Company IP. The Company is not a party to any Contract with any Governmental Entity or academic institution that grants to such Governmental Entity any right or license with respect to any Company IP.

(m) The Company IT Systems (i) are in good working condition and operate in all material respects in accordance with their documentation and functional specifications, (ii) are sufficient in all material respects for the conduct of the Business as currently conducted, and (iii) have not materially malfunctioned or failed since January 1, 2023.

(n) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2023, there has been no unauthorized access to or breach of security with respect to the Company IT Systems, or any unauthorized exertion of third-party control over any of the Company IT Systems.

(o) The Company and each Company Subsidiary have taken commercially reasonable measures to protect the confidentiality of material trade secrets used in the Business. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, there has been no unauthorized access to, unauthorized use of, theft or loss of trade secrets or other confidential information owned or held for use by the Company or the Company Subsidiaries.

2.11 Data Privacy.

(a) The Company and each Company Subsidiary, and to the Knowledge of the Company, all third parties processing Personal Information on behalf of the Company or any Company Subsidiary (collectively, “Company Data Partners”), have since January 1, 2023 materially complied with all applicable (i) Privacy Laws, and (ii) policies, notices, and contractual commitments related to data privacy, cybersecurity or the processing of Personal Information ((i) and (ii) together, the “Privacy Requirements”). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the execution, delivery, and performance of this Agreement and the transactions contemplated thereby do not and will not conflict with or result in a violation or breach of any Privacy Requirements. All international transfers of Personal Information carried out by the Company or any Company Subsidiary have been and are conducted in all material respects in compliance with applicable Privacy Requirements, including the adoption of appropriate transfer mechanisms, safeguards, contractual protections, and data protection measures, as required by applicable Privacy Requirements.

(b) The Company and each Company Subsidiary have, since January 1, 2023, implemented and maintained, and required all Company Data Partners to implement and maintain, commercially reasonable technical, physical, and organizational security policies, measures, and controls including a written information security program, designed to protect Personal Information and confidential information against Security Incidents. The Company and each Company Subsidiary regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and neither the Company nor any Company Subsidiary has identified any medium, high, or critical vulnerabilities that have not been fully remediated. The Company and each Company Subsidiary have, since January 1, 2023, had contracts in place with all Company Data Partners which impose on such Company Data Partners appropriate obligations related to data privacy, cybersecurity, and the processing of Personal Information, including where required by the Privacy Requirements.

(c) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company or any Company Subsidiary, nor, to the Knowledge of the Company, any Company Data Partner, has experienced, since January 1, 2023, any Security Incidents. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, in relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, since January 1, 2023, neither the Company nor any Company Subsidiary has (a) notified or been required to notify any Person, or (b) received any notice, inquiry, claim, or complaint, from, or been the subject of any investigation or enforcement action by, any Person.

2.12 Real Property.

(a) Neither the Company nor any Company Subsidiary is the fee simple owner of any real property.

(b) Section 2.12(b) of the Disclosure Schedules includes a true, correct and complete list of, as of the date of this Agreement, all real property occupied, leased or subleased by the Company or any Company Subsidiary, as lessee (individually, a “Company Property” and collectively as the “Company Properties”) and identifies for each lease, occupancy agreements, or easement granting occupancy rights related to a Company Property (individually, a “Real Estate Agreement” and, collectively, the “Real Estate Agreements”) the parties thereto, the address of the property subject thereto (where available), the current base rent, and the terms of any renewal options. The Company or the relevant Company Subsidiary has a valid leasehold or occupancy interest in each Company Property, subject only to Permitted Liens. The Company has previously delivered to Parent true, correct and complete copies of each Real Estate Agreement, together with all amendments, modifications and supplements thereto. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, with respect to each Real Estate Agreement: (i) the Real Estate Agreement is legal, valid, binding, enforceable against each party to the Real Estate Agreement, including the Company or Company Subsidiary party thereto, subject to the Enforceability Exceptions, and is in full force and effect; (ii) none of the Company or the relevant Company Subsidiary is in breach or default thereunder or has given or received written notice of any breach or default thereunder (except with respect to matters that have been fully resolved and cannot be reasserted or reinstated for any reason without any ongoing or residual material Liability or obligation of the Company or any Company Subsidiary); (iii) neither the Company nor the relevant Company Subsidiary has given or received written notice of any repudiation of any provision of any Real Estate Agreement; (iv) there are no oral agreements or ongoing disputes or forbearance programs in effect as to the Real Estate Agreement; (v) the Real Estate Agreement has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Parent; (vi) neither the Company nor the relevant Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Estate Agreement, which assignment, transfer, conveyance, mortgage or deed in trust will remain in effect as of the Closing Date; and (vii) such Real Estate Agreement covers the estate it purports to cover.

(c) Each Company Property subject to mandatory georeferencing has been duly georeferenced and certified by the Brazilian National Institute for Colonization and Agrarian Reform (Instituto Nacional de Colonização e Reforma Agrária – INCRA) through the Land Management System (Sistema de Gestão Fundiária – SIGEF), in accordance with all criteria required by applicable Law and any competent Governmental Entity, and all such certifications are valid and in full force and effect in all material respects. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, there are no pending Actions or boundary conflicts related to any Company Property.

(d) With respect to each Company Property, there are no outstanding debts or monetary obligations before any Governmental Entities or third parties, including any debt related to Taxes, including, but not limited to, Rural Land Tax (Imposto sobre a Propriedade Territorial Rural – ITR), Real Estate Transfer Tax (Imposto sobre Transmissão de Bens Imóveis – ITBI), Urban Property Tax (Imposto Predial e Territorial Urbano – IPTU) administrative fines, and fines due to outdated cadastral registration.

(e) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, with respect to each Company Property: (i) except for the Real Estate Agreements, there are no leases, subleases, licenses, concessions, real estate rights or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Company Property except in favor of the Company or the relevant Company Subsidiary; and (ii) other than the lessor’s interest in the applicable Company Property and subject to Permitted Liens, there are no Persons in possession of such Company Property except the Company or the relevant Company Subsidiary. The current use of each Company Property and the operation of the Company’s or the relevant Company Subsidiary’s business thereon does not violate in any material respect any instrument of record or Contract affecting such Company Property, as applicable, or any applicable Law (without any fines or monetary Liabilities attached).

(f) With respect to those Real Estate Agreements that were assigned or subleased to the Company or a Company Subsidiary by a third party, all necessary consents to such assignments or subleases have been obtained. None of the rights of the Company or the relevant Company Subsidiary under any of the Real Estate Agreements will be subject to termination or modification as the result of the transactions contemplated by the Transaction Documents.

(g) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has received, any written notice of violation of any Law with respect to any Company Property (exclusive of matters that have been fully resolved and cannot be reasserted or reinstated for any reason without any ongoing or residual material Liability or obligation of the Company or any Company Subsidiary) and to the Knowledge of the Company, no notice of violation of any Law has been issued by any Governmental Entity with respect to any Company Property. Each of the Company Properties is in compliance with all applicable Laws in all material respects.

(h) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company or the relevant Company Subsidiary has all certificates of occupancy and Permits of any Governmental Entity necessary for the current use and operation of each Company Property. All Permits which are required for the Company or the relevant Company Subsidiary’s use and operation of the Company Properties have been duly obtained and are valid and in effect. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any Company Subsidiary has received, since January 1, 2023, written notice of any material default or violation in connection with any Permit. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all such Permits are in full force and effect without further consent or approval of any Person.

(i) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no part of any Company Property is subject to any building or use restrictions that would restrict or prevent the present use and operation of such Company Property by the Company or the relevant Company Subsidiary, and each Company Property is properly and duly zoned for its current use. Neither the Company nor any Company Subsidiary has received, since January 1, 2023, written notice of any Order, injunction, judgment, decree, ruling, writ or arbitration award from any Governmental Entity having jurisdiction over any Company Property that materially affects the use or operation of any Company Property, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(j) To the Knowledge of the Company, there does not exist any actual or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notice, of the intention of any Governmental Entity or other Person to take or use any Company Property or any part thereof.

(k) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all buildings, structures and other improvements located on each Company Property, including all material components thereof (which shall include, for the avoidance of doubt, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein), are structurally sound, in good condition, working order and repair (ordinary wear and tear excepted). Neither the Company nor any Company Subsidiary has received, since January 1, 2023, any written notice from any insurance company or bonding company of any defects or inadequacies in any Company Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. All water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems serving the Company Property are, in all material respects, operational and in working order and are sufficient to enable the Company Property to continue to be used, occupied and operated in the manner currently being used, occupied and operated.

(l) No Company Property or part thereof has suffered any material damage by fire or other casualty that has not heretofore been restored to substantially the same condition as existing prior to such material damage or casualty.

(m) Each Company Property, when required for its operations, has free and open access (either directly or indirectly via publicly recorded easement) to public roads.

(n) Neither the Company nor any Company Subsidiary has granted to any third party any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of, or grant or create any easement, servitude, or other real property right with respect to, all or any portion of any Company Property.

2.13 Contracts.

(a) Except for the Contracts set forth on Section 2.13 of the Disclosure Schedules, as of the date of this Agreement neither the Company nor any Company Subsidiary is a party to or bound by any written or oral:

(i) collective bargaining agreement or other Contract with any labor union, works council or similar association;

(ii) Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset and including any agreements or commitments for future loans, credit or financing) in excess of $250,000 or to the mortgaging or pledging of, or otherwise placing a Lien on, any of its material assets or any of its securities;

(iii) Contract (or group of related Contracts) for the purchase, sale, distribution or marketing of raw materials (including, but not limited to, processed and unprocessed metals), goods, packaging, labels, supplies or other personal property or for the furnishing or receipt of services which (A) calls for performance over a period of more than one year, or (B) involves consideration in excess of $1,500,000 in the aggregate;

(iv) Contract containing covenants that in any way purport to materially restrict the right or freedom of the Company, any Company Subsidiary or any other Person for the benefit of any of them to (A) engage in any business activity in any material respect, (B) engage in any line of business or compete with any Person (including any Contract granting exclusive rights or rights of first refusal or negotiation to license, market, advertise, sell, offer to sell, distribute, deliver or otherwise make available any asset or property of the Company or any Company Subsidiary), (C) conduct any activity in any geographic area, or (D) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(v) Contract under which it has advanced or loaned any other Person any amounts in excess of $250,000 in the aggregate;

(vi) Contract under which it is lessee of or holds or operates any property, real or personal, owned by any other Person, which involves annual rental payments of greater than $250,000 or group of such Contracts with the same Person which involve consideration in excess of $500,000 in the aggregate;

(vii) Contract under which it is lessor of or permits any third party to hold, operate or occupy any property, real or personal, owned or controlled by it which involves consideration in excess of $1,500,000 or group of such Contracts with the same Person which involve consideration in excess of $2,500,000 in the aggregate;

(viii) license, indemnification or other Contract with respect to any Intellectual Property Rights material to the Business of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is party as licensor, licensee or otherwise, other than “shrink-wrap” or “click-wrap” licenses and other non-exclusive licenses to the Company or any Company Subsidiary of unmodified, off-the-shelf software with one-time or annual purchase or license fees of less than $250,000 for any such license;

(ix) Contract requiring the Company or any Company Subsidiary to indemnify or hold harmless any Person whereby the Company or any Company Subsidiary is responsible for indemnification obligations in excess of $500,000 (excluding commercial Contracts which contain customary indemnification provisions but the primary purposes of which Contract is not relating to indemnification);

(x) warranty Contract with respect to its services rendered or its products sold, leased or licensed;

(xi) any Contract between any of the Company Shareholders or their respective Affiliates or any Related Party, on the one hand, and the Company, any Company Subsidiary or their respective Affiliates, on the other hand;

(xii) Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any Contract which contains a “most favored nation” provision;

(xiii) Contract which contains performance guarantees or minimum payment or purchase obligations in excess of $500,000;

(xiv) Contract involving the settlement of any Action or threatened Action (A) which will (i) involve payments after the Balance Sheet Date of consideration in excess of $500,000 or (ii) impose monitoring or reporting obligations to any other Person outside the Ordinary Course of Business or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xv) Contract appointing any agent to act on its or their behalf as a power of attorney, other than (i) powers of attorney granted in the Ordinary Course of Business to directors, officers or employees of the Company or any Company Subsidiary, (ii) powers of attorney granted to legal counsel, accountants, tax advisors or other professional service providers in the Ordinary Course of Business, and (iii) powers of attorney granted to Tax Return preparers or other agents solely for the purpose of filing Tax Returns or other regulatory filings on behalf of the Company or any Company Subsidiary;

(xvi) Contract relating to the acquisition or sale of the Business (or any material portion thereof), whether or not consummated;

(xvii) Contract with any Governmental Entity;

(xviii) partnership, joint venture or other similar Contract involving a share of profits, losses, costs, or liabilities with any other Person;

(xix) Contract (or group of related Contracts), (A) the performance of which involves consideration in excess of $1,500,000 per year or $5,000,000 in the aggregate or (B) which cannot be canceled by the Company or any Company Subsidiary upon thirty (30) days’ notice without premium or penalty, in each case of clauses (A) and (B), excluding purchase orders;

(xx) Contract that purports to bind or restrict, or to be enforceable against, any Affiliate of the Company (other than the Company Subsidiaries) or that would bind or restrict, or be enforceable against, Parent or any of its Affiliates (other than the Company and/or the Company Subsidiaries) after the Closing;

(xxi) Contract with a Material Customer or Material Supplier; or

(xxii) Contract relating to the voting of the Shares or any equity interests of any Company Subsidiary.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, all of the Contracts described in Section 2.13(a)(i) through Section 2.13(a)(xxii) (each a “Material Contract”), are valid, binding and enforceable against the Company and each Company Subsidiary (to the extent party thereto) and, to the Knowledge of the Company, enforceable by the Company and each Company Subsidiary (to the extent party thereto) against the other parties thereto, in accordance with their respective terms, subject to the Enforceability Exceptions. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary (to the extent party thereto) have properly conducted and paid all amounts to be paid by the Company or any Company Subsidiary and otherwise performed all material obligations required to be performed by them under such Contracts and neither the Company nor any Company Subsidiary has received any written or, to the Company’s Knowledge, oral notice that it is in default under or in breach of any such Contract. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the Company’s Knowledge, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Company Subsidiary under any such Contract in any material respect, (ii) no other party to any such Contract is in breach thereof or default thereunder in any material respect and none of the Company or any Company Subsidiary has received any notice of termination, cancellation, breach or default under any such Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. The Company and each Company Subsidiary (to the extent party thereto) shall have the benefit of each Material Contract and, subject to the Enforceability Exceptions, shall be entitled to enforce each such Contract immediately following the Closing. None of the Company or any Company Subsidiary has since January 1, 2025 obtained or granted any material waiver of or under any material provision of any such Material Contract.

(c) A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract has been provided to Parent.

2.14 Insurance. Section 2.14 of the Disclosure Schedules includes a summary of all material insurance policies maintained as of the date hereof by or on behalf of the Company and any Company Subsidiary. All of the insurance policies identified in Section 2.14 of the Disclosure Schedules are in full force and effect and will continue in full force and effect in all material respects following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, subject to the Enforceability Exceptions. The Company and each of the Company Subsidiaries has the necessary material insurances to cover the material risks and liabilities inherent to their operations and assets in accordance with applicable requirements established by Law or by agreements executed by the Company and/or by the Company Subsidiaries. All premiums due and payable under all such policies have been paid. No default exists with respect to the obligations of any of the Company or the Company Subsidiaries under any such material insurance policy, and neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral notification of cancellation of any such material insurance policies. To the Knowledge of the Company, there are no circumstances that would cause any material insurance policy to be canceled or terminated or cause the respective insurers to void any liability under its terms. Since January 1, 2023, the Company and each Company Subsidiary has given notice to the applicable insurer of all material insured claims. There are no pending claims by the Company or any Company Subsidiary to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 2023, neither the Company nor any Company Subsidiary has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance.

2.15 Legal Proceedings; Orders.

(a) There are no, and since January 1, 2023, there have not been any, Actions pending or, to the Company’s Knowledge, threatened against or affecting the Company, any Company Subsidiary, any of their respective officers or directors (in their capacities as such or otherwise with respect to the Business) or any of the assets owned or used by the Company or any Company Subsidiary that, individually or in the aggregate (x) would be material to the Company or any Company Subsidiary, or (y) challenges, or that would reasonably be expected to have the effect of preventing, impeding, hindering, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by this Agreement or any other Transaction Documents in any material respect. There are no material Actions pending or threatened by the Company or any Company Subsidiary against any Person.

(b) To the Company’s Knowledge, neither the Company nor any Company Subsidiary is the subject of any material governmental investigation or inquiry. Neither the Company nor any Company Subsidiary, or any material assets owned or used by any of them, is subject to any material Order. Since January 1, 2023, the Company and each Company Subsidiary has at all times been in material compliance with each Order to which it, or any assets owned or used by it, is or has been subject. To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in a material violation of, or failure to comply with, any material Order to which the Company or any Company Subsidiary, or any material assets owned or used by any of them, is subject. Since January 1, 2023, neither the Company nor any Company Subsidiary has at any time received any written or the Company’s Knowledge, oral notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any material Order to which the Company or any Company Subsidiary, or any assets owned or used by any of them, is subject.

2.16 Tax Matters.

(a) Each of the Company and the Company Subsidiaries has duly and timely filed with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All income and other material Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than with respect to extensions to file Tax Returns obtained in the Ordinary Course of Business). No claim has been made by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return or pay a Tax that the Company or such Company Subsidiary is or may be required to file such a Tax Return or is or may be subject to such Tax in such jurisdiction. The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto). Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(b) No deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Entity. There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. No private letter rulings, technical advice memoranda or similar agreement or rulings with respect to Taxes have been requested, entered into or issued by any Governmental Entity with respect to the Company or any Company Subsidiary. The Company has delivered or made available to Parent complete and accurate copies of all income Tax Returns and other material Tax Returns of each of the Company and the Company Subsidiaries (and any predecessor thereof) for the past three (3) taxable years, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary (or any predecessors thereof). Neither the Company nor any Company Subsidiary (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees or Tax Return preparers of the Company or any Company Subsidiary to act on behalf of the Company or any Company Subsidiary) with respect to any Taxes has been executed or filed with any Governmental Entity. There are no Liens for Taxes upon any property or asset of the Company or any Company Subsidiary (other than Permitted Liens).

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) the use of the cash method of accounting or any accounting method change or agreement with any Governmental Entity, (iii) the use of an improper method of accounting for any period or portion thereof ending on or prior to the Closing Date, (iv) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law), or (v) any deferred revenue or prepaid amount received or accrued by the Company or any Company Subsidiary outside the Ordinary Course of Business prior to the Closing. Neither the Company nor any Company Subsidiary (i) has been a “passive foreign investment company” as defined in Section 1297 of the Code, a “controlled foreign corporation” as defined in Section 957 of the Code or a “foreign controlled foreign corporation” as defined in Section 951B of the Code (or, in each case, any similar provision of state, local or non-U.S. law); or (ii) has had a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business or has been otherwise subject to net income or similar Tax in a country other than the country of its formation.

(d) Neither the Company nor any Company Subsidiary (i) is a resident or organized in the United States for Tax purposes, (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code; (iii) was created or organized both in the United States and in a non-U.S. jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a); or (iv) has made an election pursuant to Section 897(i) of the Code. Neither the Company nor any Company Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is classified as a partnership for Tax purposes or (ii) owns an entity which is classified as a disregarded entity for Tax purposes.

(e) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (other than Contracts entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes). Neither the Company nor any Company Subsidiary has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(f) Neither the Company nor any Company Subsidiary has Liability for the Taxes of any other Person (other than the Company or any Company Subsidiary) (other than with respect to Contracts entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes).

(g) Each of the Company and the Company Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former director, officer, advisor, consultant, employee, contractor, creditor or equityholder of the Company or any Company Subsidiary or other Person.

(h) Neither the Company nor any Company Subsidiary has been a party to any transaction governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(i) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between or among the Company and the Company Subsidiaries.

(j) Section 2.16(j) of the Disclosure Schedules sets forth as of the date hereof the respective entity classification(s) for U.S. federal income tax purposes of each of the Company and the Company Subsidiaries since its respective inception, and the date and type of any entity classification election filed on IRS Form 8832 with respect to the Company or any Company Subsidiary.

(k) Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of VAT legislation and have maintained and obtained at all times complete, correct and up to date records, invoices and other documents appropriate or requisite for the purposes of VAT legislation.

(l) Each of the Company and the Company Subsidiaries has complied with all applicable Laws with respect to escheatment and abandoned or unclaimed property in all material respects.

(m) Neither the Company nor any Company Subsidiary has taken or agreed to take any action that is not contemplated by this Agreement that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(n) Section 2.3(d), Section 2.5(a)(v), Section 2.8(s), Section 2.12(d), Section 2.18, Section 2.19 and this Section 2.16 constitute the sole and exclusive representations and warranties of the Company and the Company Subsidiaries relating to Tax matters. No representation or warranty is made in this Agreement with respect to the existence, amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute (including methods of accounting) with respect to any Tax period or portion thereof beginning after the Closing Date.

2.17 Compliance with Laws; Permits; Sanctions.

(a) Section 2.17 of the Disclosure Schedules sets forth a list of all material Permits required under Law for the operation and conduct of the Business as operated and conducted on the date hereof. Since January 1, 2023, (i) the Company and each Company Subsidiary has conducted the Business in compliance in all material respects with all Laws and Permits relating to the operation and conduct of the Business and any of its properties or facilities or otherwise that apply to the Company or the Company Subsidiaries; and (ii) neither the Company nor any Company Subsidiary has received (y) notice of any violation, alleged violation or potential violation of any such Laws or Permits that would, individually or in the aggregate, reasonably be expected to be material to the Business or (z) any actual, alleged or potential obligation on the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to be material to the Business.

(b) None of the Company, the Company Subsidiaries or any director or officer, or, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of any of the Company or any Company Subsidiary (in their capacity as director, officer, agent, or employee, as applicable), has at any time during the last six (6) years: (i) used any corporate funds of the Company or any Company Subsidiary for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, or failed to disclose fully any such contribution in violation of applicable Laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (iii) made any unlawful payment or given any other unlawful consideration to any customer, agent, distributor or supplier of the Company or any Company Subsidiary or any director, officer, agent, or employee of such customer or supplier or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, the Brazilian Law No. 12,846/2013 and regulations thereunder (Anti-corruption Law), Brazilian Decree-Law No. 2,848/1940 (Brazilian Criminal Code), Brazilian Law No. 9,613/1998 (Anti-Money Laundering Law), Brazilian Law No. 8,429/1992 (Administrative Improbity Law), Brazilian Law No. 8666/1993 (Public Biddings Law) as amended, or any other applicable anticorruption and anti-money laundering laws, each as amended.

(c) The Company and each Company Subsidiary are in possession of all Permits necessary for the Company and each Company Subsidiary to own, lease and operate their respective properties and to conduct the Business consistent with past practice in all material respects. All applications for or renewals of all such material Permits have been timely filed and made and no such material Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such material Permits are in full force and effect in all material respects and will remain in full force and effect immediately following the Closing in all material respects, and the Company and each Company Subsidiary are in compliance with the foregoing without any material conflict with the valid rights of others. There is no material Action pending, or to the Knowledge of the Company, threatened, nor has the Company or any Company Subsidiary received any written or, to the Company’s Knowledge, oral notice from any Governmental Entity to revoke, cancel, refuse to renew or adversely modify any material Permit.

(d) Neither the Company nor any of the Company Subsidiaries nor any director, officer, nor to the Knowledge of the Company, employee, agent, affiliate or representative of the Parent or any of the Parent Subsidiaries, has, since April 24, 2019, made any disclosure with respect to an actual or apparent violation of applicable Sanctions or Trade Controls or has been subject to civil or criminal penalties or been the subject of any allegation, notice, investigation, prosecution or other enforcement action imposed by any Governmental Entity administering Sanctions or Trade Controls. No investigation, charge, proceeding, investigation, inquiry, or Action by any Governmental Entity administering Sanctions or Trade Controls with respect to an apparent or actual violation of any applicable Sanctions or Trade Controls is now pending or has been asserted or threatened with respect to the Company or the Company Subsidiaries.

(e) Neither the Company nor any of the Company Subsidiaries nor any director, officer, nor to the Knowledge of the Company, employee, agent, affiliate or representative of the Company or any of the Company Subsidiaries is a Person that is, or is 50 percent or more owned or controlled by one or more Persons that are (such person, a “Sanctioned Person”): (i) the subject or target of any economic or financial sanctions or trade embargoes administered or enforced by the United States (including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, the United Kingdom (including, without limitation, His Majesty’s Treasury), or any other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, as this list may be amended from time to time) (a “Sanctioned Territory”). Neither the Company nor any of the Company Subsidiaries nor any director, officer, nor to the Knowledge of the Company, employee, agent, affiliate or representative of the Company or any of the Company Subsidiaries: (A) has, since April 24, 2019, engaged in or is now engaged in any dealings or transactions with, or on behalf of, or for the benefit of any Sanctioned Person, or in or involving any Sanctioned Territory; (B) has, since April 24, 2019, engaged in or is now engaged in any activity, practice or conduct which would constitute a violation of applicable Sanctions or Trade Controls or that would be reasonably expected to result in designation or status as a Sanctioned Person; or (C) is otherwise in violation of applicable Sanctions or Trade Controls. Each of the Company and the Company Subsidiaries, and their directors and officers, and to the Knowledge of the Company, employees, agents, affiliates and representatives of the Company and Company Subsidiaries, has conducted its business in compliance with applicable Sanctions or Trade Controls.

2.18 Employees.

(a) The Company has provided to Parent a true, correct and complete list of all Company Service Providers as of the date of this Agreement, which such list shows with respect to each such individual (i) the employing entity, (ii) the service provider’s name (or employee ID number), (iii) position, (iv) date of commencement of employment, (v) contracted end date (as applicable), (vi) work location (city, state and country, as applicable), (vii) base salary or hourly wage rate, (viii) pension entitlement, (ix) bonus opportunity for the Company’s current fiscal year, as applicable, (x) non-cash benefits, (xi) notice of termination period, and (xii) any applicable severance and redundancy terms.

(b) Since January 1, 2023, except for Serra Verde Brazil and the limits required by the local labor law, neither the Company nor any Company Subsidiary (i) recognizes (nor has done any act which might reasonably be construed as recognition of) any trade union or any other organization of employees or their representatives, (ii) is a party or subject to any labor union or collective bargaining Contract or (iii) is required to notify or consult with any employees or trade union or other body representing employees in connection with the transactions contemplated by this Agreement. There are no pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, labor disputes, strike, work stoppages, organizational activities, requests for representation, pickets or work slow-downs, nor has any such event occurred since January 1, 2023.

(c) The Company and each of the Company Subsidiaries is in compliance in all material respects with all applicable Laws in respect of its current and former employees, consultants and independent contractors relating to employment and labor, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment, employee benefits and fringe benefits, including, but not limited to, worker classification, wages, hours, record of hours, overtime and overtime payment, working during rest days, social benefits contributions (including pension benefits contributions), severance pay, pension, pay slips, sick leave, annual leave, prior notice, termination of employment, notices to employees of employment terms, engagement of service providers, collective bargaining, employment of foreign employees, civil rights, recruitment of employees, workers’ compensation, visa and work permits and governmental permits regarding employment and posting of employees and the collection and payment of withholding or social security Taxes and any similar Tax, occupational safety and health, employment practices, immigration, employment eligibility verification obligations and other employment or labor matters. There is no material unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened before the any Governmental Entity.

(d) Except as would not reasonably be expected to result in material Liability to the Company or the Company Subsidiaries, the Company and the Company Subsidiaries maintain accurate and complete work authorization verification forms with respect to each of their respective former and current employees as required by and in accordance with applicable Law concerning immigration and employment eligibility verification obligations.

(e) Except as would not reasonably be expected to result in material Liability to the Company or the Company Subsidiaries, (i) all Company Service Providers perform and have performed their professional activities in full compliance with applicable Laws, including labor, employment, social security, tax, and occupational health and safety applicable Laws, (ii) all agreements, arrangements, and relationships entered into with such Company Service Providers have been duly documented, are valid and enforceable, and (iii) for each Company Service Provider who is not an employee (each, a “Contracted Professional”), all agreements, arrangements, and relationships entered into accurately reflect the parties’ intent to establish an independent contractor relationship, without any elements of subordination, exclusivity, habituality, or personal dependence that could characterize an employment relationship under the applicable labor, employment or social security Laws. The Company and each Company Subsidiary have duly and timely complied, and are in material compliance, with all obligations arising out of or relating to such engagements, including payment and reporting obligations, and no such Contracted Professional is entitled to any employment-related benefits, protections, or payments applicable to employees under the applicable labor or employment Laws. There are no pending, threatened, or, to the Company’s Knowledge, potential material claims, audits, inspections, or proceedings asserting the existence of an employment relationship, misclassification, or similar recharacterization with respect to any Contracted Professional, nor any outstanding material liabilities arising therefrom, whether before labor courts, Tax authorities, or social security authorities.

(f) Except as set forth on Section 2.18(f) of the Disclosure Schedules, neither the Company or any Company Subsidiary nor any Company Service Provider has given notice of the termination of their employment or services with the Company or the Company Subsidiaries and, to the Knowledge of the Company, no Company Service Provider intends to terminate his or her employment or services with the Company or the Company Subsidiaries (or, following the Closing, with Parent or its Affiliates). No executive of the Company or any of the Company Subsidiaries has been dismissed or resigned in the last twelve (12) months prior to the date of this Agreement.

(g) There has not been, nor are there currently, any proceedings or internal investigations or inquiries conducted by the Company or any Company Subsidiaries, any of their respective boards of directors (or managers) or any committee thereof (or any Person at the request of any of the foregoing) concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former Company Service Provider, in each case, that are or would be, individually or in the aggregate, material to the Company.

(h) Since January 1, 2023, there has not been, nor are there currently, any proceedings or internal investigations or inquiries conducted by the Company or any Company Subsidiaries, any of their respective boards of directors (or managers) or any committee thereof (or any Person at the request of any of the foregoing) concerning, or any act or allegation of or relating to, discrimination, harassment or misconduct (including, but not limited to, sexual harassment or misconduct), or breach of any policy of the Company or relating to the foregoing, in each case involving the Company or any Company Subsidiary or any current or former officer, senior management employee or director of the Company or any Company Subsidiary, nor has there been, to the Company’s Knowledge, any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Company’s Knowledge has any such proceeding, investigation, settlement or other arrangement been threatened.

2.19 Employee Benefits.

(a) Section 2.19(a) of the Disclosure Schedules sets forth as of the date hereof a complete and accurate list of each material Benefit Plan; provided, however, that Section 2.19(a) of the Disclosure Schedules need not list (x) individualized Contracts with respect to Company Equity Awards that are consistent in all material respects with a standard form of award agreement under the Company Equity Plan, or (y) individual Company Service Provider agreements that do not contain change in control, severance or retention payments or benefits and are consistent in all material respects with a standard form of employment or individual consulting agreements, in each case, provided that the standard form of such agreement is disclosed on Section 2.19(a) of the Disclosure Schedules and has been provided to Parent.

(b) With respect to each Benefit Plan, the Company has provided to Parent a true, correct and complete copy, as applicable, of (i) the Benefit Plan document and all amendments thereto (or, if such Benefit Plan is unwritten, a written description of the material terms thereof), (ii) all related trust documents, insurance policies or Contracts, (iii) the most recent summary plan description and any summary of material modifications, (iv) the most recent annual reports with accompanying schedules and attachments, if any, required under applicable Law, (v) the most recently prepared actuarial reports, financial statements and trustee reports, (vi) all material records, notices and filings concerning governmental authority audits or investigations, and (vii) all non-routine, written communications relating to any Benefit Plan and any proposed employee benefit plan.

(c) No Benefit Plan is a U.S. Benefit Plan, and the Company and Company Subsidiaries have never sponsored, maintained or had any Liability with respect to any plan or arrangement that would be a U.S. Benefit Plan if in effect on the date hereof.

(d) The Company and the Company Subsidiaries, since January 1, 2023 performed all material obligations required to be performed under, are not in default or material violation of, and the Company has no Knowledge of any default or material violation by any other party to, any Benefit Plan. Each Benefit Plan complies in all material respects in form and operation, and has been administered since January 1, 2023 in all material respects in accordance with, its terms and all applicable Laws and all payments, premiums and contributions required to be made under the terms of any Benefit Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s (or as applicable, any of the Company Subsidiaries’) financial statements prior to the date of this Agreement. No Company Subsidiary has funded, paid, recharged, reimbursed, accrued, or otherwise borne, directly or indirectly, any costs, payments, liabilities, or obligations arising out of or in connection with any Benefit Plan granted by the Company. With respect to each Benefit Plan, since January 1, 2023, all tax, annual reporting and other governmental filings required by applicable Laws have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants except as would not reasonably be expected to result in material Liability to the Company or the Company Subsidiaries. Each Benefit Plan, if intended to qualify for special tax treatment, meets all requirements for such treatment, or if intended or required to be funded and/or book-reserved, is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. With respect to the Benefit Plans, to the Company’s Knowledge, no event has occurred and there exists no condition or set of circumstances in connection with which the Company would reasonably be expected to be subject to any material Liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans or any other applicable Law. No Benefit Plan gives rise to any employment or labor recharacterization risk under applicable labor or employment Laws.

(e) Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without Liability (other than Liability for ordinary administrative expenses typically incurred in a termination event). Neither the Company nor any of the Company Subsidiaries, nor to the Company’s Knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by applicable Law.

(f) To the Company’s Knowledge, no Benefit Plan (including any equity-based or equity-linked plan or arrangement) gives rise to any material employment or labor recharacterization risk under applicable labor, employment, tax, or social security Laws, including, without limitation, any material risk that awards, grants, or payments thereunder could be recharacterized as employment income or salary for purposes of labor charges, social security contributions, or severance fund (FGTS) obligations.

(g) There are no pending audits or investigations by any Governmental Entity involving any Benefit Plan, and, to the Company’s Knowledge, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto. The Company or any Company Subsidiary is not (with respect to any Benefit Plan), and no Benefit Plan or, to the Company’s Knowledge, any fiduciary thereof is the subject of an audit or investigation by any Governmental Entity, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(h) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) entitle any current or former employee, consultant or director of the Company or any Company Subsidiary or any group of such employees, consultants or directors to any contractual or gratuitous payment, award or benefit; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or limit the right of the Company or any Company Subsidiary to amend, modify or terminate any Benefit Plan or (iv) enable any director or employees to terminate their employment or engagement, in each case except as expressly set forth in Section 1.1(d).

(i) Except as required by applicable Law, no Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. Except as set forth on Section 2.19(i) of the Disclosure Schedules, no Benefit Plan is, and none of the Company or any of the Company Subsidiaries or any current currently maintains, sponsors, participates in or contributes to, or has at any time maintained, established, sponsored, participated in, or contributed to, or has any obligation or Liability (whether fixed or contingent, direct or indirect) with respect to any defined benefit pension or similar plan.

(j) Except as set forth on Section 2.19(j) of the Disclosure Schedules, neither the Company nor any Company Subsidiary has provided any compensation or benefits to any current or former employee or other service provider who is subject to U.S. Tax Laws, including under any Benefit Plan. No Benefit Plan is qualified or intended to be qualified under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary maintains, contributes to or sponsors any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). No payment pursuant to any Benefit Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code) would subject any Person to Tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount under any Benefit Plan that would reasonably be expected to be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code (or any corresponding or similar provision of state, local or national Tax law).

2.20 Affiliated Transactions. Except as set forth on Section 2.19(a) of the Disclosure Schedules, no Related Party (a) is a party to any Contract with the Company or any Company Subsidiary; (b) has, any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or any Company Subsidiary (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing no more than five percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person); (c) has, any interest in any property, asset or right used by the Company or any Company Subsidiary or necessary for the Business; (d) has any Indebtedness owed to the Company or any Company Subsidiary other than advances for Ordinary Course of Business expenses; or (e) has received any funds from the Company or any Company Subsidiary since the Balance Sheet Date, or is the obligee or beneficiary of any Liability of the Company or any Company Subsidiary since the Balance Sheet Date, except for employment-related compensation, benefits or reimbursement of expenses paid or payable in the Ordinary Course of Business and on arm’s-length terms.

2.21 Environmental Matters. Except as would not be expected to have a Company Material Adverse Effect:

(a) Each of the Company, the Company Subsidiaries and their respective Affiliates (for the purposes of this Section 2.21 only, collectively, the “Company”) is now and since January 1, 2023, has been in compliance with all applicable Environmental Laws.

(b) The Company possesses and is in compliance with all Environmental Permits necessary for the operation of the Business. Each such Environmental Permit is in full force and effect. There are no pending or, to the Knowledge of the Company, threatened Actions for, and no facts, circumstances, or conditions exist with respect to the Business that could reasonably be expected to result in, the revocation, suspension, modification or non-renewal of any Environmental Permit possessed by the Company. The Company has taken all actions necessary for the timely renewal of each such Environmental Permit, and no renewal is required in the two year period following the Effective Time. There are no modifications of any Environmental Permit possessed by the Company pending or required for the operation of the Business. The Company is not in breach, default or violation of the terms of any such Environmental Permit. No consent or other approval of any Person is required under the terms of any Environmental Permit held by the Company for the consummation of the transactions contemplated by this Agreement.

(c) The Company reasonably believes that any Environmental Permits which have not been obtained by the Company as of the date of this Agreement, but which are necessary to be obtained in the future by the Company for the operation of the Business in the future (including the further development of the Brazilian Mineral Rights):

(i) shall be obtained in the Ordinary Course of Business on or prior to the commencement of the appropriate stage of the ownership and development of the Brazilian Mineral Rights for which such Environmental Permits would be necessary; and

(ii) shall not contain any condition or requirements, (1) the compliance with which could reasonably be expected to result in a Company Material Adverse Effect or (2) which the Company does not expect to satisfy on or prior to the commencement of the appropriate stage of ownership or development of the Brazilian Mineral Rights, except, in the case of clause (2) to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to (x) give rise to a delay in the development of the Brazilian Mineral Rights, or (y) give rise to a Liability of the Company.

(d) The Company has not, since January 1, 2023, used, generated, treated, stored, transported, disposed of, Released or handled Hazardous Substances on or at any property currently or formerly owned, leased or operated by the Company, nor has there been any Release by the Company at any other location, except in compliance with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in Liability to the Company, and there is no prior Release which would reasonably be expected to give rise to Liability to the Company.

(e) There is not now and there has not, since January 1, 2023, been any Hazardous Substances at, on, under, about or emanating from or to any property currently owned, leased or operated by the Company except in compliance with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in Liability to the Company.

(f) The Company has not, since January 1, 2023, received or responded to any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, of any alleged, actual or potential responsibility or Liability for, or any inquiry or investigation regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor does the Company have Knowledge of any information which might form the basis of any such notice or claim.

(g) The Company is not subject to any pending Actions alleging non-compliance with, or any Liability arising under, any Environmental Law.

(h) There is not now, nor to the Knowledge of the Company has there ever been, any underground storage tank at any property currently owned, leased or operated by the Company.

(i) The Company has not agreed to indemnify or hold harmless any other Person for any violation of, or Liability arising under, Environmental Laws.

(j) There is no obligation on the part of the Company to have in place any financial assurance instrument under any Environmental Law.

(k) The Company has not entered into or agreed to any consent order or decree, and is not subject to any judgment, settlement, Order, or agreement relating to, any Liability under any applicable Environmental Law, any Environmental Permit, or the investigation, sampling, monitoring, treatment, or Remediation of Hazardous Substances, and there are no facts, circumstances or conditions existing currently that would reasonably be expected to subject the Company to damages, losses, penalties, fines, injunctive relief or cleanup costs under any Environmental Law, or which require or are reasonably expected to require Remediation or other response pursuant to applicable Environmental Law.

(l) Other than in the Ordinary Course of Business, there are no expenditures required of the Company as of the date of this Agreement or within three years thereafter (including as a result of the transactions contemplated by this Agreement) to: (i) comply with, or maintain any Environmental Permits required for the operation of the Business and the continued development of the Brazilian Mineral Rights, (ii) comply with Environmental Laws, or (iii) address any noncompliance with Environmental Laws arising out of the Business of the Company.

(m) Company has provided to Parent true, complete and correct copies of (i) all sampling results and environmental or safety audit or inspection reports obtained in the last three (3) years, (ii) current environmental insurance policies, (iii) descriptions of Reclamation obligations and cost estimates for the same, (iv) all Environmental Permits obtained by the Company as of the date of this Agreement, and (v) all other written reports or correspondence concerning environmental, health or safety issues, pertaining to any current or former operations of the Company, and of property currently or formerly owned, leased or operated by the Company.

2.22 Customers and Suppliers.

(a) Section 2.22(a) of the Disclosure Schedules sets forth a list of the top ten (10) customers of the Company and the Company Subsidiaries (including distributors) (each, a “Material Customer”), based on the amount in $ of consolidated revenues earned by the Company and the Company Subsidiaries for twelve (12) months ending December 31, 2025 and the revenues generated from such customers.

(b) Section 2.22(b) of the Disclosure Schedules sets forth a list of the top ten (10) vendors, suppliers, resellers, service providers and other similar business relations of the Company and the Company Subsidiaries (each, a “Material Supplier”) based on the amount in $ of goods or services purchased by the Company or any Company Subsidiary for each of the twelve (12) months ended December 31, 2025 and the three months ended March 31, 2026.

(c) Except as set forth on Section 2.22(c) of the Disclosure Schedules, no Material Customer or Material Supplier has delivered written notice to the Company or any Company Subsidiary within the past twelve (12) months that it intends to stop or materially alter its business relationship with the Company or any Company Subsidiary (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), or has during such period decreased materially its supply of services or products to, or purchase of products or services from the Company or any Company Subsidiary. To the Company’s Knowledge, within the past twelve (12) months (i) no Material Customer or Material Supplier has stated in writing an intention to cancel or otherwise substantially modify its relationship with the Company or any Company Subsidiary or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company or any Company Subsidiary, (ii) no Material Customer or Material Supplier has delivered a written notice to the Company or any Company Subsidiary of any material problem or dispute with any Material Customer or Material Supplier, and (iii) no such Material Customer or Material Supplier is the subject of any voluntary or involuntary bankruptcy, solvency or other similar proceeding.

2.23 Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract to which the Company or any Company Subsidiary or any of their Affiliates is a party or that is otherwise binding upon the Company or any Company Subsidiary or any of their Affiliates and no Person is entitled to any fee or commission or like payment in respect thereof. All fees, commissions or like payments to any Person referenced in the first sentence of this Section 2.23 as set forth on Section 2.23 of the Disclosure Schedules shall be paid at Closing and, following Closing, none of the Company, Parent or any of their respective Affiliates will have any obligation of any kind with respect to such matters or agreements.

2.24 Mineral Rights.

(a) (i) Serra Verde Brazil has all of the rights, Contracts and licenses necessary to authorize and enable it to properly and legally carry on the mineral exploration, exploitation and mining activities in connection with the Brazilian Mineral Rights, all of which are listed in Section 2.24(a) of the Disclosure Schedules, and (ii) Serra Verde Brazil has duly complied with and is not in default with respect to, such rights, Contracts and/or licenses.

(b) Except for the Brazilian Mineral Rights, Serra Verde Brazil holds no other mining rights, tenements and/or authorizations.

(c) Each of the Brazilian Mineral Rights has been recorded in the name of Serra Verde Brazil and has been lawfully acquired and/or obtained and is duly registered with the NMA, to the extent required by applicable Law.

(d) The Brazilian Mineral Rights are valid and in good standing and all rentals (including the payments due to landowners, possessors or surface rights holders), fees (including Taxa Annual per Hectare and inspection fees), expenditures, royalties (including CFEM), fines and other payments owned in respect of the Brazilian Mineral Rights have been fully and timely paid and all fillings in respect of the Brazilian Mineral Rights have been made to the Governmental Entities. Serra Verde Brazil has good, legitimate, valid and marketable title to the Brazilian Mineral Rights. Except for the Liens listed in Section 2.24(d) of the of the Disclosure Schedules, all Brazilian Mineral Rights are free and clear of any and all Liens.

(e) Serra Verde Brazil (i) has full access to the relevant areas associated with the Brazilian Mineral Rights that are currently being or that are to be exploited or explored by Serra Verde Brazil; and (ii) has been granted legal and proper easements, possession and/or surface rights required for such access.

(f) Serra Verde Brazil is in compliance with, and is not alleged to be in default or breach of, all obligations established in the Mining Law and has performed all of the obligations required to be performed by it in respect of the Brazilian Mineral Rights (including any such obligations arising under any applicable Contracts, Mining Law (including any Law applicable to mining dams, waste piles and nuclear minerals) and/or Orders in relation to the Brazilian Mineral Rights).

(g) Except for those listed in Section 2.24(g) of the Disclosure Schedules, there are no ongoing or threatened administrative or judicial proceedings involving the Brazilian Mineral Rights, including administrative or judicial proceedings, related to non-compliance with the applicable Mining Law, Contracts and/or licenses or otherwise related to the Brazilian Mineral Rights.

(h) No Person other than Serra Verde Brazil has any preferential right or interest in the Brazilian Mineral Rights or the production or profits from the Brazilian Mineral Rights or any royalty in respect of the Brazilian Mineral Rights or any right to acquire any such interest.

(i) There are no back-in rights, earn-in rights, rights of first refusal, assignments or promises of assignment or similar provisions or rights which affect or may affect Serra Verde Brazil’s interest in the Brazilian Mineral Rights. There are no agreements, understandings or instruments executed by the Company, Serra Verde Brazil or any Company Subsidiaries with third parties that may or would adversely affect the Brazilian Mineral Rights.

(j) The Brazilian Mineral Rights (i) do not lie within any protected area, rescued area, reserve, reservation, reserved area, or special needs lands as designated by any Governmental Entity having jurisdiction thereover, and (ii) do not contain, nor are in proximity of, any quilombola or indigenous or local communities that would be adversely impacted by Serra Verde Brazil’s activities.

(k) No dispute between Serra Verde Brazil and any non-governmental organization, community, community group, quilombola, indigenous peoples or indigenous group exists or is threatened with respect to Serra Verde Brazil business and/or the Brazilian Mineral Rights.

(l) Serra Verde Brazil has never received any communication from competent Governmental Entity regarding the potential economic viability of nuclear mineral exploration within the area of the Brazilian Mineral Rights.

(m) No Brazilian Mineral Rights has (i) been expropriated, had its area reduced or been seized or forfeited by any Governmental Entity or (ii) otherwise been impaired, including with respect to scope (geographic or otherwise) or duration. No written notice of any such action in respect of any Brazilian Mineral Rights has been received by Serra Verde Brazil. No act, fact, omission or ongoing claims that would (i) adversely affect any Brazilian Mineral Rights or the exercise of the rights arising from any such Brazilian Mineral Rights; (ii) result in the termination, revocation, expropriation, default or forfeiture of any Brazilian Mineral Rights; or (iii) result in the accountability for illegal or irregular mining activities within any Brazilian Mineral Rights carried out by Serra Verde Brazil and or third parties (with or without the consent of Serra Verde Brazil), as well as in any other areas, including areas of other mineral rights previously held by Serra Verde Brazil is pending, or threatened against Serra Verde Brazil.

2.25 Solvency. The Company and the Company Subsidiaries are not, in fact or in Law, in a pre-bankruptcy or insolvency situation. No Order has been issued and neither the Company nor any Company Subsidiary filed any application and/or petitioned to any Person, nor have they received any notice from any Person, requesting bankruptcy or initiating any insolvency proceedings of the Company and/or the Company Subsidiaries. The Company and the Company Subsidiaries have not entered into or proposed any agreement or composition with their creditors or any class of creditors, including in the context of judicial or extrajudicial recovery. The transactions contemplated in this Agreement and in other Transaction Documents does not qualify as a fraudulent or illegal transfer of goods or assets of the Company and/or the Company Subsidiaries, in accordance with the applicable Law, and cannot be annulled or dissolved based on any of these grounds.

2.26 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case, excluding any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

2.27 Retained Finance Agreement.

(a) The Retained Finance Agreement is valid, binding and enforceable against the Company and to the Knowledge of the Company, enforceable by the Company against the other parties thereto, in accordance with their respective terms, subject to the Enforceability Exceptions. To the Knowledge of the Company, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any Company Subsidiary under the Retained Finance Agreement in any material respect, (ii) no other party to the Retained Finance Agreement is in breach thereof or default thereunder in any material respect and none of the Company or any Company Subsidiary has received any written notice of termination, cancellation, breach or default under the Retained Finance Agreement; and (iii) other than as contemplated under the Retained Finance Agreement, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under the Retained Finance Agreement with any Person and no such Person has made written demand for such renegotiation.

(b) As of the date hereof, the Company has no Knowledge of any material fact, circumstance, event, or condition that would reasonably be expected to result in (i) a failure by the Company to achieve or satisfy any funding milestone included in the Retained Finance Agreement, or (ii) a default or event of default by the Company with respect to any such milestone.

2.28 No Other Representations; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS MODIFIED BY THE DISCLOSURE SCHEDULES) AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY HEREUNDER, PARENT, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (A) NEITHER THE COMPANY NOR ANY OTHER PERSON ON BEHALF OF THE COMPANY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE COMPANY SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE), THE PRO FORMA FINANCIAL INFORMATION, COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS, PLANS OR ANY OTHER FORWARD-LOOKING STATEMENTS OF THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OTHER MATTER OR WITH RESPECT TO ANY OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS OR MANAGEMENT PRESENTATIONS PROVIDED BY THE COMPANY OR THE COMPANY SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES AND (B) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE COMPANY, AND NEITHER PARENT NOR ANY PERSON ON ITS BEHALF IS ENTITLED TO RELY ON, OR HAS RELIED ON OR IS RELYING ON, ANY SUCH REPRESENTATION OR WARRANTY, IF MADE.

Article III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Documents filed with the SEC on or after March 12, 2025 and that are available on the SEC’s website through EDGAR as at 11:59 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of this Agreement (excluding any risk factors (other than historical information of Parent contained therein), forward-looking statements or similar predictive statements) (the “Signing Parent SEC Documents”) (it being agreed that nothing disclosed in the Signing Parent SEC Documents will be deemed to modify or qualify the representations and warranties set forth in Section 3.2), each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (unless the particular statement speaks expressly as of another date, in which case Parent and Merger Sub so represent and warrant as of such other date).

3.1 Organization; Power. Merger Sub is (i) a business company limited by shares incorporated under the laws of the British Virgin Islands and (ii) an indirect, wholly owned subsidiary of Parent. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Parent Subsidiaries (i) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to Parent. Parent has filed with the SEC, which are publicly available on the SEC’s website through EDGAR as at 11:59 p.m. Eastern Time on the date that is one (1) Business Day prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). Complete and accurate copies of the organizational documents of each Parent Subsidiary have been provided to the Company and reflect all material amendments made thereto at any time prior to the date of this Agreement. The Parent Governing Documents are in full force and effect, and Parent is not in violation of Parent Governing Documents in any material respect. Neither Parent nor any Parent Subsidiary has adopted, and there is not currently in effect, any stockholder rights plan, “poison pill,” rights agreement or similar anti-takeover plan, agreement or device that would be triggered by or otherwise apply to the transactions contemplated by this Agreement, including the issuance of Parent Stock as consideration pursuant hereto or the Parent Stockholder Approval.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 750,000,000 shares of common stock, par value $0.0001 per share and 50,000,000 shares of Preferred Stock, par value $0.0001 per share, of which 15,000,000 shares were designated as Series A Preferred Stock (“Parent Preferred Stock”). As of April 17, 2026, (A) 217,985,608 shares of Parent Stock were issued and outstanding, (B) no shares of Parent Stock were held in treasury, (C) 1,224,351 shares of Parent Preferred Stock were issued and outstanding, (D) zero shares of Parent Stock were issuable upon the exercise of outstanding options to purchase Parent Stock, (E) 2,358,104 shares of Parent Stock were subject to outstanding restricted stock units (including performance stock units, assuming achievement of the applicable performance measures at the maximum level) of Parent, (F) 10,488,216 shares of Parent Stock were reserved and available for issuance under the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan, and (G) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date hereof, except as set forth in Section 3.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests. As of the date hereof, except as set forth in Parent’s organizational documents, there are no (i) outstanding obligations of Parent to repurchase, redeem or otherwise acquire or retire for value any Parent Stock and (ii) statutory or contractual equity holder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights with respect to the Parent Stock. Parent has not violated, in any material respect, any applicable securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Parent Stock. As of the date hereof, except as set forth in Parent’s organizational documents, Parent has no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and there are no restrictions of any kind which prevent the payment of the foregoing by Parent, other than those arising under applicable Law and, if and to the extent the Parent Loan Agreement has been entered into, the Parent Loan Agreement.

(c) As of the date hereof, neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) As of the date hereof, there are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary. Neither Parent nor any of its Affiliates or Representatives has entered into any Contract with any holder of Parent Stock or any other security of Parent (i) relating to the vote of such holder with respect to the Parent Stockholder Approval or (ii) with respect to the transactions contemplated by this Agreement, in each case, that has not been disclosed in writing to the Company prior to the date of this Agreement.

(e) The shares of Parent Stock to be issued as consideration pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be (other than restrictions under applicable securities Laws or created by the Company Shareholders, including pursuant to the Lockup Agreements) free of preemptive rights and free of restrictions on transfer.

3.3 Authorization.

(a) Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby, including the issuance of Parent Stock as consideration. The execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub or Parent is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub, and no other corporate proceedings (pursuant to Parent Governing Documents or otherwise) on the part of Parent or Merger Sub are necessary to authorize the consummation of, and to consummate, the transactions contemplated hereunder.

(b) No vote or consent of the holders of any class or series of capital stock of Merger Sub or Parent, or of any other securities of Merger Sub or Parent (equity or otherwise), is necessary to adopt this Agreement or the other Transaction Documents to which Merger Sub or Parent is or will be a party or to approve the transactions contemplated hereunder or thereunder, except for the Parent Stockholder Approval with respect to the issuance of Parent Stock pursuant to this Agreement.

(c) This Agreement has been, and each other Transaction Document to which Merger Sub or Parent is or will be a party is or will be, duly and validly executed and delivered by Merger Sub and Parent and, assuming this Agreement and such other Transaction Documents constitute the valid and binding agreement of the other parties hereto and thereto, as applicable, constitutes the valid and binding obligation of Merger Sub and Parent, enforceable against it in accordance with their terms, subject to the Enforceability Exceptions.

3.4 No Conflict; Required Filings and Consents.

(a) No authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is required in connection with the execution and delivery by Merger Sub or Parent of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation by Merger Sub or Parent of the transactions contemplated hereunder or thereunder, except for (i) the filing with the SEC of such reports under the Securities Act, the Exchange Act and the rules and regulations thereunder, filings with Nasdaq, filings with FINRA, and filings and approvals under applicable state securities or “blue sky” Laws, in each case, as may be required in connection with this Agreement and the transactions contemplated hereby, and (ii) filings required under the HSR Act and any applicable Antitrust Laws and (iii) as set forth on Section 3.4(a) of the Disclosure Schedules.

(b) The execution and delivery by Merger Sub and Parent of this Agreement and the other Transaction Documents to which Merger Sub or Parent is or will be a party do not, and the consummation of the transactions contemplated hereunder and thereunder and compliance with the provisions hereof and thereof will not (i) conflict with or result in any material violation or breach of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under, any material contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, (ii) conflict with or result in any violation of any provision of (A) Parent Governing Documents or (B) the organizational or governing documents of any Parent Subsidiary, or (iii) conflict with or violate any Law applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than, in each case, any such conflict, violation, breach, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to be, individually or in the aggregate, material to Parent and Parent Subsidiaries, taken as a whole, or their ability to consummate the transactions contemplated by, and perform their obligations under, the Transaction Documents.

3.5 Brokerage. There are no claims for brokerage commissions, finders’ fees, financial advisors’ fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any Contract to which Merger Sub, Parent or any of their Affiliates is a party or that is otherwise binding upon Merger Sub, Parent or any of their Affiliates, and no Person is entitled to any fee or commission or like payment in respect thereof.

3.6 Valid Issuance; Sufficiency of Funds. The shares of Parent Stock to be issued to the Company Shareholders pursuant to the terms of this Agreement, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable. As of the date of this Agreement and the Closing Date, Parent has and will have sufficient cash available to enable Parent to make payment of the portion of the Merger Consideration that is payable in cash pursuant hereto.

3.7 SEC Reports; Nasdaq Listing.

(a) Parent has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2025 (together with all exhibits, financial statements and schedules thereto, all information incorporated therein by reference and all documents filed with the SEC during such period by Parent on a voluntary basis) (collectively, the “Parent SEC Documents”). As of its filing (or furnishing) date or, if amended, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or latest effective date, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. There are no material outstanding or unresolved written comments from the SEC with respect to Parent SEC Documents. No Parent SEC Documents are, to the Knowledge of Parent, the subject of ongoing SEC review.

(b) The financial statements of Parent and Parent Subsidiaries contained in Parent SEC Documents (the “Parent Financial Statements”), have been prepared, in all material respects, from the books and records of Parent and Parent Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The Parent Financial Statements (including the related notes) present fairly in all material respects the consolidated financial position of Parent and Parent Subsidiaries as at the respective dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Since January 1, 2025, Parent has not received any “complaints” (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of Parent, since January 1, 2025, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee of Parent has threatened to file any such complaint.

(c) Parent and Parent Subsidiaries are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither Parent nor any Parent Subsidiary is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contract, including any contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

(e) The Parent Stock is listed on Nasdaq and Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq and has not received any notices from Nasdaq that could impact the ability for Parent Stock to remain listed.

3.8 Internal Controls and Procedures. Parent has established and maintains, and at all times since January 1, 2025 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are effective at the reasonable assurance level and designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2025, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting and (iii) any written claim or allegation regarding clauses (i) or (ii). Since January 1, 2025 through the date hereof, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

3.9 Absence of Certain Changes of Events. From September 30, 2025, through the date of this Agreement, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.10 No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any Liabilities except for: (a) as and to the extent specifically reflected or reserved against in Parent’s consolidated balance sheet (or disclosed in the notes thereto) as of June 30, 2025 included in Parent SEC Documents filed or furnished prior to the date hereof, (b) Liabilities incurred in the Ordinary Course of Business since September 30, 2025 (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Order), (c) Liabilities expressly contemplated by or incurred in connection with this Agreement and the transactions contemplated hereby, (d) if and to the extent the Parent Loan Agreement has been entered into, Liabilities under the Parent Loan Agreement and (e) Liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.11 Compliance with Law; Permits; Sanctions.

(a) Parent and Parent Subsidiaries are, and since January 1, 2025 have been, in compliance with any Laws (including employee benefits and labor Laws) applicable to Parent, Parent Subsidiaries or any of their respective properties or assets, except where any failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2023, (i) Parent and each Parent Subsidiary has conducted their respective businesses in compliance in all material respects with all Permits relating to the operation and conduct of such businesses and any of its properties or facilities or otherwise that apply to Parent or the Parent Subsidiaries; and (ii) neither Parent nor any Parent Subsidiary has received (y) notice of any violation, alleged violation or potential violation of any such Permits that would, individually or in the aggregate, reasonably be expected to be material to the business of Parent and the Parent Subsidiaries or (z) any actual, alleged or potential obligation on the part of Parent or any Parent Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and each of the Parent Subsidiaries are in possession of all Permits necessary for Parent and each Parent Subsidiary to own, lease and operate their respective properties and to conduct their respective businesses consistent with past practice in all material respects. All applications for or renewals of all such material Permits have been timely filed and made and no such material Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Parent and each Parent Subsidiary are in compliance with the foregoing without any conflict with the valid rights of others. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Action pending, or to the Knowledge of Parent, threatened, nor has Parent or any Parent Subsidiary received any written or, to Parent’s Knowledge, oral notice from any Governmental Entity to revoke, cancel, refuse to renew or adversely modify any Permit.

(c) Neither the Parent nor any of the Parent Subsidiaries nor any director, officer, nor to the Knowledge of the Parent, employee, agent, affiliate or representative of the Parent or any of the Parent Subsidiaries, has, since April 24, 2019, made any disclosure with respect to an actual or apparent violation of applicable Sanctions or Trade Controls or has been subject to civil or criminal penalties or been the subject of any allegation, notice, investigation, prosecution or other enforcement action imposed by any Governmental Entity administering Sanctions or Trade Controls; and (ii) no investigation, charge, proceeding, investigation, inquiry, or Action by any Governmental Entity administering Sanctions or Trade Controls with respect to an apparent or actual violation of any applicable Sanctions or Trade Controls is now pending or has been asserted or threatened with respect to the Parent or the Parent Subsidiaries.

(d) Neither the Parent nor any of the Parent Subsidiaries nor any director, officer, nor to the Knowledge of the Parent, employee, agent, affiliate or representative of the Parent or any of the Parent Subsidiaries (i) is a Sanctioned Person; (ii) has, since April 24, 2019 engaged in any dealings or transactions with, or on behalf of, or for the benefit of any Sanctioned Person, or in or involving any Sanctioned Territory; (iii) has, since April 24, 2019, engaged in or is now engaged in any activity, practice or conduct which would constitute a violation of application Sanctions or Trade Controls; (iv) has, since April 24, 2019, engaged in or is now engaged in any activity, practice or conduct that would be reasonably expected to result in designation or status as a Sanctioned Person; or (v) is otherwise in violation of applicable Sanctions or Trade Controls. Each of the Parent and Parent Subsidiaries, and their directors and officers, and to the Knowledge of the Parent, employees, agents, affiliates and representatives of the Parent and Parent Subsidiaries, has conducted its business in compliance with applicable Sanctions and Trade Controls.

3.12 Legal Proceedings; Orders.

(a) There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of Parent Subsidiaries, or any of their respective properties, rights or assets, by or before any Governmental Entity, and there are no orders, judgments, decrees of or settlement agreements with any Governmental Entity binding upon Parent or any Parent Subsidiary, in each case that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company that the statements contained in Section 3.12 of the Disclosure Schedules are true and correct as of the date of this Agreement and will be true and correct as of the Closing.

3.13 Intellectual Property.

(a) Except as would not reasonably be expected to be material to the Parent or any Parent Subsidiaries, taken as a whole, (i) Parent and the Parent Subsidiaries exclusively own all right, title, and interest in and to all Intellectual Property Rights which Parent or any Parent Subsidiaries has or purports to have an ownership interest of any nature (collectively, the “Parent IP”) free and clear of any Liens (other than a Permitted Lien), and have valid rights to use all other Intellectual Property Rights used, held for use, or practiced by Parent or any Parent Subsidiaries in the conduct of their businesses as currently conducted and (ii) the Parent IP and the other Intellectual Property Rights licensed to Parent and Parent Subsidiaries collectively constitute all Intellectual Property necessary and sufficient to conduct the businesses of Parent or any Parent Subsidiary as currently conducted.

(b) Except as would not reasonably be expected to be material to the Parent or any Parent Subsidiaries, taken as a whole, during the three (3) year period from the Closing Date, neither the conduct of the business of Parent or any Parent Subsidiary, nor the ownership, licensing, use, exploitation or development of the Parent IP has infringed, misappropriated, diluted, or otherwise violated, or is currently infringing, misappropriating, diluting, or otherwise violating, any Intellectual Property Right of any other Person. No infringement, misappropriation, dilution, or similar claim or Action is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary or, to the Knowledge of Parent, against any Person who may be entitled to be indemnified or reimbursed by Parent or any Parent Subsidiary with respect to such claim or Action. Except as would not reasonably be expected to be material to the Parent or any Parent Subsidiaries, taken as a whole, no interference, opposition, reissue, reexamination, or other Action of any nature is pending, or, to the Knowledge of the Parent, has been threatened, in which the scope, validity, registrability or enforceability of any Parent IP registered, filed, or issued under the authority of any Governmental Entity or domain name registry is being or has been contested or challenged, and neither the Parent nor any Parent Subsidiary has received written notice that any such Parent IP is invalid or unenforceable. Neither Parent nor any of the Parent Subsidiaries has received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, dilution, or other violation of any Intellectual Property Right of another Person, including any notice inviting Parent or Parent Subsidiaries to take a license under any Intellectual Property Right.

(c) To the Knowledge of Parent, no third party is infringing, misappropriating, diluting or otherwise violating the Parent IP in any material respect, and there are no pending or threatened claims or similar Actions by Parent or any Parent Subsidiary against any Person alleging infringement, misappropriation, dilution or other violation of any Parent IP.

(d) Parent and Parent Subsidiaries have taken commercially reasonable measures to protect the confidentiality of material trade secrets used in the businesses of Parent and Parent Subsidiaries. Except as would not reasonably be expected to be material to the Parent and any Parent Subsidiaries, taken as a whole, to the Knowledge of Parent, there has been no unauthorized access to, unauthorized use of, theft or loss of trade secrets or other confidential information owned or held for use by Parent or Parent Subsidiaries. Except as would not reasonably be expected to be material to the Parent or any Parent Subsidiaries, taken as a whole, neither Parent nor any Parent Subsidiary has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Parent IP that is material to the business of Parent and Parent Subsidiaries to any Person.

(e) The Parent IT Systems (i) are in good working condition and operate in all material respects in accordance with their documentation and functional specifications, (ii) are sufficient in all material respects for the conduct of the businesses of Parent and Parent Subsidiaries as currently conducted, and (iii) have not materially malfunctioned or failed since January 1, 2023.

3.14 Environmental Matters. Except as would not be expected to have a Parent Material Adverse Effect:

(a) Each of the Parent and Parent Subsidiaries, is now and since January 1, 2023, has been in compliance with all applicable Environmental Laws;

(b) The Parent and Parent Subsidiaries possess and are in compliance with all Environmental Permits necessary for the operation of the business of Parent and the Parent Subsidiaries. Each such Environmental Permit is in full force and effect. There are no pending or, to the Parent’s Knowledge, threatened Actions for, and no facts, circumstances, or conditions exist with respect to the Parent business that could reasonably be expected to result in, the revocation, suspension, modification or non-renewal of any Environmental Permit possessed by the Parent or Parent Subsidiaries. The Parent and Parent Subsidiaries have taken all actions necessary for the timely renewal of each such Environmental Permit, and no renewal is required in the two year period following the Effective Time. There are no modifications of any Environmental Permit possessed by the Parent and Parent Subsidiaries pending or required for the operation of the Parent business. The Parent and Parent Subsidiaries are not in breach, default or violation of the terms of any such Environmental Permit. No consent or other approval of any Person is required under the terms of any Environmental Permit held by the Parent or Parent Subsidiaries for the consummation of the transactions contemplated by this Agreement;

(c) The Parent and Parent Subsidiaries reasonably believe that any Environmental Permits which have not been obtained by the Parent and Parent Subsidiaries as of the date of this Agreement, but which are necessary to be obtained in the future by the Parent and Parent Subsidiaries for the operation of the business of Parent and the Parent Subsidiaries in the future (including the further development of the Round Top Development):

(i) shall be obtained in the Ordinary Course of Business on or prior to the commencement of the appropriate stage of the ownership and development for which such Environmental Permits would be necessary; and

(ii) shall not contain any condition or requirements, (1) the compliance with which could reasonably be expected to result in a Parent Material Adverse Effect or (2) which the Parent and Parent Subsidiaries do not expect to satisfy on or prior to the commencement of the appropriate stage of ownership or development of the Round Top Development, except, in the case of clause (2) to the extent that a failure to so satisfy such condition or requirement could not reasonably be expected to (x) give rise to a delay in the development of the Round Top Development, or (y) give rise to a Liability of the Company.

(d) The Parent and Parent Subsidiaries have not since January 1, 2023, used, generated, treated, stored, transported, disposed of, Released or handled Hazardous Substances on or at any property currently or formerly owned, leased or operated by the Parent and Parent Subsidiaries, nor has there been any Release by the Parent and Parent Subsidiaries at any other location, except in compliance with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in Liability to the Parent and Parent Subsidiaries, and there is no prior Release which would reasonably be expected to give rise to Liability to the Parent and Parent Subsidiaries;

(e) There is not now and there has not, since January 1, 2023, been any Hazardous Substances at, on, under, about or emanating from or to any property currently owned, leased or operated by the Parent or Parent Subsidiaries, except in compliance with all applicable Environmental Laws and in a manner that would not reasonably be expected to result in Liability to the Parent and Parent Subsidiaries.

(f) The Parent and Parent Subsidiaries have not since January 1, 2023, received or responded to any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, of any alleged, actual or potential responsibility or Liability for, or any inquiry or investigation regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law, nor do the Parent and Parent Subsidiaries have Knowledge of any information which might form the basis of any such notice or claim;

(g) The Parent and Parent Subsidiaries are not subject to any pending Actions alleging non-compliance with, or any Liability arising under, any Environmental Law;

(h) There is not now, nor to the Knowledge of the Parent and Parent Subsidiaries has there ever been, any underground storage tank at any property currently owned, leased or operated by the Parent and Parent Subsidiaries;

(i) The Parent and Parent Subsidiaries have not agreed to indemnify or hold harmless any other Person for any violation of, or Liability arising under, Environmental Laws;

(j) There is no obligation on the part of the Parent and the Parent Subsidiaries to have in place any financial assurance instrument under any Environmental Law;

(k) The Parent and Parent Subsidiaries have not entered into or agreed to any consent order or decree, and are not subject to any judgment, settlement, Order, or agreement relating to, any Liability under any applicable Environmental Law, any Environmental Permit, or the investigation, sampling, monitoring, treatment, or Remediation of Hazardous Substances, and there are no facts, circumstances or conditions existing currently that would reasonably be expected to subject the Parent or Parent Subsidiaries to damages, losses, penalties, fines, injunctive relief or cleanup costs under any Environmental Law, or which require or are reasonably expected to require Remediation or other response pursuant to applicable Environmental Law;

(l) Other than in the Ordinary Course of Business, there are no expenditures required of the Parent and Parent Subsidiaries as of the date of this Agreement or within three years thereafter (including as a result of the transactions contemplated by this Agreement) to: (i) comply with, or maintain any Environmental Permits required for the operation of the business of the Parent and the Parent Subsidiaries and the continued development of the Round Top Development, (ii) comply with Environmental Laws, or (iii) address any noncompliance with Environmental Laws arising out of the business of the Parent and Parent Subsidiaries; and

(m) Parent and Parent Subsidiaries have provided to Parent true, complete and correct copies of (i) all sampling results and environmental or safety audit or inspection reports obtained in the last three (3) years, (ii), current environmental insurance policies, (iii) descriptions of Reclamation obligations and cost estimates for the same, (iv) all Environmental Permits obtained by the Parent and Parent Subsidiaries as of the date of this Agreement, and (v) all other written reports or correspondence concerning environmental, health or safety issues, pertaining to any current or former operations of the Parent and Parent Subsidiaries, and of property currently or formerly owned, leased or operated by the Parent and Parent Subsidiaries.

3.15 DWAC. Parent Stock is eligible for clearing through the Depository Trust Company, through its Deposit/Withdrawal at Custodian (DWAC) system, and Parent’s transfer agent is a participant in, and Parent Stock is eligible for transfer pursuant to, the Depository Trust Company’s Fast Automated Securities Transfer Program.

3.16 Merger Sub Formation. Merger Sub has been formed for the sole purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not conducted any business or operations other than those incidental to its organization, maintenance of its corporate existence, and the negotiation, execution, and performance of this Agreement and the other Transaction Documents. Merger Sub does not own or hold, and has not owned or held, any material assets or properties of any kind, other than nominal cash funded by Parent to pay organizational expenses and fees related to this Agreement. Merger Sub has no liabilities or obligations of any nature other than (a) obligations under this Agreement and the other Transaction Documents, (b) if and to the extent the Parent Loan Agreement has been entered into, obligations under the Parent Loan Agreement and (c) customary fees and expenses incurred in connection with its organization and the transactions contemplated hereby. Parent owns, directly or indirectly, all of the issued and outstanding equity interests of Merger Sub, free and clear of all Liens (other than restrictions under applicable securities Laws). There are no outstanding options, warrants, rights, convertible or exchangeable securities or other agreements or commitments of any character to which Merger Sub is a party or by which Merger Sub is bound relating to the issued or unissued equity interests of Merger Sub, and there are no agreements or arrangements with respect to the voting or transfer of the equity interests of Merger Sub other than pursuant to this Agreement and the other Transaction Documents.

3.17 Parent Stock. Upon receipt of Parent Stockholder Approval, the shares of Parent Stock issuable as part of the Merger Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights.

3.18 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. At all times from the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Parent’s stockholders through the date of the Parent Stockholder Meeting, the Proxy Statement (as amended or supplemented) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in the Proxy Statement.

3.19 Required Vote. The Parent Stockholder Approval is the only vote of Parent’s stockholders required to approve the issuance of Parent Stock pursuant to this Agreement.

3.20 Tax Matters.

(a) Each of Parent and the Parent Subsidiaries has duly and timely filed with the appropriate Tax authorities all income and other material Tax Returns required to be filed. All such Tax Returns are complete and accurate in all material respects. All income and other material Taxes due and owing by Parent and the Parent Subsidiaries (whether or not shown on any Tax Returns) have been timely paid. Neither Parent nor any Parent Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than with respect to extensions to file Tax Returns obtained in the Ordinary Course of Business). No claim has been made by a Governmental Entity in a jurisdiction where Parent or any Parent Subsidiary does not file a Tax Return or pay a Tax that Parent or such Parent Subsidiary is or may be required to file such a Tax Return or is or may be subject to such Tax in such jurisdiction.

(b) No deficiencies for Taxes with respect to Parent or any Parent Subsidiary have been claimed, proposed or assessed by any Governmental Entity. There are no pending or, to Parent’s Knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any Parent Subsidiary. No private letter rulings, technical advice memoranda or similar agreement or rulings with respect to Taxes have been requested, entered into or issued by any Governmental Entity with respect to Parent or any Parent Subsidiary.

(c) Neither Parent nor any Parent Subsidiary nor Merger Sub has taken or agreed to take any action that is not contemplated by this Agreement that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Merger Sub is not acquiring Parent shares at Closing in exchange for property in a transaction that would implicate Treas. Reg. Section 1.367(b)-4(g).

(d) This Section 3.20 constitutes the sole and exclusive representations and warranties of Parent and the Parent Subsidiaries relating to Tax matters.

3.21 Data Privacy.

(a) Parent and each Parent Subsidiary, and to the Knowledge of Parent, all third parties processing Personal Information on behalf of Parent or any Parent Subsidiary (collectively, “Parent Data Partners”), have, since January 1, 2023, materially complied with all applicable Privacy Requirements. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the execution, delivery, and performance of this Agreement and the transactions contemplated thereby do not and will not conflict with or result in a violation or breach of any Privacy Requirements. All international transfers of Personal Information carried out by Parent or any Parent Subsidiary have been and are conducted in all material respects in compliance with applicable Privacy Requirements, including the adoption of appropriate transfer mechanisms, safeguards, contractual protections, and data protection measures, as required by applicable Privacy Requirements.

(b) Parent and each Parent Subsidiary (i) have, since January 1, 2023, implemented and maintained, and required all Parent Data Partners to implement and maintain, commercially reasonable technical, physical, and organizational security policies, measures, and controls including a written information security program, designed to protect Personal Information and confidential information against Security Incidents, (ii) regularly test their written information security program by conducting security audits, penetration tests, and/or vulnerability scans, and neither Parent nor any Parent Subsidiary has identified any medium, high, or critical vulnerabilities that have not been fully remediated, and (iii) have, since January 1, 2023, had contracts in place with all Parent Data Partners which impose on such Parent Data Partners appropriate obligations related to data privacy, cybersecurity, and the processing of Personal Information, including where required by the Privacy Requirements.

(c) Neither Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any Parent Data Partner, has experienced, since January 1, 2023, any material Security Incidents. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in relation to any Security Incident and/or actual or alleged violation of a Privacy Requirement, since January 1, 2023, neither Parent nor any Parent Subsidiary has (a) notified or been required to notify any Person, or (b) received any notice, inquiry, claim, or complaint, from, or been the subject of any investigation or enforcement action by, any Person.

3.22 Real Property Interests.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of the Parent Subsidiaries has good, marketable and insurable title to, or valid and enforceable leasehold interests or contractual rights in, the Parent Real Property Interests, subject only to Permitted Liens.

(b) Neither Parent nor any of the Parent Subsidiaries leases, subleases or licenses any real property other than pursuant to the Parent Real Property Interests. Parent has previously delivered to the Company true, correct and complete copies of each Parent Real Property Interest, together with all amendments, modifications and supplements thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (i) each Lease is valid and in full force and effect, free and clear of all Liens other than Permitted Liens, (ii) neither Parent nor any Parent Subsidiaries, nor to Parent’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither Parent nor any Parent Subsidiaries has received notice that it has breached, violated or defaulted under any Lease, (iii) neither Parent nor any Parent Subsidiary has given or received written notice of any repudiation of any provision of any Lease, (iv) to the Knowledge of Parent, there are no oral agreements or ongoing disputes or forbearance programs in effect as to any Lease; and (v) no Lease has been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the Company.

(c) Parent and the Parent Subsidiaries have all of the rights, Contracts and licenses necessary to authorize and enable it to properly and legally carry on the mineral exploration, exploitation and mining activities in connection with the Parent Real Property Interests and Leases, and Parent and the Parent Subsidiaries have duly complied with, and are not in default with respect to, such rights, Contracts and/or licenses. The current use and operation of each Parent Real Property Interest do not violate any instrument of record or Contract affecting such Parent Real Property Interest.

(d) Except for the Parent Real Property Interests and Leases, neither Parent nor the Parent Subsidiaries hold any other mining rights, tenements and/or authorizations.

(e) None of the rights of Parent or Parent Subsidiary under any of Lease will be subject to termination or modification as the result of the transactions contemplated by the Transaction Documents.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received, since January 1, 2023, any written notice of violation of any Law with respect to any Parent Real Property Interest (exclusive of matters that have been resolved) and to the Knowledge of Parent and the Parent Subsidiaries, collectively, no notice of violation of any Law has been issued by any Governmental Entity with respect to any Parent Real Property Interest. Each of the Parent Real Property Interests is in compliance with all applicable Laws in all material respects.

(g) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Real Property Interest is subject to any building or use restrictions that would restrict or prevent the present use and operation thereof by the Parent or any relevant Parent Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary has received, since January 1, 2026, written notice of any Order, injunction, judgment, decree, ruling, writ or arbitration award from any Governmental Entity having jurisdiction over any Parent Real Property Interest that materially and adversely affects the use or operation thereof, or requires, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(h) To the Knowledge of Parent, there does not exist any actual or contemplated condemnation or eminent domain proceedings that affect any Parent Real Property Interest or any part thereof, and neither Parent nor any Parent Subsidiary has received any written or, to the Knowledge of Parent, oral notice, of the intention of any Governmental Entity or other Person to take or use any Parent Real Property Interest or any part thereof.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all buildings, structures and other improvements used by Parent and the Parent Subsidiaries in the operation of the business of Parent and the Parent Subsidiaries, including all components thereof (which shall include, for the avoidance of doubt, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein), are structurally sound, in good condition, working order and repair (ordinary wear and tear excepted). Neither Parent nor any Parent Subsidiary has received, since January 1, 2023, any written notice from any insurance company or bonding company of any defects or inadequacies in any Parent Real Property Interest, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. All water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar systems necessary for the operation of the business of Parent and the Parent Subsidiaries are, in all material respects, operational and in working order and are sufficient to enable any applicable Parent Real Property Interest to continue to be used, occupied and operated in the manner currently being used, occupied and operated.

(j) No Parent Real Property Interest or part thereof has suffered any material damage by fire or other casualty that has not heretofore been restored to substantially the same condition as existing prior to such material damage or casualty.

(k) Each Parent Real Property Interest, when required for its operations, has free and open access (either directly or indirectly via publicly recorded easement) to public roads.

(l) Neither Parent nor any Parent Subsidiary has granted to any third party any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of all or any portion of any Parent Real Property Interest.

3.23 Employee Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the Parent and each of the Parent’s Subsidiaries is, and have been since January 1, 2023, in compliance with all applicable Laws in respect of its current and former employees, consultants and independent contractors relating to employment and labor, discrimination in employment, harassment and retaliation in employment, terms and conditions of employment, employee benefits and fringe benefits, including, but not limited to, worker classification, wages, hours, record of hours, overtime and overtime payment, working during rest days, social benefits contributions (including pension benefits contributions), severance pay, pension, pay slips, sick leave, annual leave, prior notice, termination of employment, notices to employees of employment terms, engagement of service providers, collective bargaining, employment of foreign employees, civil rights, recruitment of employees, workers’ compensation, visa and work permits and governmental permits regarding employment and posting of employees and the collection and payment of withholding or social security Taxes and any similar Tax, occupational safety and health, employment practices, immigration, employment eligibility verification obligations and other employment or labor matters.

(b) As of the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no pending audits or investigations by any Governmental Entity involving any Parent Benefit Plan, and, to the Parent’s Knowledge, no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Parent’s Benefit Plans), suits or proceedings involving any Parent Benefit Plan, any fiduciary thereof or service provider thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is (with respect to any Parent Benefit Plan), and no Parent Benefit Plan or, to the Parent’s Knowledge, any fiduciary thereof is the subject of an audit or investigation by any Governmental Entity, nor is any such audit or investigation pending or, to the Parent’s Knowledge, threatened.

3.24 Parent Loan Agreement.

(a) If and to the extent the Parent Loan Agreement has been entered into prior to the Closing, no consent under the Parent Loan Agreement will be required in order to consummate the transactions contemplated by this Agreement, except for such consents as have been obtained on or prior to the Closing. If and to the extent the Parent Loan Agreement has been entered into prior to the Closing, (i) the Parent Loan Agreement is valid, binding and enforceable against Parent and each Parent Subsidiary (to the extent party thereto) and, to the Knowledge of Parent, enforceable by Parent and each Parent Subsidiary (to the extent party thereto) against the other parties thereto, in accordance with their respective terms, subject to the Enforceability Exceptions, (ii) to the Knowledge of Parent, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Parent or any Parent Subsidiary under the Parent Loan Agreement in any material respect, (iii) no other party to the Parent Loan Agreement is in breach thereof or default thereunder in any material respect and none of Parent or any Parent Subsidiary has received any written notice of termination, cancellation, breach or default under the Parent Loan Agreement; and (iv) other than as contemplated under the Parent Loan Agreement, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Parent or any Parent Subsidiary under the Parent Loan Agreement with any Person and no such Person has made written demand for such renegotiation.

(b) If and to the extent the Parent Loan Agreement has been entered into prior to the Closing, Parent has no Knowledge of any material fact, circumstance, event, or condition that would reasonably be expected to result in (i) Parent’s failure to achieve or satisfy any funding milestone included in the Parent Loan Agreement, or (ii) a default or event of default by Parent with respect to any such milestone.

3.25 Insurance. All material insurance policies maintained as of the date hereof by or on behalf of Parent or a Parent Subsidiary are in full force and effect and will continue in full force and effect in all material respects following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, subject to the Enforceability Exceptions. Parent has the necessary material insurances to cover the material risks and liabilities inherent to their operations and assets in accordance with applicable requirements established by Law or by agreements executed by Parent. All premiums due and payable under all such policies have been paid. No default exists with respect to the obligations of Parent or any Parent Subsidiary under any such material insurance policy, and neither Parent nor any Parent Subsidiary has received any written or, to the Knowledge of Parent, oral notification of cancellation of any such material insurance policies. To the Knowledge of Parent, there are no circumstances that would cause any material insurance policy to be canceled or terminated or cause the respective insurers to void any liability under its terms. Since January 1, 2023, Parent and each Parent Subsidiary has given notice to the applicable insurer of all material insured claims. There are no pending claims by Parent or a Parent Subsidiary to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 2023, neither Parent nor a Parent Subsidiary has been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance.

3.26 No Other Representations; No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article III AND IN ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT OR MERGER SUB HEREUNDER, THE COMPANY AND EACH OF THE COMPANY SHAREHOLDERS, IN EACH CASE, ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES, ACKNOWLEDGES AND AGREES THAT (A) NEITHER MERGER SUB, PARENT NOR ANY OTHER PERSON ON BEHALF OF THEM HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO MERGER SUB, PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE BUSINESSES, OPERATIONS, CONDITION (FINANCIAL OR OTHERWISE), THE PRO FORMA FINANCIAL INFORMATION, COST ESTIMATES, FINANCIAL OR OTHER PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS, PLANS OR ANY OTHER FORWARD-LOOKING STATEMENTS OF MERGER SUB, PARENT OR ANY OTHER MATTER OR WITH RESPECT TO ANY OTHER INFORMATION, DOCUMENTS OR OTHER MATERIALS OR MANAGEMENT PRESENTATIONS PROVIDED BY MERGER SUB, PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND (B) ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED BY MERGER SUB AND PARENT, AND NONE OF THE COMPANY, THE COMPANY SUBSIDIARIES, COMPANY SHAREHOLDERS, NOR ANY PERSON ON THEIR RESPECTIVE BEHALF IS ENTITLED TO RELY ON, OR HAS RELIED ON OR IS RELYING ON, ANY SUCH REPRESENTATION OR WARRANTY, IF MADE.

Article IV.
PRE-CLOSING COVENANTS

4.1 Conduct of Business by the Company. Except as expressly permitted or required by this Agreement or as required by applicable Law or any Order, from the date of this Agreement until the Closing, unless Parent otherwise agrees in writing, such agreement not to be unreasonably withheld, conditioned or delayed, the Company will use commercially reasonable efforts to (a) conduct its businesses and operations in the Ordinary Course of Business in all material respects; (b) preserve intact its corporate existence and business organization; (c) preserve the goodwill and present business relationships (contractual or otherwise) with all material customers, suppliers, resellers, employees, lenders, partners, licensors, distributors and others having business relationships with it; (d) keep available the services of its current officers, directors, employees and consultants; (e) use its commercially reasonable efforts to preserve in all respects its properties and its tangible and intangible assets; (f) pay all applicable income and other material Taxes as such Taxes become due and payable, except for Taxes, the amount or validity of which are being contested in good faith by appropriate proceedings; and (g) maintain all existing Permits applicable to its operations and businesses. Without limiting the foregoing, and as an extension thereof, except as expressly permitted by any other provision of this Agreement or as required by applicable Law or any Order, the Company will not, and will cause each Company Subsidiary not to, from the date of this Agreement until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(i) sell, lease, license (as licensor), assign, abandon, dispose of or transfer (including transfers to any non-wholly owned Company Subsidiary or any of the Company’s or any Company Subsidiary’s respective employees or Affiliates) any of its assets (whether tangible or intangible), except for sales of inventory in the Ordinary Course of Business and sales of other assets not in excess of $1,500,000 in the aggregate;

(ii) mortgage, pledge or subject to any Lien any portion of its properties or assets, other than Permitted Liens;

(iii) make, commit to make or authorize any capital expenditure not contemplated in the approved budget for the Company and Company Subsidiaries for 2026 (including cost overruns), in excess of $1,500,000 individually or $6,000,000 in the aggregate;

(iv) acquire (including by merger, consolidation, license or sublicense) any interest in any Person or substantial portion of the assets or business of any Person, or otherwise acquire any material assets other than in the Ordinary Course of Business;

(v) incur any Indebtedness (except under the Retained Finance Agreement as in effect on the date hereof) or assume, guarantee or endorse the obligations or enter into any “keepwell” or other agreements to maintain the fiscal condition of any Person;

(vi) enter into, amend, modify or accelerate or terminate any Material Contract or waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

(vii) (A) issue, sell, pledge, dispose of, encumber or transfer any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company or any Company Subsidiary, (B) amend any term of any such equity security, or (C) issue, sell, grant, amend, modify or accelerate the vesting of, any Company Equity Award or any other option, warrant, right, restricted stock unit or other equity award, in each case, except for the initial issuance of the DFC Warrants and the conversion of the same in accordance with Section 1.2(a);

(viii) declare, set aside, or distribute any dividend or other distribution (whether payable in cash, stock, property or a combination thereof), or otherwise pay any cash or cash equivalents to the shareholders of the Company or their Affiliates (other than (x) ordinary course compensation or reimbursement of business expenses to any shareholder or Affiliate acting in their capacity as an employee or consultant of the Company or any Company Subsidiary in amounts consistent with past practice, or (y) payments contemplated by the Closing Payment Certificate), or enter into any agreement with respect to the voting of its capital stock (or other equity securities);

(ix) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its issued shares (or other equity securities);

(x) waive, release, assign, settle or compromise any material rights or claims, or any litigation or arbitration;

(xi) disclose any trade secrets or other proprietary and confidential information of the Company or any Company Subsidiaries to any Person that is not subject to any confidentiality or non-disclosure agreement;

(xii) other than as required by applicable Law or the terms of contractual provisions in existence on the date of this Agreement and disclosed on Section 2.19(a) of the Disclosure Schedules or the terms of a collective bargaining agreement in existence on the date of this Agreement, (A) increase the compensation or benefits payable or to become payable to any director, officer, employee or consultant of the Company or any Company Subsidiary, except (other than for any service provider who is part of senior management or a group head) increases in annual base salaries or wage rates at times and in amounts that are in the Ordinary Course of Business; provided, that such compensation increases shall not exceed (i) 5% of the service provider’s annual base salary or wage rate levels in effect on the date of this Agreement; or (ii) in the aggregate 3% of the cost of annual base salaries or wage rates of the Company and the Company’s Subsidiaries as of the date of this Agreement; (B) grant or increase any rights to retention, bonus, incentive, commission, change in control, severance or termination payments or benefits to, or enter into any retention, bonus, incentive, commission, change in control, employment, consulting or severance agreement or similar arrangement with, any current or former director, officer, employee or consultant of the Company or any Company Subsidiary; (C) establish, adopt, enter into, amend, modify or terminate any Benefit Plan; (D) grant any new Company Equity Awards or other equity-based awards or amend or modify the terms of any outstanding Company Equity Award or other equity-based awards; (E) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan; or (F) hire, promote or terminate any service provider who is part of senior management or a group head or has a title “director,” “manager” or higher;

(xiii) make loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $250,000 in the aggregate;

(xiv) forgive any loans to directors, officers, employees or any of their respective Affiliates;

(xv) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(xvi) (A)  accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business; (B)  delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business; (C) make any changes to cash management policies; (D) delay or postpone the repair or maintenance of their properties; or (E) vary any inventory purchase practices in any material respect from past practices;

(xvii) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $250,000, except in accordance with GAAP consistently applied;

(xviii) (A) make, change or revoke any entity classification election or other material Tax election, (B) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (C) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax, (D) amend any Tax Return or file any income or other material Tax Return other than in accordance with Section 5.1(a), (E) file any Tax petition, Tax complaint or administrative Tax appeal, (F) surrender or forfeit any right to claim a material Tax refund, (G) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (H) change any annual Tax accounting period, (I) adopt or change any method of Tax accounting or (J) amend, modify, terminate or enter into any intercompany pricing policy, transfer pricing methodology, royalty allocation, or margin calculation;

(xix) take any action for the winding up, liquidation, dissolution or reorganization of the Company or any Company Subsidiary or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(xx) amend the Company’s or any Company Subsidiary’s charter documents, bylaws or similar governing documents other than in connection with the issuance of the DFC Warrants in accordance with the Retained Finance Agreement;

(xxi) (A) enter into, negotiate, adopt, extend, renew, terminate or materially amend (or agree to do any of the same) any collective bargaining agreement or (B) recognize any trade union as the representative of any employees of the Company or its Subsidiaries;

(xxii) effectuate, announce, implement or provide notice of any mass layoff, reductions in force, redundancies, furloughs, collective salary or wage reductions that would trigger any collective consultation requirements under any applicable Law;

(xxiii) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and each Company Subsidiary as are currently in effect;

(xxiv) enter into any new business line outside of the Company’s and the Company Subsidiaries’ existing business lines as of the date of this Agreement;

(xxv) cancel any Indebtedness owed to the Company or any of the Company Subsidiaries or waive any claims or rights of value;

(xxvi) agree or commit to do any of the foregoing.

4.2 Access to Information.

(a) From the date of this Agreement until the Closing, the Company will (i) give Parent and its Affiliates and their respective Representatives, reasonable access on reasonable notice during normal business hours to all properties, facilities and offices, copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to the Company and each Company Subsidiary as such persons may reasonably request, and (ii) instruct its employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with Parent in its investigation of the Company and each Company Subsidiary. Notwithstanding the foregoing, the Company and the Company Subsidiaries shall not be required to provide access to any information (A) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (B) the disclosure of which would violate any Law, (C) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (D) which primarily relates to the negotiations of this Agreement or the transactions contemplated hereby; provided, however, that the Company will reasonably cooperate with Parent to provide as much information as reasonably permissible under the immediately foregoing clauses (A) through (C). No information obtained by Parent from the date of this Agreement until Closing shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation, or condition set forth herein.

(b) Subject to compliance with applicable Law, from the date of this Agreement until the Closing, the Company shall confer from time to time as reasonably requested by Parent with one or more Representatives of Parent to discuss any material changes or developments in the operational matters of the Company.

(c) From the date of this Agreement until the Closing, Merger Sub and Parent, as applicable, will (i) give the Company and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives, and its financing sources and their respective Representatives, reasonable access on reasonable notice during normal business hours to all properties, facilities and offices, copies of books, records, Tax Returns, commitments and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to Merger Sub, Parent and each Parent’s Subsidiaries as such persons may reasonably request, and (ii) instruct its employees, counsel, accountants, financial advisors and other representatives to cooperate reasonably with the Company in its investigation of Parent or Parent Subsidiaries. Notwithstanding the foregoing, Parent and Parent Subsidiaries shall not be required to provide access to any information (A) that is personally identifiable information of a third party which is prohibited from being disclosed pursuant to the terms of a written confidentiality agreement with a third party, (B) the disclosure of which would violate any Law, (C) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege or (D) which primarily relates to the negotiations of this Agreement or the transactions contemplated hereby; provided, however, Merger Sub and Parent will reasonably cooperate with the Company to provide as much information as reasonably permissible under the immediately foregoing clauses (A) through (C).

(d) All information provided under this Section 4.2 is subject to the Confidentiality Agreement.

4.3 Governmental Approvals.

(a) Merger Sub, Parent and the Company will each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Entity regarding any of the transactions contemplated by this Agreement and the other Transaction Documents, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the Federal Trade Commission, Department of Justice, any state attorney general or any other Governmental Entity in connection with the transactions contemplated hereby and thereby to the extent permitted by Law and not prohibited by any Governmental Entity. None of the Company, the Seller Representative, Merger Sub or Parent will independently participate in any meeting with any Governmental Entity in respect of any findings or inquiry in connection with the transactions contemplated by this Agreement and the other Transaction Documents without giving, in the case of the Company, the Seller Representative, Merger Sub or Parent, and in the case of Merger Sub or Parent, the Company, prior notice of the meeting and, to the extent reasonably practicable and not prohibited by the applicable Governmental Entity, the opportunity to attend and/or participate in such meeting and to review and comment upon any written submissions, filings or communications to be made to any Governmental Entity prior to their submission. Parent shall consider in good faith any comments provided by the Company or the Seller Representative with respect thereto. The Company, on behalf of the Company Shareholders, and Parent will consult and cooperate with each other in connection with any information or proposals submitted in connection with proceedings under or relating to any foreign Laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Merger Sub, Parent, the Company and, to the extent required under the HSR Act as a result of the acquisition of Parent Stock by the Company Shareholders, the Company (which shall cause each Company Shareholder that has an obligation to make any filings and submissions required under this Section 4.3) shall make all filings and submissions required under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) any applicable Laws of any foreign jurisdiction relating to antitrust or competition (“Antitrust Laws”) with respect to the transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable after the date hereof (but in any event within ten (10) Business Days after the date hereof with respect to filings under the HSR Act), and thereafter make any other required submissions with respect to the transactions contemplated hereby and thereby under the HSR Act and any Antitrust Laws and otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act and any Antitrust Laws as soon as practicable, including by obtaining approval, clearance or waiver from any relevant Governmental Entity where required. None of Merger Sub, Parent, the Company or the Seller Representative shall commit to or agree to extend any waiting period or comparable period under the HSR Act and any Antitrust Laws, pull and refile under the HSR Act, or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement and the other Transaction Documents, except with the prior written consent of the other Parties. Nothing in this Agreement shall (i) require Merger Sub, Parent, any Parent Subsidiary, the Company, any Company Subsidiary, or any of their respective Affiliates to, or permit the Company or any Company Subsidiary to only to the extent such action would be material: (A) propose or accept the sale, divestiture, disposition or holding separate of any assets or businesses of itself or any of its Affiliates (or otherwise take any action that limits the freedom of action with respect to, or its ability to retain, any of its businesses, product lines, or assets or those of its Affiliates) in order to avoid the entry of or to effect the dissolution of any injunction or other Order (whether temporary, preliminary or permanent), which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; or (B) propose or accept the impositions of conditions; or (ii) require Merger Sub, Parent or any Parent Subsidiary to (A) expend amounts of money to a third party in exchange for any consent of any Governmental Entity; or (B) initiate or defend any litigation, claim or other Action brought by a Governmental Entity relating to the transactions contemplated by this Agreement and the other Transaction Documents. Parent and Company shall coordinate, cooperate and consult with each other with respect to strategy, arguments, communications or positions to be taken in connection with any investigation, inquiry, litigation or action by or before any Governmental Entity relating to any transaction contemplated by this Agreement.

4.4 Consents. From the date of this Agreement until the Closing, (i) the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated by the Transaction Documents to (a) all necessary third parties (including those required under Section 2.5(a) and, for the avoidance of doubt, the Retained Finance Agreement) and (b) all other third parties reasonably requested by Parent and (ii) each of Parent and Merger Sub shall, and shall cause each Parent Subsidiary to, use commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated by the Transaction Documents to (A) all necessary third parties and (B) all other third parties reasonably requested by the Company.

4.5 Notice of Developments. From the date of this Agreement until the Closing, (i) the Company shall promptly notify Parent in writing and (ii) Parent shall promptly notify the Company in writing, in each case, of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would reasonably be expected to result in a breach of a representation, warranty or covenant of such party in this Agreement or which would reasonably be expected to have the effect of making any representation or warranty of the such party in this Agreement untrue, such that the related condition to the Closing in Article VI would not be met, including (without limiting the foregoing) (i) any notice or other communication from any Person alleging that the consent, authorization or approval of or notice to such Person is or may be required in connection with the transactions contemplated by this Agreement or the other Transaction Documents, (ii) any notice or other communication from any Governmental Entity (A) delivered in connection with the transactions contemplated by this Agreement or the other Transaction Documents or (B) indicating that a Permit has been revoked or is about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, and (iii) any Action commenced or threatened against, relating to or involving or otherwise affecting the Company and any of the Company Subsidiaries (or the Company Shareholders); provided, that no disclosure by the any party pursuant to this Section 4.5 shall be deemed to amend or supplement the Disclosure Schedules, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or to affect the rights of the other parties under this Agreement.

4.6 Termination of Certain Related-Party Arrangements. On or prior to the Closing, the Company shall (a) terminate all Contracts set forth on in Section 2.19(a) of the Disclosure Schedules and (b) repay any Indebtedness (except under the Retained Finance Agreement) among the Company or any Company Subsidiary and any Company Shareholder or its Affiliates.

4.7 Efforts; Cooperation. Unless a different or higher standard is expressly required by this Agreement, the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents to which it is a party and consummate and make effective the transactions contemplated thereby on a timely basis, subject to the express requirements of Section 4.3. Each party hereto also agrees to use commercially reasonable efforts to cooperate with such other parties hereto and their employees, attorneys, accountants and other agents and, generally, do such other acts and things in good faith as may be reasonable to timely effectuate the purposes of this Agreement and the consummation of the transactions contemplated hereby and by the other Transaction Documents and the consummation of the transactions contemplated hereby and by the other Transaction Documents, including (a) making all filings and giving all notices that are or may be required to be made and given by such party in connection with the transactions contemplated hereby (including the filing of the duly executed Articles of Merger (which appends the Plan of Merger) with the Registrar) and (b) obtaining all authorizations, consents or approvals which are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such party in connection with the transactions contemplated hereby. Each party hereto shall, upon request of another party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made, each such notice given and each such authorization, consent or approval obtained by it.

4.8 Representations and Warranties Insurance. Merger Sub or Parent may elect to obtain a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, the “R&W Policy”). In the event of such election, prior to or at the Closing, Merger Sub or Parent shall pay or cause to be paid all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Policy; and Parent shall bear one hundred percent (100%) of any retention that becomes due under the R&W Policy. Such R&W Policy shall expressly (a) waive any claims of subrogation against the Seller Representative, the Company Shareholders and any Company Released Parties, except in the case of Fraud and (b) provide that the Seller Representative, the Company Shareholders and any Company Released Parties are intended third-party beneficiaries solely with respect to clause (a) of this Section 4.8. From and after the binding of the R&W Policy, none of Parent, Merger Sub or any of their respective Affiliates shall amend, modify, terminate, waive or otherwise change the subrogation waiver provisions set forth in clause (a) of this Section 4.8 without the prior written consent of the Seller Representative (which consent will be in the sole and absolute discretion of the Seller Representative).

4.9 Preparation of the Proxy Statement; Parent Stockholder Meetings.

(a) As soon as reasonably practicable following the date of this Agreement (but in any event no later than forty-five (45) days after the date of this Agreement), Parent shall prepare and file with the SEC the Proxy Statement; provided, that such 45-day period shall be extended on a day-for-day basis to the extent the Company has failed to provide information required to be provided by or on behalf of the Company pursuant to Section 4.10 or otherwise reasonably requested by Parent for inclusion in the Proxy Statement at least thirty (30) days prior to the end of such 45-day period. Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable after the resolution of any such comments. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Stock in the transaction and the Company shall furnish all information concerning the Company and the holders of Shares as Parent may reasonably request in connection with any such action. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent without providing the Company and its counsel the reasonable opportunity to review and comment thereon and giving due consideration to such comments. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If at any time prior to the Closing any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information must be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Shares and the stockholders of Parent.

(b) Parent shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold Parent Stockholder Meeting in accordance with applicable Law, Parent’s certificate of incorporation and bylaws for the purpose of obtaining Parent Stockholder Approval. Parent shall (i) through the Board of Directors of Parent, recommend to its stockholders the approval of the issuance of Parent Stock pursuant to this Agreement (the “Parent Stockholder Recommendation”) and include in the Proxy Statement such Parent Stockholder Recommendation, (ii) use its commercially reasonable efforts to solicit and obtain such approval and (iii) except in compliance with Section 4.9(e), not withdraw or modify, or publicly propose to withdraw or modify, the Parent Stockholder Recommendation. Parent shall adjourn the Parent Stockholder Meeting (A) from time to time at the written request of the Company for up to ten (10) days upon each such request in the event there shall not be a quorum at the Parent Stockholder Meeting and (B) from time to time at the written request of Parent for up to ten (10) days in the event Parent reasonably believes based on information from Parent and its proxy solicitor that less than the number of shares of Parent Stock required for Parent Stockholder Approval intend to or have voted “against”, and less than the number of shares required for Parent Stockholder Approval intend to or have voted “for”, the issuance of Parent Stock pursuant to this Agreement; provided, that, in no event shall the aggregate duration of all such adjournments exceed thirty (30) days.

(c) At the Parent Stockholder Meeting, the stockholders of Parent shall be permitted to consider and vote upon, and the Proxy Statement may contain information relating to, such other business as may properly come before an annual meeting of the stockholders.

(d) Except as permitted by Section 4.9(e), the Parent Board shall not (nor shall any Committee of the Parent Board): (i) fail to include the Parent Stockholder Recommendation in the Proxy Statement; (ii) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify) the Parent Stockholder Recommendation in a manner adverse to the Company; (iii) if a Parent Acquisition Proposal is publicly announced, fail to publicly reaffirm the Parent Stockholder Recommendation within three (3) Business Days after the Company so requests in writing (it being understood that Parent will have no obligation to make such reaffirmation on more than three (3) separate occasions); or (iv) resolve, agree, authorize or commit to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (i) through (iii), a “Change of Recommendation”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may effect a Change of Recommendation if (i) an Intervening Event has occurred and (ii) the Parent Board determines in good faith, after consultation with outside legal counsel and its financial advisors, that based on the information then available, a failure to effect a Change of Recommendation would reasonably be likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such actions may be taken unless and until (A) the Parent has given the Company written notice at least five (5) Business Days in advance of its intent to effect a Change of Recommendation, which notice shall include a reasonable description of such Intervening Event; (B) during such five Business Day period, to the extent requested by the Company, Parent shall, and shall cause its Representatives to, negotiate in good faith with the Company and its Representatives, to revise this Agreement; and (C) at the end of such five (5) Business Day period, the Parent Board shall have taken into account any revisions to this Agreement committed to by the Company in writing, and shall have thereafter determined in good faith, after consultation with outside legal counsel and its financial advisors, that based on the information then available, a failure to effect a Change of Recommendation would reasonably be likely to continue to be inconsistent with the directors’ fiduciary duties under applicable Law.

4.10 Audit Information. Following the execution of this Agreement and prior to the Closing Date (the “Pre-Closing Period”), the Company shall use commercially reasonable efforts, at Company’s sole expense, to provide, and shall use commercially reasonable efforts to cause its independent accountants to provide, Parent with such information as Parent may reasonably request (including Company information and management representation letters required for any audit and accountants comfort letters required in connection with debt offerings) in connection with: (a) the completion of any private offering memorandums or other disclosure documents, (b) Parent’s efforts to cause the Company’s financial statements and the pro forma financial information described in clause (c) to comply with Regulation S-X and (c) Parent’s preparation of reports, or other filings (including the Proxy Statement or any registration statement, any amendments thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with the Securities Act or Exchange Act, including the pro forma financial information to be prepared by Parent and the audited and unaudited financial statements and other information to be prepared by the Company required to be included therein; provided, however, that Parent agrees and acknowledges that compliance with Regulation S-X or preparation of such pro forma financial information shall not be a condition to its obligation to consummate the Closing. During the Pre-Closing Period, in the event the SEC has comments or questions on any of the Company’s financial information, the Company shall use commercially reasonable efforts to reasonably assist and cooperate, and cause its independent accountants to assist and cooperate, with Parent, Parent’s independent accountants and the SEC to resolve any such issues and questions regarding any Company information and take such commercially reasonably actions with respect to such financial statements or information as are necessary for Merger Sub or Parent to satisfy its obligations under Regulation S-X.

4.11 Data Room Information. Within ten (10) Business Days of Closing, the Company shall deliver to Parent an electronic copy, whether by thumb drive or other electronic means, of all documents and information contained in that certain electronic data room hosted by Ideals Virtual Data Room on behalf of the Company and the Company Subsidiaries in connection with the transactions contemplated hereby, as of 12:00 p.m. Eastern Time on the date of this Agreement.

4.12 Conduct of Business by Parent and Merger Sub. From the date of this Agreement until the Closing, unless the Company otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), Parent and Merger Sub will use their commercially reasonable efforts to (x) conduct their businesses and operations in the Ordinary Course of Business; (y) preserve intact their corporate existence and business organization; and (z) to maintain the listing of Parent Stock on Nasdaq. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 4.12 of the Disclosure Schedules or as expressly permitted by any other provision of this Agreement, Parent and Merger Sub, as applicable, will not from the date of this Agreement until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned):

(a) sell, lease, license (as licensor), assign, abandon, dispose of or transfer (including transfers to any non-wholly owned Parent Subsidiary or any of Parent’s or any Parent Subsidiary’s respective employees or Affiliates) all or substantially all of the assets of Parent and Parent Subsidiaries, taken as a whole;

(b) amend Merger Sub or Parent’s organizational documents in a manner adverse to the holders of Parent Stock;

(c) take any action for the winding up, liquidation, dissolution or reorganization of Merger Sub or Parent or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of their respective assets or revenues;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including, for the avoidance of doubt, Parent Stock);

(e) other than as set forth on Schedule 4.12, authorize, designate, create, issue or sell other securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving a Person a right to subscribe for or acquire, any securities of Parent;

(f) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its issued shares (or other equity securities), except for (i) the withholding, surrender, or forfeiture of shares or other equity securities to satisfy Tax withholding obligations or the exercise or purchase price with respect to awards granted pursuant to Parent’s equity incentive plans, (ii) the acquisition of shares or other equity securities deemed to occur upon the net settlement of awards granted pursuant to Parent’s equity incentive plans, or (iii) acquisitions of shares or other equity securities in connection with the repurchase at cost of unvested shares upon termination of service; or

(g) agree or commit to do any of the foregoing.

4.13 Voting and Support Agreement. The Parent shall instruct its transfer agent not to register the transfer of any Shares (as defined in the Voting and Support Agreement) made or attempted to be made in violation of the Voting and Support Agreement.

4.14 Director and Officer Resignations. The Company shall use commercially reasonable efforts to obtain the written resignations of each director, officer and manager of the Company and its Subsidiaries as requested by Parent at least ten (10) Business Days prior to the Closing, effective as of the Closing.

4.15 Real Property Holding Corporation.

(a) The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing and in form and substance reasonably satisfactory to Parent.

(b) Parent shall deliver to the Company an affidavit, under penalties of perjury, stating whether or not Parent is a United States real property holding corporation, dated as of the Closing and in form and substance reasonably satisfactory to the Company.

(c) Parent and the Company agree to take the actions described in Schedule 4.15(c).

4.16 Shelf Registration Statement. On the first Business Day following the Closing Date, Parent shall file the Resale Registration Statement (as defined in the Registration Rights Agreement) with the SEC in accordance with the terms of the Registration Rights Agreement.

4.17 Retained Finance Agreement; Royalty Agreements.

(a) The Company shall use commercially reasonable efforts to cause the Incremental Loan Disbursement Date (as defined in the Retained Finance Agreement) to occur as soon as reasonably practicable after the date of this Agreement.

(b) At or prior to the Closing to the extent reasonably requested by DFC or the Royalty Holders as a condition to providing any required consents or amendments under the Retained Finance Agreement or the Royalty Agreements, in each case, in connections with the transactions contemplated by this Agreement, the Parent shall cause the Surviving Company to (i) execute and deliver to DFC and the Royalty Holders (as applicable) a joinder, assumption or confirmation agreement pursuant to which the Surviving Company assumes or confirms all obligations of the Company under such agreements and agrees to be bound by the terms of such agreements as if the Surviving Company were an original party thereto and (ii) take all actions necessary to maintain or re-create the security interests and liens granted by the Company to DFC and the Royalty Holders (as applicable) pursuant to such agreement, together with such customary legal opinions and ancillary deliverables as may be reasonably requested in connection therewith, and register and file the same in all applicable jurisdictions, in each case in form and substance reasonably satisfactory to DFC and the Royalty Holders (as applicable) and its counsel, acting reasonably; provided, that, any security or perfection steps that by their nature can only be completed following the Closing shall be completed as soon as reasonably practicable thereafter. Notwithstanding anything herein to the contrary, neither Parent nor any of its Subsidiaries (other than the Surviving Company and its Subsidiaries) shall be required by this Agreement to provide any guarantees, pledges, purchase rights or other credit support in order to obtain any required consents or amendments under the Retained Finance Agreement, the Royalty Agreements, the Offtake Agreement or the Call Option Agreement, in each case, in connection with the transactions contemplated by this Agreements.

Article V.
ADDITIONAL AGREEMENTS

5.1 Tax Matters.

(a) The Company shall prepare and timely file, or shall cause to be prepared and timely filed, all Tax Returns in respect of the Company and the Company Subsidiaries that are required to be filed on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company and the Company Subsidiaries due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and the Company Subsidiaries, as applicable, with respect to such items, except as otherwise required by applicable Law. At least fifteen (15) days prior to filing any income or other material Tax Return in respect of the Company or any Company Subsidiary that is required to be filed on or before the Closing Date, or if the due date is within fifteen (15) days of the date of this Agreement, as promptly as practicable after the date hereof, the Company shall submit a copy of such Tax Return to Parent for Parent’s review and comment, and the Company shall consider in good faith any reasonable comments provided by Parent to each such Tax Return.

(b) Each party shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by any other party and at the requesting party’s cost and expense, in connection with the preparation and filing of any Tax Return, and the conduct of any audit, examination, contest or other proceeding with respect to Taxes relating to the transactions contemplated by this Agreement. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such Tax Return or proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the foregoing, following the Closing, Parent and the Company shall reasonably cooperate with the Seller Representative with respect to requests for information related to Tax compliance for the Company Shareholders with respect to their ownership in the Company and the transactions contemplated by this Agreement.

(c) All transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by the Company. The Persons required under applicable Law to file Tax Returns with respect to such Transfer Taxes shall timely do so with the appropriate Governmental Entity, and the parties shall reasonably cooperate in connection with the preparation and filing of such Tax Returns.

(d) The Seller Representative shall (and shall cause the Company Shareholders to), or shall cause, all Tax sharing agreements or similar agreements between the Company or any Company Subsidiary, on the one hand, and any of the Company Shareholders and/or their Affiliates (other than the Company and the Company Subsidiaries), on the other hand, to be terminated prior to the Closing Date, and, after the Closing Date, none of the Company and the Company Subsidiaries shall be bound thereby or have any liability thereunder.

(e) Each of the parties hereto agrees that, for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code by reason of Section 368(a)(2)(D) of the Code and that Merger Sub will not be treated as acquiring Parent Stock at the Closing in exchange for property in a transaction that is described in Treasury Regulations Section 1.367(b)-4(g) (“Intended Tax Treatment”), and that this Agreement is intended to constitute and is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each of the parties hereto shall, and shall cause their respective Affiliates to, (i) use reasonable best efforts to not take any action, or knowingly fail to take any action, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying for the Intended Tax Treatment and (ii) not take any position on any Tax Return or take any other tax position that is inconsistent with the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313 of the Code.

5.2 Directors’ and Officers’ Liability.

(a) The Company, shall obtain, prior to the Closing, a prepaid insurance and indemnification policy (i.e., tail coverage) with a term of six (6) years covering each Person covered by the current policies of the directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary that provides coverage for matters occurring prior to the Closing, in a form mutually acceptable to the Company and Parent, (the “D&O Tail Policy”) that is no less favorable than the Company’s or such Company Subsidiary’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay any portion of the premium for such D&O Tail Policy in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $115,000.

(b) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company and each Company Subsidiary and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or any Company Subsidiary (the “D&O Indemnified Persons” ) as provided in the organizational documents of the Company or any Company Subsidiary or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Company or any Company Subsidiary, in each case, as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect for a period of six years from the Closing in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Closing, Parent shall cause the organizational documents of the Company and each Company Subsidiary to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the organizational documents of the applicable party to the extent permitted by applicable Law; provided, that nothing herein shall require Parent, the Surviving Company or any Company Subsidiary to indemnify any D&O Indemnified Person for any act or omission occurring after the Closing or for any claim arising out of or relating to any act or omission occurring after the Closing. No D&O Indemnified Person shall be entitled to any indemnification hereunder (x) to the extent such indemnification is prohibited by applicable Law, (y) in respect of any claim initiated or brought voluntarily by such D&O Indemnified Person and not by way of defense (other than any claim to establish a right to indemnification or advancement of expenses hereunder) or (z) if a court of competent jurisdiction shall have determined by a final and non-appealable judgment that such D&O Indemnified Person acted in bad faith or engaged in fraud or willful misconduct. Parent, the Surviving Company and each Company Subsidiary shall be entitled to assume the defense of any claim for which indemnification is sought hereunder; provided, that the D&O Indemnified Person shall be entitled to participate in such defense and, to the extent a conflict of interest exists, to retain separate counsel at the expense of the indemnifying party. No settlement of any claim that would impose any liability or obligation on a D&O Indemnified Person shall be made without such D&O Indemnified Person’s prior written consent (not to be unreasonably withheld, conditioned or delayed). The provisions of this Section 5.2(b) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and Representatives.

5.3 Confidentiality. In further consideration for the payment of the Merger Consideration and in order to protect the value of the Shares acquired by Parent and its Affiliates (including the goodwill inherent in the Company and each Company Subsidiary as of the Closing), upon the Closing of the transactions contemplated by this Agreement, each Company Shareholder agrees as follows:

(a) The Company and Parent hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated as of October 1, 2025, by and between the Company and Parent (the “Confidentiality Agreement”) in accordance with its terms.

(b) As an owner of the Shares, or an employee, officer or director of the Company (as applicable), each Company Shareholder has had access to information and materials of a highly sensitive nature (including Confidential Information) of the Company, its current and future, direct and indirect, subsidiaries, parent (including Parent), and related entities (each of the foregoing, a “Company Entity”, and collectively with each Company Subsidiary, the “Company Group”). Each Company Shareholder agrees that unless such Company Shareholder first secures the written consent of an authorized representative of Parent, such Company Shareholder shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information, in each case to the extent such Confidential Information relates to the Company Group and except to the extent (i) such use or disclosure is required by Law or any Order or any regulatory authority or stock exchange having jurisdiction over such Company Shareholder or its Affiliates (in which event each Company Shareholder shall, to the extent practicable, and to the extent legally permissible, inform the Parent in advance of any such required disclosure, shall cooperate with the Parent in all reasonable ways in obtaining a protective order or other protection (at Parent’s sole cost and expense) in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements), or (ii) such use or disclosure is made to such Company Shareholder’s or it Affiliates’ legal advisors, accountants, financial advisors or other Representatives who have a need to know such information and are bound by obligations of confidentiality no less restrictive than those set forth herein; provided, that each Company Shareholder shall have the right, subject to such Company Shareholder’s nondisclosure obligations pursuant to this Section 5.3(b), to use general ideas, concepts, concepts or know-how contained in Confidential Information that is retained in the unaided memory of such Company Shareholder and its Representatives.

(c) For the avoidance of doubt, nothing in this Section 5.3 shall restrict any Company Shareholder or its Affiliates from (i) using or disclosing Confidential Information in connection with enforcing such Company Shareholder’s rights under this Agreement or any other Transaction Document, (ii) making any disclosure required in connection with any legal, regulatory or judicial proceeding to which such Company Shareholder or its Affiliate is a party, or (iii) disclosing information to the extent necessary to prepare such Company Shareholder’s or its Affiliates’ Tax Returns or in connection with any Tax audit or proceeding relating to such Company Shareholder or Affiliate.

5.4 Confidentiality of Terms of Transaction, Etc. The Company Shareholders and the Seller Representative will keep confidential, and not disclose, the terms and status of this Agreement and the other Transaction Documents, the transactions contemplated hereby and thereby and the identity of Parent; provided, that each of the Company Shareholders and the Seller Representative shall have the right to communicate and discuss with, and provide to, (i) its and its Affiliates’ legal advisors, accountants, financial advisors, Representatives, officers or employees, directors, consultants and agents, (ii) its and its Affiliates’ existing and prospective investors and limited partners, in each case, in connection with fundraising, marketing, reporting or other ordinary course activities and subject to customary obligations of confidentiality, and (iii) any Governmental Entity or regulatory authority to the extent required by applicable Law or any Order any information regarding the terms and status of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. For the avoidance of doubt, nothing in this Section 5.4 shall prevent any Company Shareholder or the Seller Representative from disclosing that a transaction involving the Company has occurred in accordance with Section 10.15 or any information that has been publicly disclosed by Parent or the Company in accordance with this Agreement.

5.5 Use of Corporate Name or Trade Name. After the Closing, the Company Shareholders acknowledge that no rights in the name “Serra Verde,” or any trademark, service mark or trade name included within the Company IP, or any derivative or variation thereof or any name similar thereto will be retained by any Company Shareholder or their respective Affiliates. The Company Shareholders may use or refer to the foregoing names (a) in connection with the performance of their post-closing employment obligations with the Company, (b) from and after the public announcement of the transactions contemplated hereby, to identify the fact that they had been, as applicable, owners, directors, officers and/or employees of the Company, including to their respective existing and prospective investors and limited partners in connection with fundraising, marketing, reporting or other ordinary course activities, (c) as required by Law or any governmental authority or regulatory agency, or in any filings required thereby, whether public or private in nature or (d) in public announcements permitted under this Agreement.

5.6 Book-Entry; Legends.

(a) Notwithstanding anything to the contrary in this Agreement, all shares of Parent Stock required to be issued to the Company Shareholders and Company Equity Award Holders pursuant to this Agreement may be issued in uncertificated book-entry form.

(b) Parent (or its transfer agent) shall be entitled to place, or cause to be placed, appropriate legends on the book entries and/or certificates evidencing any shares of Parent Stock issued pursuant to this Agreement, including any legend required by the bylaws of Parent or applicable state securities laws:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN ONE OR MORE AGREEMENTS BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THE SECURITIES.”

(c) The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated under the Securities Act and/or Regulation S promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and either Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws.

5.7 Further Actions. In case at any time after the Effective Time any further actions are determined to be necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Company or Parent its right, title, or interest in, to, or under any of the rights, properties, or assets of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger, or otherwise to carry out the purposes of this Agreement, then each party hereto will take further actions (including the execution and delivery of such further instruments and documents) as any other party may reasonably request (all at the sole cost and expense of the requesting party), and the officers and directors of the Surviving Company and Parent, as sole shareholder of the Surviving Company, shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments, and assurances and to take and do, in the name and on behalf of the Company or Merger Sub or otherwise, all such other actions and things as are necessary or desirable to vest, perfect, or confirm any and all right, title, or interest in, to, and under such rights, properties, or assets in the Surviving Company or Parent or otherwise to carry out this Agreement. The Company Shareholders acknowledge and agree that from and after the Closing, Parent will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort, of the Company and its Subsidiaries.

5.8 Employee Matters.

(a) Unless otherwise agreed between Parent and any Company Service Provider who remains employed as of the Closing (each such Company Service Provider, a “Continuing Service Provider”), for a period of twelve (12) months following the Closing Date, Parent shall or shall cause the applicable employing entity to provide (i) a total annual cash compensation opportunity (i.e., base salary or base wages and target cash bonus opportunity, but excluding commissions) (“Total Annual Cash Compensation Opportunity”) to each Continuing Service Provider that is no less that the Total Annual Cash Compensation Opportunity provided by the Company or any Company Subsidiary immediately prior to the Closing Date; and (ii) employee health and welfare benefits (excluding equity-related, defined-benefit, retiree and severance benefits) (“Health and Welfare Benefits”) that are substantially comparable in the aggregate to those provided by the Company or any Company Subsidiary immediately prior to the Closing Date. Following the Closing Date, Parent shall use commercially reasonable efforts to cause its benefit plans (or the benefit plans of any applicable designee) that are made available to any Continuing Service Employee at or after the Effective Time to recognize each Company Service Provider’s previous service with the Company or any Company Subsidiary prior to the Closing Date for purposes of eligibility to participate, vesting credit and eligibility to commence benefits to the same extent granted under a corresponding Company Benefit Plan for such Company Service Provider; except that (i) such service need not be credited to the extent that it would result in duplication of coverage or benefits, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Benefit Plan, and (iii) no service shall be required to be credited under any plan that provides for equity-related, defined benefit pension, deferred compensation or post-employment or retiree welfare benefits.

(b) Prior to the Closing, (i) the Company agrees that it shall consult with Parent prior to the Company or any Company Subsidiary effecting any communications to the Company Service Providers relating to any post-Closing employment matters in connection with this Agreement, including post-Closing employee benefit plans and compensation (the “Employment Matters”) (other than to Company Service Providers working on the transactions contemplated by this Agreement solely as it pertains to such work) and that Parent shall have the right to review and comment on any such written communications with sufficient notice prior to distribution (which the Company shall accept to the extent reasonable, in good faith and provided on a timely basis) and (ii) the Company shall not (and shall ensure that none of the Company Subsidiaries nor any Representative of the Company or any Company Subsidiary) make any representations (on behalf of the Company, any Company Subsidiary, Parent, Merger Sub or their respective Affiliates) relating to Employment Matters.

(c) The Company and Parent acknowledge and agree that all provisions contained in this Agreement are included for the sole benefit of Parent, Merger Sub, the Company and the Seller Representative. Nothing in this Agreement shall, or shall be construed so as to: (i) prevent or restrict in any way the right of Parent or its Affiliates to terminate, reassign, promote or demote any Company Service Provider (or to cause any of the foregoing actions) at any time, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Company Service Providers, (ii) create any third-party rights in any such current or former Company Service Provider (or any beneficiaries or dependents thereof), (iii) constitute an amendment or modification of any Benefit Plan or (iv) obligate the Company, any Company Subsidiary, Parent or any Affiliates thereof to adopt or maintain any Benefit Plan or other compensatory or benefits arrangement at any time or prevent the Company, any Company Subsidiary, Parent, Merger Sub or any Affiliates thereof from modifying or terminating any Benefit Plan or any other compensatory or benefits arrangement at any time.

5.9 280G Shareholder Approval. If applicable, at least five (5) Business Days prior to the anticipated Closing Date, the Company shall (i) solicit and use commercially reasonable efforts to secure from any Person who is a “disqualified individual,” as defined in Section 280G of the Code, and who has a right to any payments or benefits or potential right to any payments or benefits as a result of or in connection with the consummation of the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver (a “Waiver”) of such Person’s rights to any such payments or benefits applicable to such Person to the extent that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” pursuant to Section 280G of the Code (to the extent waived, the “Waived 280G Benefits”) and (ii) for all such obtained waivers, submit to the Company’s stockholders for approval the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. The Company shall not pay any of the Waived 280G Benefits if such Waived 280G Benefits are not approved by the Company’s stockholders as contemplated above. At least five (5) Business Days prior to obtaining such Waivers and soliciting such Company stockholder approval, the Company shall provide drafts of such Waivers and such Company stockholder approval materials, including the parachute payment calculations prepared by a third-party accounting firm, to Parent for its review and comment (such comments to be incorporated to the extent reasonable). Prior to the Closing, the Company shall deliver to Parent evidence that the vote of the Company’s stockholders was solicited pursuant to Section 280G and that (i) the Company stockholder approval was obtained with respect to any payments or benefits that were subject to the Company stockholder vote¸ or (ii) that such Company stockholder approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments or benefits. Parent shall disclose to the Company in writing such relevant information and documentation of any new payments or benefits to be provided by Parent or any of its Affiliates that may be deemed to constitute “parachute payments” pursuant to any agreement, contract, arrangement or plan entered into by and between Parent or any of its Affiliates and any disqualified individual effective as of the Closing (collectively, the “Parent Arrangements”) at least ten (10) Business Days prior to the Closing. To the extent any Parent Arrangement is not timely disclosed or accurately disclosed in all material respects to the Company at least ten (10) Business Days prior to the Closing, the Company’s failure to include any such new payments or benefits (or any new material information relating thereto) pursuant to such Parent Arrangement shall not result in a breach of this Section 5.9. Prior to the Closing Date, if applicable, the Company shall deliver to Parent copies of all executed Waivers relating to the Waived 280G Benefits and copies of all Company stockholder actions relating to the approval described in this Section 5.9.

5.10 Parent Board Appointments. Parent shall duly appoint Thras Moraitis and Sir Michael Lawrence Davis to the board of directors of Parent, effective as of the Closing and in accordance with the Parent Governing Documents.

5.11 BVI Shareholder Consent. Promptly following the execution and delivery of this Agreement by the parties hereto, and in any event on the date hereof, the Company shall deliver to Parent the Seller Written Consent, duly executed by the Requisite Sellers. If any holder of Shares delivers to the Company, prior to the Effective Time, a written objection to the Merger pursuant to Section 179 of the BVI Act, the Company shall promptly inform Parent of such objection and provide Parent with a copy of such written objection. The Company shall give Parent (a) prompt notice of any demands for appraisal or fair value, attempted withdrawals of such demands and any other instruments served pursuant to Section 179 of the BVI Act and received by the Company and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or fair value under the BVI Act. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or fair value, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article VI.
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions to be performed by Parent and Merger Sub in connection with the Closing is subject to the satisfaction of each of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that the Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates) (in each case, without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect).

(b) Performance of Covenants. The Company and the Seller Representative shall have performed and complied in all material respects with all of their covenants and agreements required to be performed by them pursuant to the Transaction Documents prior to the Closing Date.

(c) No Law or Order. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not be prohibited by any applicable Law and there shall not be in effect any Order by any Governmental Entity of competent jurisdiction then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d) Proceedings. (i) No Action shall be pending or threatened before any Governmental Entity in which it is sought to restrain or prohibit or to obtain material damages or other relief (including rescission) in connection with the transactions contemplated by the Transaction Documents; (ii) no investigation that could result in any such Action or proceeding shall be pending or threatened; and (iii) no such Order has been entered and not subsequently dismissed or discharged with prejudice.

(e) HSR Act Approval. The waiting period (and extensions thereof) under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or terminated early;

(f) Required Consents. All consents, amendments or waivers required under the Parent Loan Agreement, Retained Finance Agreement, the Royalty Agreements, the Call Option Agreement and the Offtake Agreement, in each case, in connection with the transactions contemplated by this Agreement (including the waiver of any requirement that Parent or its Subsidiaries (other than the Surviving Company and its Subsidiaries) provide any guarantees, pledges, purchase rights or other credit support pursuant to such agreements, which, for the avoidance of doubt, shall include the release of the SVRE Equitable Share Mortgage (as defined in the Disclosure Schedules)) shall have been obtained and shall be in full force and effect as of the Closing.

(g) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with its terms and the terms and conditions of this Agreement.

(h) Requisite Shareholder Approval. The Shareholder Written Consent evidencing the Requisite Shareholder Approval shall have been delivered to Parent and shall be in full force and effect.

(i) Consents. All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (other than a Governmental Entity) that are listed on Section 2.5(a) of the Disclosure Schedules shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to Parent.

(j) No Company Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect which is continuing and uncured.

(k) Company Officer’s Certificate. The Company shall have delivered to Parent at the Closing a certificate duly executed by an executive officer or director of the Company, dated as of the Closing, certifying that each of the conditions specified in Sections 6.1(a) and 6.1(b) have been fully satisfied.

(l) Merger Sub Board Appointment. To the extent nominated by the DFC, Merger Sub shall have duly appointed to the Merger Sub Board of Directors such person nominated by the DFC in accordance with that certain DFC Side Letter dated on or about the date hereof between DFC and the Company.

(m) Lockup Agreement. The Seller Representative shall have delivered, or caused to be delivered, a lockup agreement to Parent from each Company Shareholder substantially in the form attached hereto as Exhibit A (the “Lockup Agreement”), duly executed by such Company Shareholder.

(n) Registration Rights Agreement. The Seller Representative shall have delivered, or caused to be delivered, a registration rights agreement to Parent from each Company Shareholder substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), duly executed by such Company Shareholder.

(o) Termination of Related-Party Agreements. The Seller Representative shall have delivered, or caused to be delivered, to Parent, written evidence evidencing the termination of the Contracts listed on Schedule 6.1(n).

(p) Incremental Loan Disbursement. The Incremental Loan (as defined in the Retained Finance Agreement) shall have been fully disbursed.

Parent and Merger Sub may waive any condition specified in this Section 6.1 if each of Parent and Merger Sub execute a writing so stating at or prior to the Closing; provided, that such waiver shall not act to restrict or otherwise affect the rights of Parent or Merger Sub under this Agreement.

6.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of each of the following conditions as of the Closing:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained herein shall be true and correct as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided, however, that Sections 3.1 (Organization; Power), 3.2(a) and (b) (Capitalization) and 3.3 (Authorization) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such dates) (in each case, without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect).

(b) Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by Parent and Merger Sub pursuant to the Transaction Documents on or prior to the Closing Date.

(c) No Law or Order. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not be prohibited by any applicable Law and there shall not be in effect any Order by any Governmental Entity of competent jurisdiction then in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d) HSR Approval. The waiting period (and extensions thereof) under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or terminated early.

(e) Consents. All filings, notices, licenses, permits, approvals and other consents of, to or with, any Person (other than a Governmental Entity) that are listed on Section 3.4(a) of the Disclosure Schedules shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Company.

(f) No Parent Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event, occurrence or circumstance that has had or would reasonably be expected to have a Parent Material Adverse Effect which is continuing and uncured.

(g) Required Consents. All consents, amendments or waivers required under the Parent Loan Agreement, the Retained Finance Agreement, the Royalty Agreements, the Call Option Agreement and the Offtake Agreement, in each case, in connection with the transactions contemplated by this Agreement (including the release of the Company Shareholders from the Call Option Agreement and the release of the SVRE Equitable Share Mortgage (as defined in the Disclosure Schedules)) shall have been obtained and shall be in full force and effect as of the Closing.

(h) Officer’s Certificate. Parent shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.2(a) and 6.2(b) have been satisfied.

(i) Lockup Agreements. Parent shall have delivered to the Seller Representative a Lockup Agreement for each Company Shareholder, duly executed by Parent.

(j) Registration Rights Agreement. Parent shall have delivered to the Seller Representative the Registration Rights Agreement, duly executed by Parent.

(k) Parent Board Appointments. Parent shall have duly appointed Thras Moraitis and Sir Michael Lawrence Davis to the Parent Board, effective as of the Closing and in accordance with the Parent Governing Documents.

(l) Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with its terms and the terms and conditions of this Agreement.

(m) Payment of Merger Consideration. Parent shall have delivered, or caused to be delivered the Merger Consideration in accordance with the terms of this Agreement.

(n) Incremental Loan Disbursement. The Incremental Loan (as defined in the Retained Finance Agreement) shall have been fully disbursed; provided, however, that the Company may not rely on the failure of this condition to be satisfied to refuse to consummate the Closing if such failure resulted from its breach of Section 4.17(a).

The Seller Representative may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing; provided, that such waiver shall not act to restrict or otherwise affect the rights of the Company Shareholders under this Agreement.

Article VII.
TERMINATION

7.1 Termination. Without prejudice to other remedies which may be available to the parties pursuant to this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) Mutual Consent. By mutual written consent of Parent and the Company;

(b) Breach of Representations, Warranties, Covenants or Agreements.

(i) By Parent upon delivery of written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Company Shareholders in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.1(a) or 6.1(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from Parent of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(ii) By the Company upon delivery of written notice to Parent, if there has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured by the earlier of (1) thirty (30) calendar days following receipt of written notice from the Company of such breach or (2) the date that is three (3) calendar days prior to the End Date;

(c) No Vote. By either Parent or the Company if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting or at any postponement or adjournment thereof taken in accordance with this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose failure to comply with its covenants or agreements under this Agreement in any material respect proximately caused the failure to obtain the Parent Stockholder Approval.

(d) End Date. By either Parent or the Company upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m. Eastern Time, on December 31, 2026 (the “End Date”); provided, that neither Parent nor the Company be entitled to terminate this Agreement pursuant to this Section 7.1(d) if such Person’s (or, in the case of the Company, any Company Shareholder’s and/or the Seller Representative’s) material breach of, or material failure to fulfill any obligation under, this Agreement has been the primary cause of the failure of the Closing to occur on or prior to such time on the End Date; or

(e) Orders; Laws. By either Parent or the Company upon delivery of written notice to the other if any Governmental Entity shall have issued or entered any judgment, Order or decree, enacted any Law or taken any other action which, in any such case, permanently restrains, enjoins or otherwise prohibits the consummation of all or any of the transactions contemplated by this Agreement; provided, that neither Parent nor the Company will be entitled to terminate this Agreement pursuant to this Section 7.1(e) if (x) the issuance or entry of such judgment, Order or decree is the primary result of such Person’s (or, in the case of the Company, any Company Shareholder’s and/or the Seller Representative’s) willful breach of, or willful failure to fulfill any obligation under, this Agreement in any material respect or (y) such Person (or, in the case of the Company, any Company Shareholder and/or the Seller Representative) shall have materially breached its obligations under (and subject to the limitations in) Article IV of this Agreement to resist, resolve or lift such judgment, Order or decree or Law.

7.2 Effect of Termination.

(a) In the event this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(c), then Parent shall pay or cause to be paid to the Company (i) if a Change of Recommendation shall have occurred prior to such termination pursuant to Section 7.1(c), the Change of Recommendation Fee, or (ii) if no Change of Recommendation shall have occurred prior to such termination pursuant to Section 7.1(c), the Vote Down Fee, in either case by wire transfer of immediately available funds within three (3) Business Days following such termination.

(b) Subject to the provisions of this Section 7.2, the rights of termination set forth above are in addition to any other rights a terminating party may have under this Agreement, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing sentence, in the event of any termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement except that, subject to the provisions of Section 7.2(c), (i) nothing in this Agreement will relieve any party from any willful breach of this Agreement prior to such termination or for Fraud and (ii) Section 5.3 (Confidentiality) and Article X (Miscellaneous) and any pre-termination breaches of such provisions shall survive any termination of this Agreement and each party shall be entitled to all remedies available at law or in equity in connection with any past or future breach of any such provision; provided, however, that no such termination shall relieve any party of any liability or damages to any other party (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Shareholders).

(c) The Parties acknowledge and agree that (i) in no event shall Parent be required to pay either the Change of Recommendation Fee or the Vote Down Fee on more than one occasion or both the Change of Recommendation Fee and the Vote Down Fee, (ii) the agreements set forth in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and accordingly, if Parent fails to promptly pay or cause to be paid the amounts due pursuant to this Article VII, and, in order to obtain such amount, the Company commences an Action that results in a final, binding and non-appealable judgment against Parent for the Change of Recommendation Fee or the Vote Down Fee (or any portion thereof), Parent shall pay or cause to be paid to the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on the Change of Recommendation Fee or the Vote Down Fee (or any portion thereof), as the case may be, at the prime rate as published in the Wall Street Journal in effect on the date such amounts were required to be made from such date through the date of payment and (iii) notwithstanding anything to the contrary set forth in this Agreement, in the event that the Change of Recommendation Fee or the Vote Down Fee becomes payable by, and is paid or caused to be paid by, Parent, such fees shall be the Company’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to this Agreement.

Article VIII.
DEFINITIONS

8.1 Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

8.2 Certain Definitions.

“Action” means any action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, investigation, litigations, proceeding, qui tam action, suit (whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, whether at law or in equity.

“Accredited Investor” means (a) a Company Shareholder or Company Equity Award Holder that has executed and delivered an Equity Award Acknowledgment or Letter of Transmittal demonstrating that such Person is an “accredited investor” (as defined in Rule 501(a) under the Securities Act) and that is identified as such in the Funds Flow and (b) any other Company Shareholder or Company Equity Award Holder that Parent determines in its sole discretion as of the Closing is an “accredited investor” (as defined in Rule 501(a) under the Securities Act).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including, but not limited to, all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Aggregate Cash Merger Consideration” means an amount of cash equal to $300,000,000.

“Aggregate Stock Merger Consideration” means an aggregate of 126,849,307 shares of Parent Stock (as equitably adjusted for any stock splits, combination of shares, stock dividends, reorganizations, recapitalizations or other similar events affecting Parent Stock after the date of this Agreement).

“Benefit Plan” means all (i) option, equity purchase, phantom equity, compensatory equity or equity-linked, supplemental retirement, severance, sabbatical, vision care, disability, employee relocation, group legal, cafeteria benefit, dependent care, group insurance, medical, dental, life (including all individual life insurance policies as to which the Company or any of the Company Subsidiaries is the owner, the beneficiary or both), death benefit or accident insurance plans, programs or arrangements, (ii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive (including cash incentive) plans, programs or arrangements, (iii) all other fringe or employee benefit plans, programs or arrangements and (iv) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, funded or unfunded, that are maintained, sponsored or contributed to or by the Company or any of the Company Subsidiaries for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any of the Company Subsidiaries, or as to which the Company or any of the Company Subsidiaries have or may have any liability (whether actual or contingent, direct or indirect).

“Brazilian Mineral Rights” means the mineral right DM 861.429/2010 and the mining concessions listed in Section 2.24(a) of the Disclosure Schedules held by Serra Verde Brazil. Exhibit C represents a true, complete and accurate list and map of all relevant mineral proceedings held by Serra Verde Brazil.

“Business” means the business of the Company and the Company Subsidiaries, as conducted as of the date of this Agreement, consisting primarily of exploitation and production of rare earth elements and other minerals in Brazil and the assets and activities that are incidental, ancillary or necessary to the foregoing, including import, export, processing, transportation and storage.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of New York and Brasilia, Brazil.

“Call Option Agreement” means that certain Call Option Agreement, to be dated on or before the Closing Date, among the Company, the Company Shareholders and the buyer party thereto, as amended, amended and restated and otherwise modified from time to time.

“Cash” means, on a consolidated basis, the aggregate amount of all cash and cash equivalents of the Company and any Company Subsidiary on hand or in bank accounts, including deposits in transit, in each case to the extent freely available and accessible; provided, however, that “Cash” shall (a) be reduced by the amount of any outstanding and unpaid checks, drafts, wire transfers, or other similar instruments issued by the Company or any Company Subsidiary that have not cleared and (b) not include: (i) any cash or cash equivalents that are restricted, pledged, or otherwise encumbered or not freely usable by the Company or any Company Subsidiary for any reason, including any amounts held as collateral or security for any obligation, any amounts subject to any Lien (other than a Permitted Lien), or any amounts required to be maintained under any Contract or applicable Law; (ii) any customer deposits, escrow deposits, or other deposits held on behalf of third parties or in a fiduciary capacity (iii) any amounts held in any deferred compensation, pension, or employee benefit plan; or (iv) any amounts that would be required to satisfy any Tax obligations of the Company or any Company Subsidiary that have accrued but remain unpaid.

“Charter” means the Amended and Restated Memorandum and Articles of Association of the Company, dated as of March 5, 2026, as amended, amended and restated and otherwise modified from time to time.

“Change of Recommendation Fee” means an amount equal to $75,000,000.

“Class A Ordinary Shares” means the class A ordinary shares without par value in the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Company Equity Award Holder” means a holder of any Company Options, Company SARs, or Company RSUs as of immediately prior to the Closing.

“Company Equity Awards” means all Company Options, Company SARs and Company RSUs outstanding as of immediately prior to the Closing.

“Company Equity Plan” means the Company’s SVRE Holdings Ltd. Equity Incentive Plan and any appendixes or sub-plans thereto, as amended and/or restated from time to time.

“Company Fundamental Representations” means Section 2.1 (Organization; Corporate Power), Section 2.2 (Authorization), Section 2.3(a), Section 2.3(b), and the first sentence of Section 2.3(c) (Capitalization and Related Matters), Section 2.4 (Subsidiaries; Investments), Section 2.23 (Brokerage) and Section 2.24(a)(i) (Mining Rights).

“Company IP” means all Intellectual Property Rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company IT Systems” means all information technology assets, including hardware, Software, systems, computers, servers, routers, hubs, switches, data communication lines, and networks, owned, leased or licensed by the Company, and used in the operation of the Business.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (i) the condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred with respect to the foregoing clause (i): (a) any changes after the date hereof in United States or Brazil, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (b) any changes after the date hereof in conditions in any industry or industries in which the Company and the Company Subsidiaries operate; (c) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or Brazil or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any of its Affiliates, the pendency or consummation of this Agreement and the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the transactions contemplated hereby, only to the extent directly resulting from the execution and delivery of this Agreement, the identity of Parent or any of its Affiliates, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided, however, that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or to address the consequences of litigation); and (i) any action or failure to take any action which action or failure to act is explicitly requested in writing by Parent and taken or not taken in accordance with the specifications of such request; provided, that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the industry or industries and geographies in which the Company and the Company Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means an option to purchase Shares that is issued and outstanding as of immediately prior to the Closing.

“Company RSU” means a restricted stock unit representing the right to receive Shares that is issued and outstanding as of immediately prior to the Closing.

“Company SAR” means a stock appreciation right representing the right to receive cash or Shares that is issued and outstanding as of immediately prior to the Closing.

“Company Service Provider” means all employees, independent contractors, consultants, directors, officers, advisors and other service providers engaged by the Company or any Company Subsidiary.

“Company Shareholder” means each holder of Shares as of immediately prior to the Effective Time.

“Company Shareholder Warrants” means the warrants held by certain Company Shareholders and their Affiliates as set forth on Section 8.2(i) of the Disclosure Schedules.

“Confidential Information” means all non-public, proprietary or confidential information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, a Company Shareholder as an owner of Shares or that primarily relates to the business, products, services or research of any Company Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or shareholders (other than shareholders of the Company) or their respective Affiliates, including: (a) internal business information of any Company Entity (including information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any Company Entity, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third party that the Company or any Company Subsidiary has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any Company Entity, including identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Company Entity; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company IP and updates of any of the foregoing; provided, that “Confidential Information” shall not include any information that (i) has become publicly known or has become widely known to geologists, geophysicists, metallurgists, mining engineers or other knowledgeable mining professionals, in each case, other than as a result of the breach by a Company Shareholder of Section 5.3 of this Agreement, (ii) is or becomes available to a Company Shareholder or any of its Representatives on a non-confidential basis from a third-party provided, that such source is not known by such Company Shareholder to be bound by a confidentiality obligation with respect to such information, or (iii) is or has been independently developed by such Company Shareholder and/or its Representatives without use of or reference to any Confidential Information.

“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto) between parties or by one party in favor of another party, whether written or oral, in each case that is legally binding on the relevant parties thereto.

“DFC” means the United States International Development Finance Corporation.

“DFC Warrants” means the warrants held by the United States International Development Finance Corporation pursuant to the Retained Finance Agreement.

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Environmental Law” means any and all Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, Orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which regulate or relate to (a) the use, treatment, storage, transportation, handling, disposal, Remediation or Release of Hazardous Substances, (b) the preservation or protection of the environment, including waterways, groundwater, drinking water, air, wildlife, plants, endangered species, land surface or subsurface strata or other natural resources; (c) climate change; (d) water use; (e) the health and safety of persons or property, including protection of the health and safety of employees; (f) noise and odors; (g) Product Stewardship Matters and (h) any Laws that impose liability or responsibility, including indemnity or compensatory obligations, with respect to any of the foregoing.

“Environmental Permits” means all Permits required from or granted by any Governmental Entity pursuant to any Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal Law then in force.

“FINRA” means the U.S. Financial Industry Regulatory Authority, Inc..

“Fraud” means actual, intentional and knowing fraud under Delaware Law, committed by a Person in the making of the representations and warranties in Article II or Article III, as applicable (as modified by the Disclosure Schedules), upon which the complaining party actually and justifiably or reasonably relied to its detriment. For the avoidance of doubt, “Fraud” shall not consist of constructive fraud, equitable, imputed, implied, promissory or statutory fraud or any fraud premised on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any (a) province, region, state, county, city, town, village, district or other jurisdiction; (b) federal, provincial, regional, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, bureau, commission, department, instrumentality, office, political subdivision or other entity and any court or other tribunal); (d) multinational organization; (e) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; or (f) official of any of the foregoing.

“Hazardous Substances” means any pollutant, chemical, substance, contaminant or any toxic, infectious, carcinogenic, radioactive, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under, or may give rise to liability or other obligations under, any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and any waste products regulated under any Mining Law.

“Indebtedness” means, without duplication, at any specified time, any of the following indebtedness of any Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts which would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities), in each case to the extent outstanding and actually drawn; (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP with respect to the Company or its Subsidiaries (or GAAP with respect to Parent); (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw and only to the extent such draw has not been reimbursed; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than (i) trade payables incurred in the Ordinary Course of Business or (ii) earnout payments, contingent consideration, purchase price adjustments or any other contingent or variable payment obligations arising in connection with any prior acquisition; (e) all liabilities of such Person under conditional sale or other title retention agreements; (f) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (h) all Liabilities (i) for accrued, unpaid vacation, paid time off and performance or other bonuses as of the Closing, (ii) for accrued, unpaid severance or similar termination payments or benefits payable by the Company, (iii) in respect of any post-retirement or retiree health, medical or welfare benefit or any underfunded or unfunded deferred compensation, phantom equity, or similar arrangements, whether or not accrued, (iv) in respect of any underfunded or unfunded pension or retiree medical or welfare plan or arrangement liabilities (calculated on a plan termination basis), including any unfunded or underfunded Liabilities with respect to any non-United States pension plan, whether or not accrued (and for the avoidance of doubt, including, but not limited to, any amounts in respect of the Company’s Swiss pension plan) and (v) for all employer-side Taxes imposed on any amounts described in the foregoing clauses (i) through (v); provided, that with respect to the Company and the Company Subsidiaries, Indebtedness shall in all cases not include (i) any payables or loans of any kind or nature between the Company and any Company Subsidiary or between any Company Subsidiary and any other Company Subsidiary, (ii) any guarantees, letters of credit, performance bonds, sureties and/or similar obligations issued by or on behalf of the Company or any Company Subsidiary to customers of the Business in the Ordinary Course of Business, (iii) any restoration obligations under a real property lease of the Company or any Company Subsidiary, (iv) any undrawn amounts under any revolving credit facility, line of credit or other committed credit facility of any kind, (v) any obligations arising under operating leases (as opposed to capital or finance leases) as determined in accordance with GAAP, or (vi) any customer deposits, deferred revenue, or other similar obligations arising in the Ordinary Course of Business.

“Intellectual Property Rights” means all rights of the following types, which may exist under the laws of any jurisdiction: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, design rights, and moral rights associated with any of the foregoing; (ii) rights in information, data, databases and data collections; (iii) trademark, trade name, service name, Internet domain name, trade dress and service mark rights and similar rights; (iv) trade secret rights and other rights to proprietary or confidential information, including inventions (whether or not patentable or reduced to practice), developments, know-how, designs, drawings, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, and marketing proposals; (v) patents and industrial property rights; (vi) other intellectual property rights of every kind and nature; and (vii) rights in or relating to registrations, renewals, extensions, combinations, reexaminations, continuations, continuations-in-part, divisions, and reissues of, and applications for, any of the rights referred to in clauses (i) through (vi) above.

“IRS” means the U.S. Internal Revenue Service.

“Intervening Event” means an Effect that was not actually known to the Parent Board as of the execution and delivery of this Agreement (or if it was actually known by the Parent Board as of or prior to the execution and delivery of this Agreement, the material consequences of which were not actually known by the Parent Board at such time); provided, that under no circumstances shall any of the following be an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (a) any Effect that was directly and proximately caused by the entry into, announcement or performance of the transactions contemplated by this Agreement, or directly resulting or arising from the identity of the Company or any of the Company Subsidiaries; or (b) any change in the market price or trading volume of Shares, any change in the credit rating of the Company or any of its securities, or the Company failing to meet, meeting or exceeding internal or published projections, forecasts, guidance or revenue or earnings predictions, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to any of the foregoing in this clause (c) may constitute or be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded under this definition).

“Knowledge” means, (a) with respect to the Company, the actual knowledge of any of Thras Moraitis, Scott Lewis and Kevin McPhee, and the knowledge that each of such individuals would reasonably be expected to have obtained after reasonable inquiry of their direct reports, and (b) with respect to Merger Sub or Parent, the actual knowledge of any of Barbara Humpton, Robert Steele and David Kronenfeld, and the knowledge that each of such individuals would reasonably be expected to have obtained after reasonable inquiry of their direct reports.

“Law” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation or any determination or direction of any arbitrator or any Governmental Entity, including any of the foregoing that relate to data use, privacy or protection and pensions.

“Leases” means that certain (i) Mining Lease Agreement (M-113117) by and between Round Top Mountain Development, LLC (“RTMD”) and the Texas General Land Office (“GLO”) dated September 2, 2011, and amended on January 26, 2012, March 29, 2012, and September 14, 2022 and (ii) Mining Lease Agreement (M-113629) by and between RTMD and the GLO, dated November 1, 2011.

“Liability” means any liability, debt, obligation, guarantee, assurance, commitment, deficiency, interest, Tax, or obligation, whether asserted or unasserted, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of whether arising out of or based on Contract, Law, tort, strict liability or otherwise and regardless of whether or not reflected or required to be reflected on a balance prepared in accordance with GAAP.

“Lien” means, with respect to any asset, any security interest, lien, pledge, claim, option, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), right of first refusal and/or right of first offer, pre-emptive right, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, charge, encumbrance or other similar arrangement or interest, any agreement to provide the foregoing or any other statutory liens or trusts that are created under other applicable Law.

“Losses” means any and all losses, Liabilities, actions, causes of action, costs, damages or expenses, Taxes, damages or expenses, whether or not arising from or in connection with any third party claims (including interest, penalties, reasonable attorneys’, consultants’, experts’ and other professional fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), but excluding punitive damages, unless such damages are (i) actually paid to a third party or (ii) arise from fraud or intentional misrepresentation (in which case such punitive damages shall be included as “Losses”).

“Mining Law” means all applicable Laws relating to the exploitation and use of mineral resources in Brazil, including exploration, mining, mine development, processing, transportation and marketing of ores, the use and storage of waste and tailings, and the Reclamation of lands used for such activities, including the Brazilian Mining Code (Decree-law No. 227/1967, as amended), the Regulations to the Mining Code (Decree No. 9.406/2017) and all regulations issued by the President of the Republic, NMA and Ministry of Energy and Mines, as applicable.

“Nasdaq” means the Nasdaq Stock Market LLC and the exchanges operated thereby.

“NMA” means the National Mining Authority of Brazil (Agência Nacional de Mineração).

“Offtake Agreement” means that certain Offtake Agreement, dated on or about the date hereof, between SV Management Switzerland AG and the buyer party thereto, as amended, amended and restated and otherwise modified from time to time.

“OMF CR” means OMF Fund III (CR) Ltd.

“OMF F” means OMF Fund III (F) Ltd.

“Order” means any order, writ, directive, injunction, judgment, decree, ruling, assessment, arbitration award, or other legally enforceable requirement issued, made, rendered, entered into or imposed by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Ordinary Shares” means the ordinary shares without par value in the Company.

“Parent Acquisition Proposal” means any bona fide written offer or proposal by any Person or group (as defined in Section 13(d) of the Exchange Act) (other than the Company or its Affiliates) for a transaction or series of related transactions involving (a) any direct or indirect acquisition or purchase of fifty percent (50%) or more of the consolidated assets of Parent and its Subsidiaries, taken as a whole, or (b) any direct or indirect acquisition or purchase of fifty percent (50%) or more of the total voting power of the equity securities of Parent, or (c) any merger, consolidation, business combination, recapitalization or similar transaction pursuant to which any Person or group (other than the Company or its Affiliates) would acquire fifty percent (50%) or more of the total voting power of the equity securities of the surviving or resulting entity in such transaction.

“Parent Benefit Plan” means all (i) option, equity purchase, phantom equity, compensatory equity or equity-linked, supplemental retirement, severance, sabbatical, vision care, disability, employee relocation, group legal, cafeteria benefit, dependent care, group insurance, medical, dental, life (including all individual life insurance policies as to which the Parent or any of the Parent’s Subsidiaries is the owner, the beneficiary or both), death benefit or accident insurance plans, programs or arrangements, (ii) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive (including cash incentive) plans, programs or arrangements, (iii) all other fringe or employee benefit plans, programs or arrangements and (iv) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, funded or unfunded, that are maintained, sponsored or contributed to or by the Parent or any of the Parent’s Subsidiaries for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Parent or any of the Parent’s Subsidiaries, or as to which the Parent or any of the Parent’s Subsidiaries have or may have any liability (whether actual or contingent, direct or indirect).

“Parent Board” the Board of Directors of Parent.

“Parent IT Systems” means all information technology assets, including hardware, Software, systems, computers, servers, routers, hubs, switches, data communication lines, and networks, owned, leased or licensed by the Parent and Parent Subsidiaries, and used in the operation of each of their businesses.

“Parent Loan Agreement” means, collectively, (a) a direct funding agreement to be entered into among the Parent, the subsidiary guarantors party thereto from time to time and the U.S. Department of Commerce, (b) a loan guarantee agreement to be entered into among the Parent, the subsidiary guarantors party thereto from time to time and the U.S. Department of Commerce and (c) a note purchase agreement to be entered into among the Parent, the Federal Financing Bank and the Secretary of Commerce, in each case, on terms and conditions consistent with that certain letter of intent dated January 26, 2026 by and between Parent and U.S. Department of Commerce.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the condition (financial or otherwise), business, or results of operations of Parent and Parent Subsidiaries, taken as a whole or (b) the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred with respect to the foregoing clause (a): (i) any changes after the date hereof in United States, regional, global or international economic conditions, including any changes after the date hereof affecting financial, credit, foreign exchange or capital market conditions; (ii) any changes after the date hereof in conditions in any industry or industries in which Parent and Parent Subsidiaries operate; (iii) any changes after the date hereof in general political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world, including with respect to the imposition of, or adjustments to, tariffs or other trade restrictions; (iv) any changes after the date hereof in GAAP or the interpretation thereof; (v) any changes after the date hereof in applicable Law or the interpretation thereof; (vi) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (vii) changes in the market price or trading volume of Parent Stock (provided that the underlying causes of such changes may be considered in determining whether a Parent Material Adverse Effect has occurred); (viii) any acts of terrorism or sabotage, cyberattack, war (whether or not declared), epidemics or pandemics, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (ix) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement and the other transactions contemplated hereby, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the transactions contemplated hereby, only to the extent directly resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or the public announcement of this Agreement and the transactions contemplated hereby, as applicable (provided, however, that this clause (ix) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement and the other transactions contemplated hereby, or to address the consequences of litigation); and (x) any action or failure to take any action which action or failure to act is explicitly requested in writing by the Company taken or not taken in accordance with the specifications of such request; provided, that with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (viii), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the industry or industries and geographies in which Parent and Parent Subsidiaries operate, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Specified Stock Price” means $18.0135 (as equitably adjusted for any stock splits, combination of shares, stock dividends, reorganizations, recapitalizations or other similar events affecting Parent Stock after the date of this Agreement).

“Parent Real Property Interests” means all real property interests held or used by the Parent and Parent Subsidiaries in connection with ownership and operation of the business of Parent and Parent Subsidiaries, including (i) all land owned in fee simple, together with all mineral rights, surface rights, water rights, and appurtenant easements, rights-of-way, and access rights associated therewith, as more particularly described in Section 3.22 of the Disclosure Schedules, and (ii) all leasehold interests, options, licenses, concessions, permits, and mining claims held by the Parent and Parent Subsidiaries, together with all mineral rights, subsurface rights, and appurtenant access and ancillary rights associated therewith, pursuant to the agreements described in Section 3.22 of the Disclosure Schedules. For the avoidance of doubt, Parent Real Property Interests, includes all such interests whether held directly or indirectly, whether recorded or unrecorded, and whether arising under applicable property law, mining law, or contractual arrangement.

“Parent Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Stockholder Approval” means the affirmative vote of holders of a majority of the shares of Parent Stock present in person or represented by proxy at the Parent Stockholder Meeting and entitled to vote thereon, voting in favor of the issuance of Parent Stock pursuant to this Agreement, as required pursuant to the Nasdaq Listing Rules.

“Parent Stockholder Meeting” means the duly called meeting of the stockholders of Parent for the purposes of obtaining Parent Stockholder Approval.

“Parent Subsidiaries” means the Subsidiaries of Parent, including Merger Sub.

“Permit” means any approval, consent, ratification, registration, waiver, exemption, consent, authorization, license, permit, certificate or clearance issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law (other than the Brazilian Mineral Rights).

“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP with respect to the Company or its Subsidiaries; (c) notices of commencement, notices, mechanics’, carriers’, workers’, repairers’ and similar Liens, including all statutory Liens, arising or incurred in the Ordinary Course of Business that are not yet due and payable or the amount or validity of which are being contested in good faith through appropriate legal proceedings and for which adequate reserves have been established in accordance with GAAP with respect to the Company or its Subsidiaries; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Company Property which are not violated by the current use and operation of such Company Property; (e) the Real Estate Agreements; (f) rights of parties in possession of any Company Property; (g) any mineral or subsurface rights or interests affecting or encumbering any Company Property; (h) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any of the Company Properties; and (i) non-exclusive licenses of Company IP granted in the Ordinary Course of Business.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Personal Information” means information in any form that relates to or could be used to identify a natural Person, and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws.

“Privacy Laws” means all applicable Laws and binding guidelines and standards relating to data privacy, data protection, cybersecurity, data security, the processing of Personal Information, and data breach notification.

“Pro Rata Share” means, with respect to a Company Shareholder, the portion of Merger Consideration payable to all Company Shareholders received by such Company Shareholder at Closing, expressed as a percentage.

“Product Stewardship Matters” means any and all measures, proceedings, schedules, actions, standards, including those provided by applicable Laws, or other management approaches relating to (a) obligations under applicable producer responsibility regimes; (b) the identification, mitigation and management of hazards and risks associated with products from the research and development and the design phase, throughout all stages of the life cycle; (c) the assessment of compliance with applicable legislation establishing requirements for the development, manufacture, marketing, distribution, and end-of-life management and disposal of products; (d) the prevention of unauthorized, prohibited or otherwise restricted uses of products as well as raw materials and chemicals used in the manufacturing process; and (e) other matters relating to minimizing the hazards and risks or environmental impact of the products and services of the Business.

“Proxy Statement” means the proxy statement relating to Parent Stockholder Meeting, as amended from time to time.

“Reclamation” means restoring, rehabilitating, or remediating land or natural resources impacted or affected by mining to a natural state, including, as applicable, revegetation, recontouring, or abatement, as well as post-reclamation or post-remediation monitoring, operation, and maintenance.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity or domain name registry, including all patents, registered copyrights, registered trademarks, and domain names, and all applications for any of the foregoing.

“Related Party” means (a) any officer, director, employee, shareholder or Affiliate of any of the Company or any Company Subsidiary; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Release” means any release, spill, emission, leaking, pumping, depositing, pouring, placing, discarding, abandoning, emptying, migrating, seeping, escaping, leaching, dumping, injection, disposal or discharge of any Hazardous Substances into or through the environment. For the avoidance of doubt, the term “Release” shall include the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Substances.

“Remediation” means any investigation, cleanup, removal or remediation of, or any remedial or corrective action with respect to, any Release of Hazardous Substances.

“Representatives” means a Person’s officers, directors, board observers, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“Requisite Sellers” means Company Shareholders holding Shares sufficient to approve and adopt this Agreement and the Merger in accordance with the organizational documents of the Company and applicable Law.

“Requisite Shareholder Approval” means the duly authorized Resolution of Members (as defined in the Articles of Association of the Company), authorizing this Agreement and the Plan of Merger and approving the Merger and the other transactions contemplated by this Agreement.

“Retained Finance Agreement” means that certain Finance Agreement, by and between the Company and United States International Development Finance Corporation, dated as of January 21, 2026, as amended on March 5, 2026, and as further amended or amended and restated from time to time.

“Round Top Development” means the development of the operations and rights related to Round Top Mountain and the geologically unique Round Top Mountain heavy rare earth elements deposit, including, but not limited to, land rights, water rights and Parent’s research and development facility in Wheat Ridge, Colorado.

“Royalty Agreements” means, collectively, (a) that certain Amended and Restated Royalty Agreement, dated as of July 11, 2022, as amended December 22, 2022, August 15, 2023, October 18, 2024, March 5, 2026 and April 15, 2026, by and among the Company, Serra Verde International Trading Company S.R.L. (“SVIT”), SV Management Switzerland AG, SVRE UK Limited, Serra Verde Brazil, SVRE Marketing Ltd., Serra Verde Mining LLC, Serra Verde Mid Mining Holdings LLC, OMF CR, and TMF Canada Inc. and (b) that certain Royalty Agreement (Buyback), dated as of August 15, 2023, as amended October 18, 2024, March 5, 2026 and April 15, 2026, by and among the Company, SVIT, SV Management Switzerland AG, SVRE UK Limited, Serra Verde Brazil, SVRE Marketing Ltd., Serra Verde Mining LLC, Serra Verde Mid Mining Holdings LLC, OMF F, and TMF Canada Inc.

“Royalty Holders” means OMF CR and OMF F.

“Securities Act” means the Securities Act of 1933 as amended from time to time, and the rules promulgated thereunder.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other processing of Personal Information and/or confidential information; or (ii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Serra Verde Brazil” means Serra Verde Pesquisa e Mineração Ltda., a limited liability company, incorporated under the Laws of Brazil, enrolled with the CNPJ under No. 08.842.895/0003-85, with its headquarters located in the City of Minaçu, State of Goiás, Faz. Capão Grande, s/n, Zona Rural, Zip Code 76.450-000.

“Shares” means, collectively, the shares of the Company, which consist of Ordinary Shares and Class A Ordinary Shares.

“Software” means software (including HTML code, firmware and other software embedded in hardware devices), and all related source code, object code, application programming interfaces, screens, command structures, report formats, templates, menus, buttons, icons, user interfaces and all documentation, including development, diagnostic support, user and training documentation related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax” means any and all taxes, including (i) any income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, national insurance, social security (including pension), excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, or other tax, levy, governmental fee or other like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or similar amount imposed by any Governmental Entity, whether disputed or not, (ii) in the case of the Company or any Company Subsidiary, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a transferee or successor or as a result of being party to any contract or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax, or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Trading Day” means any day on which the Nasdaq (or such other national securities exchange on which the Parent Stock is then listed) is open for the transaction of business and on which the Parent Stock is actually traded.

“Transaction Documents” means this Agreement, the Lockup Agreements, the Registration Rights Agreement, the Paying Agent Agreement, the Employment Agreements, the Voting and Support Agreement, the Orion Acknowledgement of Payment, each Letter of Transmittal executed by a Company Shareholder, each Equity Award Acknowledgment executed in accordance with Section 1.3(h), and the Contracts and other documents expressly contemplated to be delivered or executed in connection herewith.

“U.S. Benefit Plan” means a Benefit Plan which is subject to the laws of the United States or provides compensation or benefits to any current or former employee, consultant or independent contractor of the Company (or any dependent thereof) who resides in or is otherwise subject to the laws of the United States.

“VAT” means any national, state or local value added tax, sales tax, use tax, goods and services tax, turnover tax and any other tax of a similar nature.

“Vote Down Fee” means an amount equal $25,000,000.

8.3 Additional Definitions.

Term	Section

Agreement	Recitals
Antitrust Laws	4.3(b)
Articles of Merger	1.1(b)
BVI Act	Recitals
Cancelled Shares	1.3(c)
Change of Recommendation	4.9(d)
Closing Date	1.6(a)
Closing Payment Certificate	1.4(a)
Closing	1.6(a)
Company	Preamble
Company Closing Certificate	1.6(g)
Company Data Partner	2.11(a)
Company Entity	5.3(b)
Company Group	5.3(b)
Company Properties	2.12(b)
Company Property	2.12(b)
Company Subsidiary	2.4(a)
Confidentiality Agreement	5.3(a)
Continuing Service Provider	5.8(a)
Contracted Professional	2.18(e)
Counsel	10.22
D&O Tail Policy	5.2(a)
Dissenting Shares	1.3(b)
Effective Time	1.1(b)
Employment Agreement	Recitals
Employment Matters	5.8(b)
End Date	7.1(d)
Enforceability Exceptions	2.2
Engagement	10.22(a)
Financial Statements	2.6
Funds Flow	1.4(a)

Health and Welfare Benefits	5.8(a)
HSR Act	4.3(b)
Intended Tax Treatment	5.1(e)
Key Employees	Recitals
Letter of Transmittal	1.5(b)
Lockup Agreement	6.1(m)
Material Contract	2.13(b)
Material Customer	2.22(a)
Material Supplier	2.22(b)
Merger Constituent Companies	1.1
Merger Sub	Preamble
Merger	Recitals
Parent Closing Certificate	1.6(f)
Parent Financial Statements	3.7(b)
Parent Governing Documents	3.1
Parent	Preamble
Parent Data Partner	3.21(a)
Paying Agent Agreement	1.5(a)
Paying Agent	1.5(a)
Plan of Merger	1.1(b)
Pre-Closing Period	4.10
Privacy Requirements	2.11(a)
R&W Policy	4.8
Real Estate Agreement	2.12(b)
Real Estate Agreements	2.12(b)
Registrar	1.1(b)
Registration Rights Agreement	6.1(n)
Released Claims	9.3(a)(ii)
Sanctions	2.17(e)
Sanctioned Person	2.17(e)
Sanctioned Territory	2.17(e)
SEC	2.7(b)
Seller Representative	Preamble
Seller Written Consent	Recitals
Signing Parent SEC Documents	Article III
Subsidiary Equity Interests	2.4(d)
Surviving Company	1.1
Tangible Assets	2.9(a)
Total Annual Cash Compensation Opportunity	5.8(a)
Transfer Taxes	5.1(c)

Article IX.
SURVIVAL AND RELEASE

9.1 Survival. Subject to the following sentence, none of the representations, warranties, agreements or covenants set forth in this Agreement or in any certificate or document delivered at, or prior to, the Closing in connection with this Agreement shall survive the Closing, and thereafter none of the Company, any Company Subsidiary, any Company Shareholder, Parent or Merger Sub shall be under any Liability whatsoever with respect to any such representation, warranty, agreement or covenant; provided, that, (x) any covenants and agreements in this Agreement that by their terms contemplate performance following the Closing (including those set forth in Article I and Section 5.2) shall survive until fully performed and (y) nothing contained in this Agreement shall limit (i) any claims for Fraud, (ii) Parent’s (or any of its Affiliates’) ability to make a claim or other rights under the R&W Policy or (iii) the rights and obligations of the parties to the Transaction Documents (the foregoing clauses (x) and (y), the “Surviving Rights and Remedies”). Except with respect to the Surviving Rights and Remedies, Parent, the Company Shareholders and the Company shall have no post-Closing remedy for breaches of any representation, warranty, agreement or covenant set forth in this Agreement or in any certificate delivered at the Closing and none of the parties hereto shall have any Liability whatsoever with respect to any such representation, warranty, agreement or covenant thereafter; provided, that, notwithstanding anything in this Section 9.1 to the contrary, the acknowledgements, disclaimers, and other terms, as applicable, in this Article IX, Section 2.28 and Section 3.26 (and the related definitions used in such Sections) shall survive the Closing. Without limiting the generality of the foregoing, except with respect to the Surviving Rights and Remedies:

(a) after the Closing, (x) Parent, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and each Company Subsidiary) and Representatives, hereby waives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action that it or any of its Affiliates or Representatives may have against the Company Shareholders or any of their Affiliates or any of their respective Representatives, and (y) each Company Shareholder, on behalf of itself and its Affiliates and Representatives, hereby waives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action that it or any of its Affiliates or Representatives may have against Parent, Merger Sub or any of their Affiliates (including, following the Closing, the Company and each Company Subsidiary) or any of their respective Representatives, in each of the cases of the foregoing clauses (x) and (y), with respect to the subject matter of this Agreement, the Transaction Documents or any certificate or document delivered pursuant to this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity;

(b) after the Closing, (x) neither Parent nor Merger Sub nor any of their respective Affiliates or their respective former, current or future general or limited partners, equityholders, managers, members, directors, officers, employees, agents and representatives, nor (y) any Company Shareholder nor any of their respective Affiliates or their respective former, current or future general or limited partners, equityholders, managers, members, directors, officers, employees, agents and representatives, may seek the rescission of the transactions contemplated by this Agreement;

(c) the provisions of, and the limitation of remedies provided in, this Section 9.1 were specifically bargained for between the parties hereto and were taken into account by the parties hereto in arriving at the Merger Consideration, as adjusted pursuant to the terms of this Agreement;

(d) the parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;

(e) nothing in this Agreement is intended to limit Parent’s rights against the insurer under any R&W Policy; and

(f) the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the parties hereto specifically acknowledge that no party hereto has any special relationship with another party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

9.2 “As Is” Acquisition. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article II OR Article III, AS APPLICABLE, (X) THE MERGER IS BEING CONSUMMATED AND THE TRANSACTIONS CONTEMPLATED HEREBY ARE BEING UNDERTAKEN WITH RESPECT TO THE COMPANY AND EACH COMPANY SUBSIDIARY AND THEIR RESPECTIVE ASSETS, PROPERTIES, BUSINESS AND OPERATIONS “AS IS, WHERE IS” “WITH ALL FAULTS,” AND THE COMPANY SHAREHOLDERS AND THEIR AFFILIATES DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE COMPANY SHAREHOLDERS, THEIR AFFILIATES, THE COMPANY, EACH COMPANY SUBSIDIARY, THE LIABILITIES OR OPERATIONS OF THE COMPANY OR ANY COMPANY SUBSIDIARY, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY, AND (Y) THE MERGER CONSIDERATION PAYABLE HEREUNDER, INCLUDING ANY PARENT SHARES, IS BEING DELIVERED “AS IS, WHERE IS” “WITH ALL FAULTS,” AND PARENT AND MERGER SUB AND THEIR AFFILIATES DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO PARENT, MERGER SUB, THEIR AFFILIATES, THE PARENT SHARES, THE LIABILITIES OR OPERATIONS OF PARENT OR MERGER SUB, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF PARENT OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF PARENT. THE COMPANY SHAREHOLDERS AND THEIR RESPECTIVE AFFILIATES DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY, OR ANY PART THEREOF, INCLUDING WHETHER THE COMPANY AND EACH COMPANY SUBSIDIARY POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE BUSINESS, AND PARENT AND MERGER SUB AND THEIR RESPECTIVE AFFILIATES DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PARENT SHARES OR THE ASSETS OF PARENT, OR ANY PART THEREOF, OR AS TO THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR AS TO THE CONDITION OF THE ASSETS OF PARENT, OR ANY PART THEREOF, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, (A) THE COMPANY SHAREHOLDERS AND THEIR AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE CONDITION OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY, AND NO MATERIAL OR INFORMATION PROVIDED BY OR ON BEHALF OF, OR COMMUNICATIONS MADE BY OR ON BEHALF OF, THE COMPANY SHAREHOLDERS OR THEIR AFFILIATES OR BY ANY EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS, AGENTS, ATTORNEYS, FINANCIAL ADVISORS (INCLUDING INVESTMENT BANKERS), ACCOUNTANTS OR OTHER REPRESENTATIVES, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN THE INFORMATION MEMORANDUM, FINANCIAL MODELS OR MANAGEMENT PRESENTATION RECEIVED BY PARENT, MERGER SUB, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), THE DUE DILIGENCE INFORMATION, INCLUDING INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO PARENT, MERGER SUB, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, INCLUDING AS TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING, WILL CAUSE OR CREATE ANY LIABILITY OR OBLIGATION TO PARENT, MERGER SUB OR ANY OTHER PERSON OR ANY WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE COMPANY AND EACH COMPANY SUBSIDIARY THAT IS NOT SET FORTH HEREIN, AND (B) PARENT AND MERGER SUB AND THEIR AFFILIATES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, REGARDING THE CONDITION OF THE PARENT SHARES OR THE ASSETS OF PARENT, AND NO MATERIAL OR INFORMATION PROVIDED BY OR ON BEHALF OF, OR COMMUNICATIONS MADE BY OR ON BEHALF OF, PARENT, MERGER SUB OR THEIR AFFILIATES OR BY ANY EMPLOYEES, OFFICERS, DIRECTORS, MANAGERS, AGENTS, ATTORNEYS, FINANCIAL ADVISORS (INCLUDING INVESTMENT BANKERS), ACCOUNTANTS OR OTHER REPRESENTATIVES, INCLUDING ANY INFORMATION OR MATERIAL CONTAINED IN ANY INFORMATION MEMORANDUM, FINANCIAL MODELS OR MANAGEMENT PRESENTATION RECEIVED BY THE COMPANY, THE COMPANY SHAREHOLDERS, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), ANY DUE DILIGENCE INFORMATION, INCLUDING INFORMATION IN ANY DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO THE COMPANY, THE COMPANY SHAREHOLDERS, THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, INCLUDING AS TO THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF PARENT AFTER THE CLOSING, WILL CAUSE OR CREATE ANY LIABILITY OR OBLIGATION TO THE COMPANY, ANY COMPANY SHAREHOLDER OR ANY OTHER PERSON OR ANY WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PARENT SHARES OR THE ASSETS OF PARENT THAT IS NOT SET FORTH HEREIN. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 9.2 SHALL LIMIT, DIMINISH, OR MODIFY IN ANY WAY (I) PARENT’S RIGHTS OR REMEDIES IN RESPECT OF ANY BREACH OF, OR INACCURACY IN, THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article II OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF THE COMPANY PURSUANT TO THIS AGREEMENT (AS SUCH RIGHTS AND REMEDIES HAVE BEEN EXPRESSLY LIMITED HEREUNDER), (II) THE COMPANY SHAREHOLDERS’ RIGHTS OR REMEDIES IN RESPECT OF ANY BREACH OF, OR INACCURACY IN, THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III OR ANY CERTIFICATE DELIVERED BY OR ON BEHALF OF PARENT PURSUANT TO THIS AGREEMENT (AS SUCH RIGHTS AND REMEDIES HAVE BEEN EXPRESSLY LIMITED HEREUNDER), OR (III) ANY CLAIM FOR FRAUD WITH RESPECT THERETO. THE FOREGOING IS IN ADDITION TO, AND NOT IN LIMITATION OF, THE PROVISIONS OF SECTION 2.28 AND SECTION 3.26 OF THIS AGREEMENT.

9.3 Waiver and Release.

(a) As a material inducement to each party’s willingness to enter into and perform this Agreement and to consummate the Merger and the other transactions contemplated hereby, from and after the Closing:

(i) Parent, on behalf of itself, its Affiliates (including, following the Closing, the Company and each Company Subsidiary), their respective Representatives, and each of the respective heirs, executors, administrators, successors, and assigns of any of the foregoing (each a “Parent Releasor”), hereby fully, unconditionally, knowingly, voluntarily and irrevocably agrees, warrants and covenants to (and shall cause the Company and each Company Subsidiary to) release, waive, acquit, remit, forever discharge and hold harmless, to the fullest extent permitted by Law, the Company Shareholders, their Affiliates, their respective past, present, and future direct and indirect Representatives, and each of the respective heirs, executors, administrators, successors, and assigns of any of the foregoing (collectively, the “Company Released Parties”) of, from, and against any and all Actions, demands and causes of action for contribution and indemnity whether in contract or in tort or otherwise, or whether at law (including at common law or by statute, including any rights, Actions or causes of action, including of contribution, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Laws) or in equity or whether under statute or common law, Liabilities of every kind, nature, and description whatsoever, whether known or unknown, both in law and in equity, that could be asserted now or in the future, in each case to the extent arising out of, based upon, or resulting from or relating to (A) facts, conditions, transactions, events or circumstances or because of anything done, omitted, suffered or allowed to be done before the Closing, (B) the Company Shareholders’ or other Company Released Parties’ ownership, management, use, control, or operation of the Shares or the assets, properties, business, operations, conduct, services, products, or employees (including former employees) of the Company and each Company Subsidiary (or their predecessors), in each case, related to any period of time before the Closing, or (C) except as expressly set forth in Article II, any representation or warranty as to the accuracy of any projections or other estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Shares, the Company, each Company Subsidiary, or the business, assets or properties thereof or any other information, including due diligence information, provided or not provided by or on behalf of the Company Shareholders, the Company, any Company Subsidiary, or any Affiliate or Representative of any of the foregoing in connection with the transactions contemplated hereby, including in any due diligence information or other memorandum or management presentation received by Parent, Merger Sub, their Affiliates, or their respective Representatives during due diligence, in any electronic data room, and in any oral, written, or electronic response to any information request provided to Parent, Merger Sub, their Affiliates, or their respective Representatives (collectively, the “Parent Released Claims”); and

(ii) each Company Shareholder, on behalf of itself, its Affiliates, their respective Representatives, and each of the respective heirs, executors, administrators, successors, and assigns of any of the foregoing (each a “Company Shareholder Releasor”), hereby fully, unconditionally, knowingly, voluntarily and irrevocably agrees, warrants and covenants to release, waive, acquit, remit, forever discharge and hold harmless, to the fullest extent permitted by Law, Parent, Merger Sub, their Affiliates (including, following the Closing, the Company and each Company Subsidiary), and each of the Company’s and each Company Subsidiary’s individual, joint or mutual, past, present and future Representatives, affiliates, shareholders, controlling persons, subsidiaries, successors and assigns (collectively, together with Parent, Merger Sub and their Affiliates (including, following the Closing, the Company and each Company Subsidiary), the “Parent Released Parties”) of, from, and against any and all Actions, causes of action for contribution and indemnity, Orders, obligations, Contracts, agreements, debts and Liabilities whatsoever, whether in contract or in tort or otherwise, or whether at law (including at common law or by statute, including any rights, Actions or causes of action, including of contribution, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Laws) or in equity or whether under statute or common law, of every kind, nature, and description whatsoever, whether known or unknown, suspected or unsuspected, both in law and in equity, which each Company Shareholder or any of their respective Affiliates or Representatives now has, have ever had or may hereafter have against any Parent Released Party, that could be asserted now or in the future, in each case to the extent arising out of, based upon, or resulting from or relating to facts, conditions, transactions, events or circumstances or because of anything done, omitted, suffered or allowed to be done before the Closing or arising contemporaneously with or prior to the Closing, including any rights to indemnification or reimbursement from the Company, whether pursuant to charter, bylaws or any other governing documents, Contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date, except as expressly set forth in Article III, any representation or warranty as to the accuracy of any projections or other estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of the Shares, the Company, each Company Subsidiary, or the business, assets or properties thereof or any other information, including due diligence information, provided or not provided by or on behalf of Parent, Merger Sub, the Company, any Company Subsidiary, or any Affiliate or Representative of any of the foregoing in connection with the transactions contemplated hereby, including in any due diligence information or other memorandum or management presentation received by the Company, the Company Shareholders or their respective Representatives during due diligence, in any electronic data room, and in any oral, written, or electronic response to any information request provided to the Company Shareholders or their respective Representatives; provided, however, that nothing contained herein shall operate to release any of the Surviving Rights and Remedies or any rights to indemnification set forth in Section 5.2 (collectively, the “Company Shareholder Released Claims” and, together with the Parent Released Claims, the “Released Claims”).

(b) Parent agrees not to, and agrees to cause the other Parent Releasors not to, assert any Parent Released Claim and waives all rights that Parent or the other Parent Releasors may now or in the future have with respect to any Parent Released Claim. Parent hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Company Released Party, based upon any matter purported to be released pursuant to Section 9.3(a)(i). Each Company Shareholder agrees not to, and agrees to cause the other Company Shareholder Releasors not to, assert any Company Shareholder Released Claim and waives all rights that such Company Shareholder or any other Company Shareholder Releasor may now or in the future have with respect to any Company Shareholder Released Claim. Each Company Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Parent Released Party, based upon any matter purported to be released pursuant to Section 9.3(a)(ii).

(c) In furtherance of, but subject to, the foregoing, (i) Parent hereby irrevocably waives any and all rights and benefits with respect to any Parent Released Claims that it may now or in the future have conferred upon it by virtue of any Law or common law principle that provides that a general release does not extend to Actions that a Person does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such Actions would have affected such party’s settlement with the obligor, and (ii) each Company Shareholder hereby irrevocably waives any and all rights and benefits with respect to any Company Shareholder Released Claims that it may now or in the future have conferred upon it by virtue of any Law or common law principle that provides that a general release does not extend to Actions that a Person does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such Actions would have affected such party’s settlement with the obligor.

(d) Each of Parent and each Company Shareholder hereby acknowledges that it is aware that factual matters now unknown to it and the Company Released Parties or the Parent Released Parties, as applicable, may have given, or hereafter may give, rise to Released Claims that have not been made prior to the date of this Agreement, and will not be made prior to the Closing Date, and each of Parent and each Company Shareholder further agrees that the releases set forth in this Section 9.3 have been negotiated and agreed upon in light of that awareness, and each of Parent and each Company Shareholder nevertheless hereby intends to fully, unconditionally and irrevocably agree, warrant and covenant to (and, in the case of Parent, cause the Company and each Company Subsidiary to) release, acquit, remit, forever discharge and hold harmless the Company Released Parties or Parent Released Parties, as applicable, from all such Released Claims; provided, however, that nothing contained in this Section 9.3 shall release, waive, discharge, relinquish, or otherwise affect the Surviving Rights and Remedies.

(e) Without limiting the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement or in any other Transaction Document, all Actions, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document), may be made only against (and such representations and warranties are those solely of) the parties hereto or thereto.

(f) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT TO THE CONTRARY, FOLLOWING THE CLOSING, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST OPPORTUNITY OR LOST PROFITS, IN EACH CASE, ARISING FROM THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, and no multiplier or similar concept shall be applied for purposes of calculating Losses; provided, however, that the foregoing limitation shall not apply to any damages arising from FRAUD.

(g) Except as set forth in any Transaction Document or the Confidentiality Agreement and except for the Surviving Rights and Remedies, no Person who is not a party hereto, including any past, present or future Affiliate, Representative, incorporator or assignee of, and any financial advisor or lender to, any party hereto, or any past, present or future Affiliate, Representative, incorporator or assignee of, and any Representative or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Actions, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in any Transaction Document or the Confidentiality Agreement), and, to the maximum extent permitted by Law, each party hereto and each Company Shareholder hereby irrevocably waives and releases any and all such Liabilities, Actions, causes of action, and obligations against any such Nonparty Affiliates, including any and all Actions that may otherwise be available to avoid or disregard the entity form of a party hereto and Company Shareholder or otherwise impose the liability of a party hereto or any Company Shareholder on any Nonparty Affiliate, whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in any Transaction Document or the Confidentiality Agreement and except for the Surviving Rights and Remedies, each party hereto and each Company Shareholder disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any other Transaction Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any other Transaction Document.

(h) In the event that any provision of this Section 9.3 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 9.3 will remain in full force and effect. Any provision of this Section 9.3 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.4 No Recourse. Notwithstanding anything in this Agreement to the contrary, but without limiting the Surviving Rights and Remedies:

(a) (x) no Person other than the Company shall have any Liability to Parent, Merger Sub or any other Person as a result of the breach of any representation, warranty, covenant, or agreement of the Company in this Agreement and (y) no Person other than Parent and Merger Sub shall have any Liability to the Company or any other Person as a result of the breach of any representation, warranty, covenant, or agreement of Parent or Merger Sub in this Agreement; and

(b) the parties hereto acknowledge and agree that following the Closing, (i) Parent Releasors’ sole and exclusive recourse for any Losses resulting from a breach or inaccuracy of the Company’s representations and warranties in this Agreement or in any other Transaction Document shall be from the R&W Policy, as applicable, and without any recourse against the Company, the Company Shareholders, or their respective Affiliates or Representatives, including if Parent is unable to recover under the R&W Policy, and (ii) the Company Shareholder Releasors shall have no recourse for any Losses resulting from a breach or inaccuracy of Parent’s or Merger Sub’s representations and warranties in this Agreement or in any other Transaction Document; provided, that nothing in this Section 9.4 shall limit or exclude any Liability resulting from the Surviving Rights and Remedies.

Article X.
MISCELLANEOUS

10.1 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that any Person that is not a party to this Agreement but, by the terms of Section 5.2, Section 9.3, or Section 9.4 is entitled to indemnification, release or waiver, as applicable, shall be considered a third party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement. Notwithstanding anything herein to the contrary, in the event this Agreement is validly terminated pursuant to Article VII, the rights granted pursuant to this Section 10.1 and the provisions of Section 7.2 with respect to the recovery of damages based on the losses suffered by the holders of Shares (including the loss of the economic benefit of the transactions contemplated by this Agreement to the holders of Shares) shall only be enforceable on behalf of the holders of Shares by the Company in its sole and absolute discretion, as agent for the holders of Shares, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Shares and subsequently be transferable therewith and, consequently, any damages, settlements, awards or other amounts recovered or received by the Company with respect to such losses or claims (net of expenses incurred by the Company in connection therewith or in connection with the entry into and negotiation of this Agreement or any of the transactions contemplated by this Agreement) may, among other things, and in the Company’s sole and absolute discretion: (i) be distributed, in whole or in part, by the Company to the record holders of the Shares as of any date determined by the Company in its sole and absolute discretion or (ii) be retained by the Company for the use and benefit of the Company on behalf of holders of Shares in any manner the Company deems fit in its sole and absolute discretion.

10.2 Special Rule for Fraud. Notwithstanding anything in this Agreement to the contrary, in the event of any breach of a representation, warranty or other agreement or obligation in this Agreement or any Transaction Document that results from Fraud by or on behalf of (x) the Company (including any Fraud committed by any Affiliate, officer, director, employee or agent of the Company or any Company Subsidiary or holder of Shares) or (y) Parent (including any Fraud committed by any Affiliate, officer, director, employee or agent of Parent), then (a) such representation, warranty, covenant, agreement or obligation will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to Section 9.1, and (b) any limitations set forth in this Agreement shall not apply to any Loss that a party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach.

10.3 Entire Agreement. This Agreement, including the annexes, exhibits and schedules hereto, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

10.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder may be assigned (whether by operation of Law, through a change in control or otherwise) by the Company without the prior written consent of Parent, or by Merger Sub or Parent without the prior written consent of the Seller Representative; provided, that Parent and its Affiliates shall have the right to assign, without such consent but with prior notice to the Company and the Seller Representative, (a) all or any portion of any Transaction Document (including rights thereunder), to the lenders of Parent as collateral security (whether prior to or subsequent to the Closing); and (b) after the Closing, all or any portion of its rights and obligations hereunder; provided, further, that no such assignment under the foregoing clauses (a) and (b) shall relieve Merger Sub or Parent of its obligations under this Agreement.

10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.6 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when received if personally delivered; (ii) when transmitted if transmitted by electronic mail, with affirmative confirmation of receipt; (iii) the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and (iv) five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company prior to the Closing:

SVRE Holdings Ltd.
Kingston Chambers, PO Box 173
Road Town, Tortola
British Virgin Islands
Attention: Group General Counsel
Email: notices@serraverde.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: Keith Hallam; Thomas Pate; Adam Cieply
Email: keith.hallam@whitecase.com; thomas.pate@whitecase.com; adam.cieply@whitecase.com

If to the Seller Representative:

Serra Verde Rare Earths Ltd.
c/o Denham Capital Management LP
185 Dartmouth Street, 7th Floor
Boston, MA 02116
Attention: Mr. Tony Fiore
Email: legalnotices@denhamcapital.com

with a copy (which shall not constitute notice) to:

Allen Overy Shearman Sterling US LLP

Bank of America Tower

800 Capitol St., Suite 2200

Houston, Texas 77002

Attention: Bill Nelson; Michael Walraven

Email: bill.nelson@aoshearman.com; michael.walraven@aoshearman.com

If to Parent, Merger Sub or, after the Closing, the Company:

USA Rare Earth, Inc.
100 W. Airport Road
Stillwater, OK 74075
Attention: Valerie Jacob; David Kronenfeld
Email: legal@usare.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Attention: Steven Stokdyk; David Zaheer
Email: steven.stokdyk@lw.com; david.zaheer@lw.com

Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

10.8 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, that the provisions of the BVI Act applicable to the authorization, effectiveness and effects of the Merger will apply to the Merger.

10.9 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.7; provided, that nothing in this Section 10.9 shall affect the right of any party to serve process in any other manner applicable by law or to seek interim, provisional or emergency relief in any court of competent jurisdiction pursuant to Section 10.13; and provided further that the seeking of such relief shall not constitute a waiver of such party’s right to submit the underlying dispute to the courts specified in this Section 10.9.

10.10 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11 Amendment or Modification. This Agreement may not be amended except in a written instrument executed by Merger Sub, Parent, the Company and the Seller Representative. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby; provided, that after the Closing, no amendment of any provision of this Agreement shall be valid and binding without the written consent of each of the Seller Representative and Parent.

10.12 Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances; provided, that after the Closing, no waiver of any provision of this Agreement shall be valid and binding without the written consent of each of the Seller Representative and Parent.

10.13 Specific Performance. The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (a) each of Parent, Merger Sub, the Company and the Seller Representative shall be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without proof of damages, this being in addition to any other remedy to which the parties are entitled under this Agreement and (b) the right of specific enforcement in favor of Parent, Merger Sub, the Company and the Seller Representative is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that neither Parent or Merger Sub nor the Company or the Seller Representative, when seeking an injunction to prevent breaches of this Agreement and/or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13, shall be required to provide any bond or other security in connection with any such Action. The parties hereto hereby acknowledge that, other than Parent, Merger Sub, the Company and the Seller Representative, no other party or any of its Affiliates shall be entitled to enforce specifically the terms and provisions of this Agreement (except that after the Closing, the Company Shareholders shall be entitled to specifically enforce the provisions of Section 10.20(e) hereof to designate a replacement Seller Representative).

10.14 Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.15 Press Releases. Each party shall not, and shall cause each of its Representatives not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written approval of Parent, the Company and, from and after the Closing, the Seller Representative. Notwithstanding anything herein or in the Confidentiality Agreement, (i) the parties agree that a press release will be issued on the date hereof in a form mutually agreed upon by Parent and the Company, (ii) each of the parties and their Affiliates may issue press releases or make public announcements concerning the subject matter of this Agreement or the transactions contemplated hereby that are consistent with previous press releases or public announcements made by Parent or the Company in compliance with this Section 10.15, (iii) any party hereto may make any public disclosure required by Law (including SEC or Nasdaq requirement) (in which case the disclosing party will use its best efforts to advise Parent, the Company and, from and after the Closing, the Seller Representative prior to making the disclosure) and (iv) after public announcement of the transactions contemplated hereby, each Company Shareholder shall be permitted to disclose the terms of this Agreement or the other Transaction Documents, the other Transaction Documents or the transactions contemplated hereby or thereby to its existing and prospective investors and limited partners, in each case, in connection with fundraising, marketing, reporting or other ordinary course activities and subject to customary obligations of confidentiality.

10.16 Expenses. Except as otherwise provided herein, each party hereto shall bear all fees, costs and expenses (including fees, costs and expenses of legal counsel or other Representatives and consultants and appraisal fees, costs and expenses) incurred by any party hereto in connection with the negotiation of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. All such expenses of the Company (or the Company Shareholders, to the extent to be paid by the Company) shall be reflected in the Closing Payment Certificate (other than Parent’s and Merger Sub’s expenses).

10.17 Construction.

(a) Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b) The section headings contained herein are for reference purposes only and do not broaden or otherwise affect any of the provisions of the Agreement.

10.18 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

10.19 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.20 Seller Representative.

(a) By virtue of the execution and delivery of this Agreement, Serra Verde Rare Earths Ltd. is hereby constituted and appointed as the Seller Representative and, in such capacity, as the representative, true and lawful attorney-in-fact and agent of the Company Shareholders, acting for each Company Shareholder in such Company Shareholder’s name, place and stead, in any and all capacities to do and perform every act and thing required, permitted, necessary or desirable to be done in connection with the transactions contemplated by the Transaction Documents, as fully to all intents and purposes as such Company Shareholder might or could do in person, including to:

(i) take any and all actions (including executing and delivering any documents, incurring any costs and expenses on behalf of the Company Shareholders) and make any and all determinations which may be required or permitted in connection with the post-Closing implementation of this Agreement and related agreements and the transactions contemplated hereby and thereby;

(ii) give notices and communications thereunder;

(iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Merger Sub and Parent arising out of or in respect of the Transaction Documents; provided that the Seller Representative shall consult with the Company Shareholders holding a majority of the outstanding Shares as of immediately prior to the Closing prior to entering into (and shall not enter into without the prior written consent of such Company Shareholders holding a majority of the Pro Rata Shares) any settlement that would impose non-monetary obligations on any Company Shareholder or would result in any Company Shareholder receiving consideration materially different from other Company Shareholders on a Pro Rata Share basis;

(iv) receive all notices under the Transaction Documents and promptly forward copies of such material notices to the Company Shareholders;

(v) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to the Transaction Documents and the transactions contemplated hereby and thereby; and

(vi) to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing; provided that, while exercising such authority, the Seller Representative shall act in good faith in a manner reasonably believed to be in the best interest of the Company Shareholders.

(b) Upon execution of this Agreement, upon any delivery by the Seller Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Seller Representative, each Company Shareholder shall, subject to the terms of this Section 10.20, be bound by such documents as fully as if such Company Shareholder had executed and delivered such documents, and the Seller Representative is authorized to provide the foregoing on their behalf; provided, that any such waiver or amendment of this Agreement or any other Transaction Document, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Seller Representative, will be taken in the same manner (proportionally based on their respective Pro Rata Shares) with respect to all of the Company Shareholders unless otherwise agreed by each of the Company Shareholders who is subject to any disparate treatment of a potentially material and adverse nature. The Seller Representative shall provide the Company Shareholders with written notice of any such waiver or amendment promptly following its execution.

(c) In connection with the performance of the Seller Representative’s rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Shareholders (but subject to the limitations set forth in Section 10.20(d) below), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable and documented out-of-pocket expenses, as the Seller Representative may deem reasonably necessary or desirable from time to time; provided the Seller Representative shall use reasonable best efforts to keep the Company Shareholders reasonably informed of any material costs and expenses incurred in connection with the performance of the Seller Representative’s duties hereunder.

(d) The Seller Representative shall not have any Liability for any act done or omitted hereunder as Seller Representative except any such act done or omitted in bad faith or that constitutes willful misconduct or intentional fraud (as opposed to constructive fraud, equitable, imputed, implied, promissory or statutory fraud or any fraud premised on negligence or recklessness). The Company Shareholders shall severally (based on their Pro Rata Share), but not jointly and severally, indemnify the Seller Representative and hold it harmless against any Loss, Liability or expense incurred without willful misconduct, gross negligence, bad faith or fraud on the part of the Seller Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any reasonable and documented out-of-pocket costs and expenses and legal fees and other legal costs incurred by the Seller Representative. Except in the case of fraud, in no event shall the Seller Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages. The Seller Representative shall be fully protected against the Company Shareholders in relying upon any written notice, demand, certificate or document that it in good faith reasonably believes to be genuine, including facsimiles or copies thereof. No bond shall be required of the Seller Representative. The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable. By virtue of the execution of this Agreement, each Company Shareholder agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Seller Representative and shall survive the death, incapacity, or bankruptcy of such Company Shareholder. The provisions of this Section 10.20 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Shareholder. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing in this Section 10.20(d) shall limit the liability of the Seller Representative to any Company Shareholder for acts or omissions constituting willful misconduct, gross negligence or bad faith.

(e) Upon the death, disability, incapacity or resignation of the Seller Representative appointed pursuant to Section 10.20(a), each of the Company Shareholders acknowledges and agrees that such Person as is appointed by the Company Shareholders who held a majority of the outstanding Shares immediately prior to the Closing shall be the Seller Representative; provided, that no change in the Seller Representative shall be effective prior to the delivery to Parent of written notice thereof from the Company Shareholders who held a majority of the Shares immediately prior to the Closing. The Seller Representative may resign at any time; provided, that it must provide the Company Shareholders at least thirty (30) days’ prior written notice of such decision to resign. The Seller Representative shall not receive compensation for service in such capacity. Each successor Seller Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used herein shall be deemed to include any such successor Seller Representative.

(f) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Seller Representative, in good faith and within the scope of the authority granted to Seller Representative in this Section 10.20, in connection herewith shall be absolutely and irrevocably binding upon the Company Shareholders as if such Person had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and Parent and Merger Sub may rely upon such action, exercise of right, power, or authority or such decision or determination of the Seller Representative as the action, exercise, right, power, or authority, or decision or determination of such Person, and no Company Shareholder shall have the right to object, dissent, protest or otherwise contest the same. Parent and Merger Sub are each hereby relieved from any liability to any Person for any acts done by the Seller Representative and any acts done by Parent or Merger Sub in accordance with any decision, act, consent or instruction of the Seller Representative in accordance with this Section 10.20; provided that Parent and Merger Sub shall not be relieved of any liability for acts taken in knowing contravention of the express terms of this Agreement.

10.21 Agreement Acknowledgment and Joinder. Each Company Shareholder and each holder of Company Equity Awards, by (a) the execution and delivery of the Seller Written Consent, an Equity Award Acknowledgment, a joinder or letter of transmittal in form and substance reasonably acceptable to Parent, (b) the receipt of any portion of the Merger Consideration by or on behalf of such Company Shareholder or holder of Company Equity Awards (or any Person claiming through such Company Shareholder or holder of Company Equity Awards), or (c) the acceptance of any other benefit under this Agreement, shall be deemed to have acknowledged and agreed to be bound by all of the terms and provisions of this Agreement (including the provisions set forth in Article IX, the appointment of the Seller Representative pursuant to Section 10.20, the confidentiality provisions set forth in Section 5.3 and Section 5.4, and the other restrictive covenants set forth in Article V), as if such Company Shareholder or holder of Company Equity Awards were a party signatory hereto. Parent, the Paying Agent and the Surviving Company shall be entitled to require, as a condition to the payment of any Merger Consideration to any Company Shareholder or holder of Company Equity Awards, that such Company Shareholder or holder of Company Equity Awards execute and deliver a joinder to this Agreement and/or a letter of transmittal, acknowledging such Company Shareholder’s or holder’s agreement to be bound by this Agreement. Each Company Shareholder and each holder of Company Equity Awards agrees that neither Parent, Merger Sub, the Surviving Company, the Paying Agent nor any other Person shall be obligated to pay any portion of the Merger Consideration to any Company Shareholder or holder of Company Equity Awards unless and until such Company Shareholder or holder of Company Equity Awards has agreed to be bound by this Agreement, including through the execution of a joinder, letter of transmittal or other documentation reasonably acceptable to Parent.

10.22 Legal Representation.

(a) The parties acknowledge that White & Case LLP, Allen Overy Shearman Sterling US LLP, Maples and Calder and Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados and such other legal counsel as has been retained by the Company Shareholders, the Seller Representative or the Company (collectively, “Counsel”) have acted as counsel for the Company Shareholders, the Seller Representative and/or the Company in connection with this Agreement, the transactions contemplated hereby and the process undertaken by or on behalf of the Company Shareholders relating to the transactions contemplated by the Transaction Documents (the “Engagement”).

(b) From and after the Closing, (a) all communications between the members of the Company Group and Counsel made primarily in respect of, in connection with or related to the Engagement (and not relating to the general business, operations or legal affairs of any member of the Company Group), including all documentation, records and copies thereof, that are subject to attorney-client privilege, and (b) all information of any member of the Company Group and any third party in connection with the process undertaken by or on behalf of the Company Shareholders relating to the transactions contemplated by the Transaction Documents, shall in each case belong solely to the Company Shareholders and not the members of the Company Group. Accordingly, neither Parent nor Merger Sub, nor any of their respective Affiliates, nor the members of the Company Group shall have access to any such communications or information, or to the files of Counsel relating to the Engagement that are subject to attorney-client privilege or the work-product doctrine; provided, however, that nothing in this Section 10.22 shall (x) constitute a release or waiver of any claim by Parent, Merger Sub or any member of the Company Group based on Fraud, or (y) prohibit Parent, Merger Sub or any member of the Company Group from asserting as a defense any advice of counsel to the extent such advice was provided to any member of the Company Group prior to the Closing. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Company Shareholders and Counsel shall be the sole holders of the attorney-client privilege with respect to the Engagement, and neither the members of the Company Group nor Parent nor Merger Sub nor any of their respective Affiliates shall be a holder thereof, (ii) to the extent that files of Counsel in respect of the Engagement constitute property of the client, only the Company Shareholders shall hold such property rights, and (iii) Counsel shall have no duty whatsoever to reveal or disclose any such communications or files to the extent related to the Engagement that, in each case, are subject to attorney-client privilege or the work-product doctrine, to the members of the Company Group, Parent, Merger Sub or any of their respective Affiliates by reason of any attorney-client relationship between Counsel and the members of the Company Group or otherwise.

(c) Without the need for any consent or waiver by any member of the Company Group, Parent, Merger Sub or any of their respective Affiliates, Counsel shall be permitted to represent the Company Shareholders (or any of them) after the Closing in connection with the transactions contemplated hereby or any disagreement or dispute relating thereto.

(d) The parties hereto consent to the arrangements in this Section 10.22 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Counsel permitted hereunder.

(e) Notwithstanding anything to the contrary in this Section 10.22, if a dispute arises after the Closing between Parent, Merger Sub or any member of the Company Group, on the one hand, and a third party that is not a Company Shareholder or an Affiliate of a Company Shareholder, on the other hand, Parent, Merger Sub or such member of the Company Group, as applicable, may assert the attorney-client privilege and the expectation of client confidence and any other rights (to the extent existing under applicable Law) to evidentiary privilege to prevent disclosure of confidential communications by Counsel to such third party.

(f) For the avoidance of doubt, nothing in this Section 10.22 shall require any member of management of the Company or any Company Subsidiary to retain Counsel following the Closing, and each member of management of the Company and each Company Subsidiary may retain his, her or its own legal counsel to represent them in connection with any matter, subject in all cases to applicable Law, the terms of any indemnification agreement between such Person and any member of the Company Group and the terms of the organizational documents of any member of the Company Group.

*   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:

USA RARE EARTH, INC.

By:	/s/ Barbara Humpton
Name:	Barbara Humpton
Its:	Chief Executive Officer

MERGER SUB:

MIDDLEBURY MERGER SUB LTD.

By:	/s/ David Kronenfeld
Name:	David Kronenfeld
Its:	Sole Director

[Signature page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

SVRE HOLDINGS LTD.

By:	/s/ M.L. Davis
Name:	Sir Michael Lawrence Davis
Its:	Director

[Signature page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE SELLER REPRESENTATIVE:

SERRA VERDE RARE EARTHS LTD., solely in its capacity as the Seller Representative hereunder

By:	/s/ Justin Machin
Name:	Justin Machin
Its:	Authorized Person

[Signature page to Merger Agreement]